UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Performance Food Group

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF
2019 ANNUAL MEETING
OF STOCKHOLDERS
AND PROXY STATEMENT

Logistics

WHEN	WHERE	WHO CAN VOTE
Wednesday, November 13, 2019; 9:00 A.M. Eastern Time	Quirk Hotel 201 West Broad Street Richmond, VA 23220	You may vote at the Annual Meeting of Stockholders to be held on November 13, 2019 (the “Annual Meeting”) if you were a stockholder of record at the close of business on September 24, 2019.
Items of Business

Board Recommendation
PROPOSAL 1	To elect the two Class I director nominees listed in the Proxy Statement.	FOR each director nominee
PROPOSAL 2	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2020.	FOR
PROPOSAL 3	To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.	FOR
PROPOSAL 4	To approve the Share Increase Amendment under our 2015 Omnibus Incentive Plan.	FOR
PROPOSAL 5	To approve the Performance Food Group Company Employee Stock Purchase Plan.	FOR
PROPOSAL 6	To approve the Second Amended and Restated Certificate of Incorporation to remove the supermajority voting requirement for amending the governing documents and removing directors.	FOR
PROPOSAL 7	To approve the Second Amended and Restated Certificate of Incorporation to eliminate the prohibition against stockholders calling special meetings of stockholders.	FOR

Stockholders will also consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. Proxy votes must be received no later than 11:59 P.M., Eastern Time, on November 12, 2019.

This Proxy Statement, together with a form of proxy card and the Annual Report on Form 10-K for the fiscal year ended June 29, 2019 (the “Annual Report”) are first being sent to stockholders on or about October 8, 2019.

Your vote is important to us. Thank you for voting.

By Order of the Board of Directors,

A. Brent King
SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

3 Ways to Vote Your Proxy

BY INTERNET
Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

You will need the 16-digit number included on your proxy card to obtain your records and to vote by internet.

BY TELEPHONE
From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

You will need the 16-digit number included on your proxy card in order to vote by telephone.

BY MAIL
Mark your selections on the proxy card.

Date and sign your name exactly as it appears on your proxy card.

Mail the proxy card in the enclosed postage-paid envelope provided to you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON WEDNESDAY, NOVEMBER 13, 2019:
This Proxy Statement and our Annual Report are available free of charge on the Annual Report and Proxy tab in the Financial Information section in the Investors section of our website (https://investors.pfgc.com/financials/annual-reports/default.aspx; https://investors.pfgc.com/financials/proxy/default.aspx).

2019 Proxy Statement	1

Dear Fellow Stockholders:

Fiscal 2019 was a busy and very successful year for Performance Food Group Company (“PFG”). I’m pleased with our team’s execution throughout the year. Our core business segments performed well and delivered strong financial results. We announced two strategic acquisitions that we believe position us well for continued growth. We also made key leadership changes to support our business development now and into the future.

Our fiscal 2019 financial results include:

●Total case volume growth of 6.0%
●Net sales increased 12.1% to $19.7 billion
●Gross profit improved 9.6% to $2.5 billion
●Net income declined 16.1% to $166.8 million
●Adjusted EBITDA increased 11.4% to $475.5 million[1]
●Diluted Earnings Per Share (“EPS”) decreased 16.3% to $1.59
●Adjusted Diluted EPS increased 20.1% to $1.85[1]

Acquisitions
PFG has been a disciplined and proven acquirer over the past several years with a history of successful integrations. Our acquisition of Eby-Brown, which we completed in 2019, enhances our Vistar segment with a path to quickly and strategically expand in the fast-growing convenience store channel. Combined, we service over 70,000 locations making Vistar one of the largest convenience distributors in the U.S.

In July 2019, we announced an agreement to acquire Reinhart Foodservice. Upon the closing of this transaction, PFG will become one of the largest distributors in the U.S. with approximately $30 billion in annual net sales. This pending acquisition helps us expand in the Midwest, fortifies the Northeast and enhances the South, while also providing increased density of sales representatives and enhanced offerings for customers.

New Leadership
We continuously invest in our associates and infrastructure to build our business and provide best-in-class services to our customers. We made some key changes on our Board and leadership team during fiscal 2019. Manny Fernandez, an accomplished executive with significant technology expertise, was appointed Lead Independent Director of our Board. I am pleased to be working closely with him in my new role as Chairman of the Board. Craig Hoskins, an industry expert with nearly three decades of distribution experience, was promoted to President and CEO of our Foodservice segment.

In addition, Don Bulmer from our Vistar segment joined PFG’s senior leadership team as our new Chief Information Officer, and we welcomed Erika Davis to PFG as our new Chief Human Resources Officer.

I am happy to welcome our newest associates from Eby-Brown and thank all of our associates for their hard work. PFG is a great company because of our committed workforce striving every day to deliver the best customer experience. With the strength of 18,000 talented associates driving our success, PFG is well positioned to drive stockholder value over the next several years.

Sincerely,

George L. Holm
CHAIRMAN OF THE BOARD OF DIRECTORS, PRESIDENT AND CHIEF EXECUTIVE OFFICER

I’m pleased with our team’s execution throughout the year. Our core business segments performed well and delivered strong financial results.

[1]	Please see Appendix D at the end of this Proxy Statement for the definitions of non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

2019 Proxy Statement	3

This summary highlights information about Performance Food Group Company (the “Company” or “PFG”) and certain other information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider in voting your shares; therefore, you should read the entire Proxy Statement carefully before voting. Except where the context requires otherwise, references to “the Company,” “we,” “us” and “our” refer to Performance Food Group Company. Capitalized terms used but not defined herein have the meanings set forth in our Annual Report.

About Performance Food Group

PFG at a Glance

Leading distributor		3rd largest
Vistar is one of the leading distributors of candy, snacks and beverages to multiple distribution channels	PFG is one of the leading distributors to casual dining restaurant chains	PFG is the 3rd largest foodservice distribution company in the U. S.

18,000 Over 18,000 associates nationwide	175M Over 175,000,000 miles logged with one of the nation’s largest truck fleets
83 83 distribution centers	160,000
	PFG delivers approximately 160,000 national and proprietary branded food and food-related products	PFG delivers to more than 170,000 customer locations

2019 Performance Highlights(1)

2019 Net Sales = $19.7B	EBITDA by Segment	EBITDA Profit Margins
$475.5MM 2019 Adj. EBITDA(2)

(1)	Percentages presented for segments exclude corporate overhead and other non-reportable segments.
(2)	Please see Appendix D at the end of this Proxy Statement for the definitions of non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

4	2019 Proxy Statement

Proxy Summary

Our Geographic Footprint

Core Strategies

Grow our independent customer base and brands in Foodservice and expand our channels in Vistar	Pursue strategic acquisitions	Deliver consistent financial performance through strong operating cash flows

2019 Proxy Statement	5

Proxy Summary

Voting Roadmap

Proposal

01	Election of Directors
See page 13 for further information.
Your Board of Directors recommends that you vote “FOR” the election of the two Class I director nominees.

The Board of Directors of Performance Food Group Company (the “Board” or “Board of Directors ”)

			Director Since	Board Committees				Other Current Public Company Boards
Name and Principal Position	Age	Independence		AC	CHRC	NCGC	TC
GEORGE L. HOLM Class I Director Nominee Chairman, President and Chief Executive Officer of Performance Food Group	64	No	2002
ARTHUR B. WINKLEBLACK Class I Director Nominee Former Executive Vice President and Chief Financial Officer of the HJ Heinz Company	62	Yes	2015					●Aramark ●Church & Dwight Co., Inc. ●The Wendy’s Company
JOHN J. ZILLMER* Chief Executive Officer of Aramark	64	Yes	2015					●Aramark ●CSX Corporation ●Ecolab Inc. ●Veritiv Corporation
MEREDITH ADLER Former Managing Director and Senior Equity Analyst at Barclays Capital	65	Yes	2016
JEFFREY M. OVERLY Former Operating Partner of The Blackstone Group	61	Yes	2013
WILLIAM F. DAWSON, JR Chief Executive Officer of Wellspring Capital Management LLC	55	No	2002
MANUEL A. FERNANDEZ Managing Director of SI Ventures Former Chief Executive Officer of Gartner, Inc.	73	Yes	2017					●Brunswick Corporation ●Leggett & Platt, Incorporated
KIMBERLY S. GRANT Chief Executive Officer of ThinkFoodGroup	48	Yes	2017
RANDALL N. SPRATT Former Executive Vice President, Chief Information Officer and Chief Technology Officer of McKesson Corporation	67	Yes	2018

AC Audit Committee	NCGC Nominating and Corporate Governance Committee	Chair
CHRC Compensation and Human Resources Committee	TC Technology Committee	Member

*	On October 7, 2019, Mr. Zillmer notified PFG of his decision not to stand for reelection to the Board at the Annual Meeting in order to focus on his other commitments, including his new position as President and Chief Executive Officer of Aramark. Mr. Zillmer will continue to serve as a Class I director until the expiration of his term at the Annual Meeting.

6	2019 Proxy Statement

Proxy Summary

Board Snapshot

INDEPENDENCE	TENURE	GENDER	AGE

Corporate Governance Highlights

Board Independence	✓Fully independent Audit, Compensation and Human Resources, Nominating and Corporate Governance and Technology Committees ✓Regular executive sessions of independent directors
Board Performance	✓Three of the four members of our Audit Committee qualify as an “audit committee financial expert”
Stockholder Rights
✓Majority voting standard for the election of directors in uncontested elections
✓Proxy access bylaw provision enabling a stockholder who has owned a significant amount of our common stock for a significant amount of time to submit director nominees

Other Board and Board Committee Practices
✓Stock ownership requirements for executive officers and directors
✓Policies prohibiting hedging our shares
✓7-year rotation policy for committee chairpersons and the Lead Independent Director (subject to the Board’s discretion to permit service for longer than seven consecutive years if in the best interests of the Company)
✓Beginning with this annual meeting, directors are elected for 1-year terms. Commencing at the 2021 annual meeting, the Board will be declassified and all directors will be elected for 1-year terms.

Policies, Programs and Guidelines	✓Corporate Governance Guidelines place limits on the number of public company directorships held by our directors

2019 Proxy Statement	7

Proxy Summary

Proposal

02	Ratification of Independent Registered Public Accounting Firm
See page 30 for further information.
Your Board of Directors recommends that you vote “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2020.

Proposal

03	Advisory Vote on Executive Officer Compensation
See page 35 for further information.
Your Board of Directors recommends that you vote “FOR” the approval of the compensation paid to our named executive officers.

Framework of 2019 Named Executive Officer Compensation

Compensation Element	Compensation Objectives Designed to be Achieved
BASE SALARY	Recognize ongoing performance of job responsibilities.
CASH BONUS OPPORTUNITY	Compensation “at risk” and designed to encourage the achievement of annual business goals.
LONG-TERM EQUITY INCENTIVE OPPORTUNITY	Compensation “at risk” and designed to encourage the creation of stockholder value and the achievement of long-term business goals.

8	2019 Proxy Statement

Proxy Summary

2019 Executive Total Targeted Compensation Mix

CEO Compensation Mix	Other NEO Compensation Mix

Compensation Practices

What We Do

✓Performance Driven Pay: We base a very high percentage of executive pay on Company performance through annual and long-term incentives that are capped. We require executives to achieve annual and long-term performance-based goals tied to stockholder value.
✓Pay Aligned to Peers: We target median compensation levels and benchmark market data of our peer group companies when making executive compensation decisions.
✓Annual Say-on-Pay: We hold an annual advisory Say-on-Pay vote concerning executive compensation.
✓Clawbacks: Our clawback policy subjects sign-on grants, incentive cash and/or equity awards to clawbacks upon misconduct regardless of a restatement of the financial statements or an error in the calculation of such incentive-based or equity-based compensation.
✓Stock Ownership Requirements: We apply mandatory stock ownership guidelines for executive officers and directors.
✓Independent Compensation Consulting Firm reporting directly to the Board: Our Board engages an independent compensation consulting firm, that does not provide any other services to our company, to provide counsel, evaluate and manage risk in our compensation programs.
✓Double-Trigger Severance Agreements: We maintain double-trigger equity award vesting acceleration upon involuntary termination following a Change in Control (CIC).
✓Modest Perquisites: We provide our executives with limited and reasonable perquisites in order to attract and retain them.

What We Don’t Do

✕No excise tax gross-ups
✕No modified single-trigger or single-trigger CIC severance agreements (we only use double-trigger CIC severance provisions)
✕No uncapped incentive compensation opportunities
✕No hedging of shares by our directors or employees
✕No excessive perquisites
✕No repricing of underwater stock options
✕No dividends provided on unearned performance awards

2019 Proxy Statement	9

Proxy Summary

Proposal

04	Approve the Share Increase Amendment Under Our 2015 Omnibus Incentive Plan
See page 62 for further information.
Your Board of Directors recommends that you vote “FOR” the approval of the share increase amendment under our 2015 Omnibus Incentive Plan.

Proposal

05	Approve Company’s Employee Stock Purchase Plan
See page 73 for further information.
Your Board of Directors recommends that you vote “FOR” the approval of the Company’s Employee Stock Purchase Plan.

Proposal

06	Approve Second Amended and Restated Certificate of Incorporation to Remove the Supermajority Voting Requirement for Amending the Governing Documents and Removing Directors
See page 76 for further information.
Your Board of Directors recommends that you vote “FOR” the approval of the Second Amended and Restated Certificate of Incorporation to remove the supermajority voting requirement for amending the governing documents and removing directors.

Proposal

07	Approve Second Amended and Restated Certificate of Incorporation to Eliminate the Prohibition Against Stockholders Calling Special Meetings of Stockholders
See page 78 for further information.
Your Board of Directors recommends that you vote “FOR” the approval of the Second Amended and Restated Certificate of Incorporation to eliminate the prohibition against stockholders calling special meetings of stockholders.

10	2019 Proxy Statement

2019 Proxy Statement	11

Compensation Actions Taken for Fiscal 2020	46

Tabular Executive Compensation Disclosure	48

Summary Compensation Table	48

Fiscal 2019 Grants of Plan-Based Awards	49

Narrative to Summary Compensation Table and Fiscal 2019 Grants of Plan-Based Awards	50
Summary of Employment Agreement of Mr. Holm	50
Summary of Letter Agreement with Ms. O’Connell	50
Outstanding Equity Awards at 2019 Fiscal Year-End	51
Fiscal 2019 Option Exercises and Stock Vested	53
Fiscal 2019 Pension Benefits	53
Potential Payments Upon Termination or Change in Control	53

Severance Arrangements and Restrictive Covenants	55
Mr. Holm	55
Messrs. Hope, Hagerty and Hoskins and Ms. O’Connell	56

Treatment of Equity Awards in Connection with a Change in Control or Qualifying Termination	57

CEO Pay Ratio Disclosure	57

Equity Compensation Plan Information	59

Compensation of Directors	60

Share Increase Amendment	62

Proposal 04 Approve Share Increase Amendment Under Our 2015 Omnibus Incentive Plan	62

Employee Stock Purchase Plan	73

Proposal 05 Approve Company’s Employee Stock Purchase Plan	73

Charter Amendment Proposal 06	76

Proposal 06 Approve Second Amended and Restated Certificate of Incorporation to Remove the Supermajority Voting Requirement for Amending the Governing Documents and Removing Directors	76

Charter Amendment Proposal 07	78

Proposal 07 Approve Second Amended and Restated Certificate of Incorporation to Eliminate the Prohibition Against Stockholders Calling Special Meetings of Stockholders	78

Ownership of Securities	80

Beneficial Ownership	80

Delinquent Section 16(a) Reports	81

General Information	82

Questions and Answers about Voting and the Annual Meeting	82

Stockholder Proposals for the 2020 Annual Meeting	86

Other Business	87

Appendix A – Amendment No. 1 to the 2015 Omnibus Incentive Plan	88

Appendix B – Employee Stock Purchase Plan	91

Appendix C – Second Amended and Restated Certificate of Incorporation	99

Appendix D – Reconciliation of Non-GAAP Items	107

12	2019 Proxy Statement

Proposal

01	Election of Directors

Your board of directors recommends that you vote “FOR” the election of two Class I director nominees.

Our Amended and Restated Certificate of Incorporation previously provided for a classified Board of Directors divided into three classes. At our 2018 Annual Meeting, our stockholders approved a proposal to declassify our Board of Directors and to make our directors subject to annual election beginning with this Annual Meeting and continuing thereafter, as the existing three-year terms of our directors expire in 2019, 2020 and 2021. Beginning in 2021, all of our directors will be subject to annual election. George L. Holm, Arthur B. Winkleblack and John J. Zillmer constitute a class with a term that expires at the Annual Meeting (the “Class I Directors”); Meredith Adler and Jeffrey M. Overly constitute a class with a term that expires at the 2020 Annual Meeting of Stockholders (the “Class II Directors”); and William F. Dawson, Jr., Manuel A. Fernandez, Kimberly S. Grant and Randall N. Spratt constitute a class with a term that expires at the 2021 Annual Meeting of Stockholders (the “Class III Directors”).

Upon the recommendation of the Nominating and Corporate Governance Committee, the full Board of Directors has considered and nominated the following slate of Class I Director nominees to hold office for one year until the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) and until their successors have been elected and qualified, subject to their earlier death, resignation or removal: George L. Holm and Arthur B. Winkleblack. Action will be taken at the Annual Meeting for the election of these two Class I nominees. On October 7, 2019, Mr. Zillmer notified PFG of his decision not to stand for reelection to the Board at the Annual Meeting in order to focus on his other commitments, including his new position as President and Chief Executive Officer of Aramark. Mr. Zillmer will continue to serve as a Class I director until the expiration of his term at the Annual Meeting. Consequently, the Board will be reduced to eight members on the date of the Annual Meeting. Proxies may not be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) included with this Proxy Statement intend to vote the proxies held by them “FOR” the election of George L. Holm and Arthur B. Winkleblack. Each of these nominees has indicated that he is willing and able to serve as a director. If either of these nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

The Board of Directors

INDEPENDENCE	TENURE	GENDER	AGE

2019 Proxy Statement	13

Corporate Governance at Performance Food Group

Nominees for Election to the Board of Directors

The following information describes the offices held, other public company directorships and the term of service of each director nominee. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities.”

CLASS I DIRECTOR NOMINEES (IF ELECTED, TERM WILL EXPIRE AT ANNUAL MEETING OF STOCKHOLDERS IN 2020)

George L. Holm

Age: 64 Director since: 2002 Committees: ●None
BACKGROUND
Mr. Holm has served as our President and Chief Executive Officer since September 2002, when he founded the Company and subsequently led the Company through its expansion into the broadline foodservice distribution industry with the Performance Food Group Company acquisition in May 2008. Additionally, in January 2019, Mr. Holm was named Chairman of the Board. Prior to joining the Company, he held various senior executive positions with Sysco Corporation, Alliant Foodservice, and US Foods. Mr. Holm received a Bachelor of Science degree in business administration from Grand Canyon University.

KEY EXPERIENCES
Leadership Foodservice Distribution Industry
We considered Mr. Holm’s experience as an executive in the U.S. foodservice distribution industry. Furthermore, we also considered how his additional role as our Chief Executive Officer and President would bring management perspective to board deliberations and provide valuable information about the status of our day-to-day operations.

14	2019 Proxy Statement

Corporate Governance at Performance Food Group

Arthur B. Winkleblack

Age: 62 Director since: 2015 Committees: ●Audit (Chair) ●Technology
BACKGROUND
Mr. Winkleblack retired in June 2013 as Executive Vice President and Chief Financial Officer of the HJ Heinz Company, a global packaged food manufacturer, where he had been employed as Executive Vice President and Chief Financial Officer since January 2002. From 1999 through 2001, Mr. Winkleblack held a number of positions with portfolio companies of Indigo Capital, including Acting Chief Operating Officer of Perform.com and Chief Executive Officer of Freeride.com. Earlier in his career, Mr. Winkleblack held senior management and finance positions at the C. Dean Metropoulos Group, Six Flags Entertainment Corporation, AlliedSignal, Inc. and PepsiCo, Inc. Mr. Winkleblack also provided financial and capital markets consulting services to Ritchie Brothers Auctioneers, an industrial auctioneer, where he served as the Senior Advisor to the CEO. Mr. Winkleblack currently serves on the boards of directors of Aramark, Church & Dwight Co., Inc. and The Wendy’s Company. Mr. Winkleblack served on the board of RTI International Metals, Inc. from 2013 until 2015 when the company was sold to Alcoa Inc. Mr. Winkleblack earned a Bachelor of Arts in Business Economics from the University of California, Los Angeles and an MBA degree from The Wharton School at the University of Pennsylvania.
KEY EXPERIENCES
Financial Risk Management Public Company Governance Investor Relations Public Reporting & Auditing
We considered Mr. Winkleblack’s substantial executive experience across a broad range of industries. In addition, his nearly twelve years of experience as the Chief Financial Officer of a large, publicly-traded consumer goods company enables him to bring important perspectives to our Board of Directors on performance management, business analytics, compliance, risk management, public reporting, and investor relations.

2019 Proxy Statement	15

Corporate Governance at Performance Food Group

Continuing Members of the Board of Directors

The following information describes the offices held, other public company directorships and the class and term of each director whose term continues beyond the Annual Meeting and who is not subject to election this year. Beneficial ownership of equity securities for these directors is also shown under “Ownership of Securities.”

CLASS II DIRECTORS (TERM EXPIRES AT ANNUAL MEETING OF STOCKHOLDERS IN 2020)

Meredith Adler

Age: 65 Director since: 2016 Committees: ●Audit ●Technology
BACKGROUND
Ms. Adler served as a Managing Director and Senior Equity Analyst at Barclays Capital, and at Lehman Brothers prior to its acquisition by Barclays, from 1996 until her retirement in July 2016. In her role at Barclays, Ms. Adler followed a wide range of consumer-oriented companies, including foodservice distributors, food and drug retailers, discounters, and healthy living retailers. She also provides consulting services to The Vitamin Shoppe, Inc. Ms. Adler graduated from Boston University and received an MBA degree from New York University’s Stern School of Business.
KEY EXPERIENCES
Financial Investor Relations
We considered Ms. Adler’s knowledge of the foodservice industry and significant experience in financial matters and investor relations.

Jeffrey M. Overly

Age: 61 Director since: 2013 Committees: ●Compensation and Human Resources ●Nominating and Corporate Governance
BACKGROUND
Mr. Overly retired as an Operating Partner at The Blackstone Group, one of the world’s leading investment firms (“Blackstone”), in August 2018. Before joining Blackstone in 2008, Mr. Overly was Vice President of Global Fixture Operations at Kohler Company. Prior to that, he served 25 years at General Motors Corporation and Delphi Corporation in numerous operations and engineering positions. Mr. Overly has a Bachelor of Science degree in Industrial Management from the University of Cincinnati and a Masters in Business from Central Michigan University.
KEY EXPERIENCES

Operations

We considered Mr. Overly’s significant operational experience in public companies and from his active involvement in Blackstone’s investments in numerous portfolio companies.

16	2019 Proxy Statement

Corporate Governance at Performance Food Group

CLASS III DIRECTORS (TERM EXPIRES AT ANNUAL MEETING OF STOCKHOLDERS IN 2021)

William F. Dawson, Jr.

Age: 55 Director since: 2002 Committees: ●None
BACKGROUND
Mr. Dawson is the Chief Executive Officer of Wellspring Capital Management LLC; a leading private equity firm (“Wellspring”). He has served as the chair of Wellspring’s investment committee since 2004. Mr. Dawson has led or co-sponsored several of Wellspring’s most successful investments in distribution, consumer services, business services, healthcare, energy services and industrial companies. Prior to joining Wellspring, Mr. Dawson was a partner at Whitney & Co., where he was head of the middle-market buyout group. Prior to that, Mr. Dawson spent 14 years at Donaldson, Lufkin & Jenrette Securities Corporation where he was most recently a managing director at DLJ Merchant Banking. Mr. Dawson received a Bachelor of Science degree from St. Francis College and an MBA from Harvard Business School.
KEY EXPERIENCES

Financial

Investment

Operations

We considered Mr. Dawson’s significant financial, investment, and operational experience from his involvement in Wellspring’s investments in numerous portfolio companies, as well as his seventeen years of experience as a director of the Company and its predecessor.

Manuel A. Fernandez

Age: 73 Director since: 2017 Committees: ●Compensation and Human Resources (Chair) ●Nominating and Corporate Governance ●Technology
BACKGROUND
Mr. Fernandez serves as the Managing Director of SI Ventures, a venture capital firm focused on information technology and communications infrastructure. He has held that position with the firm since its inception in 1998. Mr. Fernandez served as Chief Executive Officer of Gartner, Inc., a leading research and advisory company, from 1991 to 1998, and Chairman of the Board of Directors of Gartner, Inc. from 1991 until 2001. He has also been Chairman and Chief Executive Officer of three technology-driven companies: Dataquest, Inc., Gavilan Computer Corporation and Zilog Incorporated. Mr. Fernandez currently serves on the Board of Directors of The Brunswick Corporation, where he is the Chairman of the Board, and Leggett & Platt, Incorporated. He previously served on the Board of Directors of Time, Inc. from 2014 to 2018, Flowers Foods, Inc. from 2005 to 2014 and Sysco Corporation from 2006 to 2013. Mr. Fernandez graduated from the University of Florida with a degree in electrical engineering and completed post-graduate work in solid-state engineering at the University of Florida.
KEY EXPERIENCES

Strategic
Planning

Innovation

Technology

Leadership

We considered Mr. Fernandez’s extensive experience leading both public and private companies in foodservice and other industries, including three technology companies, allowing him to bring significant experience and knowledge to our Board regarding strategic planning, innovation, technology, acquisitions, corporate governance, distribution, operations and human resources.

2019 Proxy Statement	17

Corporate Governance at Performance Food Group

Kimberly S. Grant

Age: 48 Director since: 2017 Committees: ●Audit ●Technology
BACKGROUND
Ms. Grant has served as the Chief Executive Officer of ThinkFoodGroup, a global hospitality management company, which owns and operates innovative dining concepts created by two-star Michelin awarded chef José Andrés, since September 2014. From January 2014 to September 2014, Ms. Grant was Chief Operating Officer of ThinkFoodGroup. Prior to this role, Ms. Grant was with Ruby Tuesday Inc., a publicly traded restaurant company, for approximately 21 years. Her last positions at Ruby Tuesday Inc. were Chief Operations Officer and President from June 2002 to June 2013 and Vice President and Controller from 1998 to 2002. Ms. Grant earned a Master of Science in Banking and Financial Services Management from Boston University and a Bachelor of Science in Hotel and Restaurant Management from Thomas Edison State University, and she has attended Harvard Business School’s Executive Education program.
KEY EXPERIENCES

Operations

Financial

Restaurant

We considered Ms. Grant’s knowledge, experience and expertise in the restaurant and hospitality industry and significant experience in operations and finance. Her over twenty years of experience in the restaurant and hospitality industry enables her to bring valuable perspectives of a foodservice industry customer to our Board of Directors.

Randall N. Spratt

Age: 67 Director since: 2018 Committees: ●Audit ●Technology (Chair)
BACKGROUND
Mr. Spratt most recently served as the Executive Vice President, Chief Information Officer and Chief Technology Officer of McKesson Corporation, a global pharmaceutical distribution services and information technology company, from 2009 to 2015. Mr. Spratt joined McKesson in 1999 and held various executive positions at McKesson prior to becoming Chief Information Officer and Chief Technology Officer, including as Chief Information Officer from 2005 to 2009, Chief Process Officer for McKesson Provider Technologies from 2003 to 2005 and Senior Vice President, Imaging, Technology and Business Process Improvement from 2000 to 2003. Mr. Spratt previously served on the board of directors of Imperva Inc from May 2016 until the company was acquired by Thoma Bravo, LLC in January 2019. Mr. Spratt received a Bachelor of Science in biology from the University of Utah.
KEY EXPERIENCES

Technology

We considered Mr. Spratt’s extensive experience leading the information technology functions of a multi-national large distributor, which allows him to provide invaluable advice and guidance to the Company’s management and Board of Directors.

18	2019 Proxy Statement

Corporate Governance at Performance Food Group

Director Nomination Process

The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, judgment, industry knowledge or experience, independence of thought and his or her ability to work collegially with the other members of the Board. In addition, although the Board considers diversity in the broadest meaning of the word, the Board does not have a formal diversity policy. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

When considering whether the nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on each nominee’s current performance as a director and on the information discussed in each board member’s biographical information. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary, Performance Food Group Company, 12500 West Creek Parkway, Richmond, Virginia 23238. All recommendations for nomination received by the Secretary that satisfy the requirements in our Amended and Restated Bylaws (the “Bylaws”) relating to director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our Bylaws. These requirements are also described under “Stockholder Proposals for the 2020 Annual Meeting.”

Board Tenure Policy

The Board does not have a policy to impose term limits for directors because such a policy may deprive the Board of the service of directors who have developed, through valuable experience over time, an increased insight into the Company and its operations.

The Board’s Role and Responsibilities

The Board directs and oversees the management of the business and affairs of the Company in a manner consistent with the best interests of the Company and its stockholders. In this oversight role, the Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the stockholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Company.

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Corporate Governance at Performance Food Group

Oversight of Risk Management

The Board of Directors has extensive involvement in the oversight of risk management related to us and our business. The Board accomplishes this oversight both directly and through its committees, each of which assists the Board in overseeing a part of our overall risk management and regularly reports to the Board regarding risk and the related risk management. In addition, our Board receives periodic detailed operating performance reviews from management regarding certain risks and related risk management processes and procedures.

The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements and the oversight of our financial controls. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors.	The Compensation and Human Resources Committee considers, and discusses with management, management’s assessment of certain risks, including whether any risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us.	The Nominating and Corporate Governance Committee oversees and evaluates programs and risks associated with Board organization, membership and structure, succession planning and corporate governance. The Committee oversees our compliance with our Code of Business Conduct and our ethics, risk management, quality assurance, safety and compliance programs.

Management Succession Planning

The Board periodically reviews a succession plan relating to the CEO and other executive officers that is developed by management. The Board may also delegate oversight of the succession plan developed by management to a committee of the Board. The succession plan includes, among other things, an assessment of the experience, performance and skills for possible successors to the CEO.

Communications with the Board

As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of our Board of Directors, including the chair of our Board of Directors and each of the Audit, Compensation, Technology or Nominating and Corporate Governance Committees or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Secretary of the Company, 12500 West Creek Parkway, Richmond, Virginia 23238, who will forward such communication to the appropriate party.

Code of Business Conduct

We maintain a Code of Business Conduct that is applicable to all of our directors, officers and employees, including our Chairman, Chief Executive Officer (principal executive officer), Chief Financial Officer (principal financial officer), Chief Accounting Officer (principal accounting officer) and other senior financial officers. The Code of Business Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, corporate opportunities, confidentiality, compliance with laws (including insider trading laws), use of our assets and business conduct and fair dealing. This Code of Business Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Code of Business Conduct may be found on our website at www.pfgc.com under Investors: Corporate Governance: Governance Documents: Code of Business Conduct.

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Corporate Governance at Performance Food Group

We will disclose within four business days any substantive changes in or waivers of the Code of Business Conduct granted to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Current Report on Form 8-K. In the case of a waiver for an executive officer or a director, the required disclosure also will be made available on our website within four business days of such determination.

Board Structure

Changes in Fiscal 2019

In January 2019, Douglas M. Steenland retired from his position as Chairman of the Board. In connection with Mr. Steenland’s retirement, our Nominating and Corporate Governance Committee reviewed the Board’s organization and leadership structure, considering both the Board’s and the Company’s strategic and leadership needs, as well as board leadership trends and practices at our peers and across public companies. Upon the conclusion of this review, the Nominating and Corporate Governance Committee recommended to our Board of Directors for approval, and the Board approved, the appointment of George L. Holm to the additional position of Chairman of the Board and the appointment of Manuel A. Fernandez to the position of Lead Director.

The Board of Directors believes that, at this time, the combination of the offices of Chairman of the Board and Chief Executive Officer is appropriate for the Company.

The combination allows Mr. Holm to leverage his extensive knowledge of the Company and industry experience into the strategic vision for the management and direction of the Company at both the Board and management level in order to enhance stockholder value, grow and expand the Company’s business and execute the Company’s strategies. Mr. Holm is supported in the day-to-day management of the Company by our executive management team. Additionally, the Board believes it is appropriate to have a Lead Independent Director while Mr. Holm serves as Chairman of the Board in order to provide a leadership role for our independent directors. Mr. Fernandez brings a strong understanding of the Company and its business, as well as significant leadership, corporate governance and public company experience.

Selection of Chairperson of the Board and Chief Executive Officer

The Board shall select its chairperson (“Chairperson”) and the Company’s Chief Executive Officer (“CEO”) in any way the Board considers to be in the best interests of the Company. Therefore, the Board does not have a policy on whether the role of Chairperson and CEO should be separate or combined and, if it is to be separate, whether the Chairperson should be selected from the independent directors. As indicated above, the Board believes that, at this time, the combination of the offices of Chairman of the Board and Chief Executive Officer, with Mr. Holm serving in such roles, is in the best interests of the Company.

Lead Director

Whenever the Chairperson is also the Chief Executive Officer or is a director who does not otherwise qualify as an “independent director”, the independent directors will elect from among themselves a Lead Director of the Board (“Lead Director”). Following nomination by the Nominating and Corporate Governance Committee, each independent director will be given the opportunity to vote in favor of a Lead Director nominee or to write in a candidate of his or her own. The Lead Director will be elected by a plurality vote and will serve until the Board meeting immediately following the next annual meeting of stockholders, unless otherwise determined by the Board. Service as Lead Director, however, generally should not exceed seven consecutive years but is subject to the Board’s discretion to permit service for longer than seven consecutive years upon the recommendation of the Nominating and Corporate Governance Committee in specific instances based on the then-existing facts and circumstances.

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Corporate Governance at Performance Food Group

The Lead Director shall help coordinate the efforts of the independent and non-management directors in the interest of ensuring that objective judgment is brought to bear on sensitive issues involving the management of the Company and, in particular, the performance of senior management, and shall have the following authority:
●	Preside over all meetings of the Board at which the Chairperson is not present, including any executive sessions of the independent directors or the non-management directors;
●	Assist in scheduling Board meetings and approve meeting schedules to ensure that there is sufficient time for discussion of all agenda items;
●	Request the inclusion of certain materials for Board meetings;
●	Serve as an ex-officio member of each Board committee and attend meetings of the various committees regularly;
●	Seek to ensure effective communication among the Board committees;
●	Collaborate with the Chairperson to review and recommend to the Nominating and Corporate Governance Committee Board committee memberships and chairpersons;
●	Communicate to the CEO, together with the Chairperson of the Compensation Committee and Human Resources Committee (the “Compensation Committee”), the results of the Board’s evaluation of CEO performance and compensation actions for the CEO;
●	Collaborate with the CEO on Board meeting agendas and approve such agendas;
●	Collaborate with the CEO in determining the need for special meetings of the Board;
●	In collaboration with the Chair of the Nominating and Corporate Governance Committee, lead the Board’s annual process of performance self-assessment, including feedback to individual directors;
●	Meet with any director who is not adequately performing his or her duties as a member of the Board or any Board committee;
●	Provide leadership and serve as temporary Chairperson of the Board or CEO in the event of the inability of the Chairperson of the Board or CEO to fulfill his/her role due to crisis or other event or circumstance which would make leadership by existing management inappropriate or ineffective, in which case the Lead Director shall have the authority to convene meetings of the full Board or management;
●	Be available for consultation and direct communication if requested by major stockholders, ratings agencies, regulators and/or advisory firms;
●	Act as the liaison between the independent or non-management directors and the Chairperson of the Board, as appropriate;
●	Interview prospective members of the Board and communicate any invitation to be nominated to join the Board to a prospective member, unless such action is performed by the Chairman;
●	Provide oversight of the Company’s Chairman/CEO succession planning process;
●	Provide leadership to the Board relating to the Company’s position on matters to be voted upon by the stockholders;
●	Review and provide input on the agenda for the Company’s Annual Meeting of Stockholders;
●	Call meetings of the independent or non-management directors when necessary and appropriate;
●	Recommend to the Board, in concert with the chairpersons of the respective Board committees, the retention of consultants and advisors who directly report to the Board, including such independent legal, financial or other advisors as he or she deems appropriate, without consulting or obtaining the advance authorization of any officer of the Company; and
●	Perform such other duties as delegated from time to time by the independent and non-management directors.

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Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and the rules of the New York Stock Exchange (“NYSE”), a director is not independent unless our Board of Directors affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries.

Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require our Board of Directors to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, our Board of Directors will determine, considering all relevant facts and circumstances, whether such relationship is material.

Our Board of Directors has determined that each of Messrs. Fernandez, Spratt, Winkleblack, Zillmer and Overly and Ms. Adler and Ms. Grant is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Our Board also has determined that each of Messrs. Spratt and Winkleblack and Ms. Adler and Ms. Grant is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each of Messrs. Fernandez, Overly and Zillmer is “independent” for purposes of Section 10C(a)(3) of the Exchange Act. Mr. Holm serves on our Board of Directors but, as our President and Chief Executive Officer, he cannot be deemed independent. In making the director independence determinations, the Board considered the fact that Mr. Overly was formerly affiliated with Blackstone, which received payments from the Company during fiscal 2017. Payments received by Blackstone pursuant to the foregoing transaction did not exceed the greater of $1 million or 2% of Blackstone’s consolidated gross revenues in any of the last three fiscal years.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled during each regularly scheduled Board and Committee meeting. In addition, at least once a year, the independent directors will meet in a private session that excludes management and any non-independent directors. Our Lead Independent Director, Mr. Fernandez, presides at the executive sessions.

Board Committees

The following table summarizes the current membership of each of the Board’s committees.

	Audit Committee	Compensation and Human Resources Committee	Nominating and Corporate Governance Committee	Technology Committee
Meredith Adler
Manuel A. Fernandez		Chair
Kimberly S. Grant
Jeffrey M. Overly
Randall N. Spratt				Chair
Arthur B. Winkleblack	Chair
John J. Zillmer			Chair

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Audit Committee

Members Meredith Adler Kimberly S. Grant Randall N. Spratt Arthur B. Winkleblack (Chair)	Meetings 8 meetings in fiscal 2019	Attendance 96%
DUTIES AND RESPONSIBILITIES
●Overseeing the adequacy and integrity of our financial statements and our financial reporting and disclosure practices.
●Overseeing the soundness of our system of internal controls to assure compliance with financial and accounting requirements.
●Retaining and reviewing the qualifications, performance, and independence of our independent auditor.
●Reviewing and discussing with management and the independent auditor prior to public dissemination our annual audited financial statements, quarterly unaudited financial statements, earnings press releases and financial information and earnings guidance provided to analysts and rating agencies.
●Overseeing our guidelines and policies relating to risk assessment and risk management regarding financial risks, and management’s plan for financial risk monitoring and control.
●Overseeing our internal audit function.
●Reviewing and approving or ratifying all transactions between us and any “Related Person” (as defined in the federal securities laws and regulations) that are required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Exchange Act.

All members of the Audit Committee have been determined to be “independent,” consistent with our Audit Committee charter, Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board of Directors also has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board of Directors has determined that each of Ms. Adler, Ms. Grant and Mr. Winkleblack qualifies as an “audit committee financial expert” as defined by applicable SEC regulations.

The Audit Committee also prepares the report of the committee required by the rules and regulations of the SEC to be included in our annual proxy statement.

The charter of the Audit Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Audit Committee has the authority under its charter to engage independent counsel and other advisors as it deems necessary or advisable.

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Compensation and Human Resources Committee

Members Manuel A. Fernandez (Chair) Jeffrey M. Overly John J. Zillmer	Meetings 5 meetings in fiscal 2019	Attendance 92%
DUTIES AND RESPONSIBILITIES
●Establishing and reviewing our overall compensation philosophy.
●Overseeing the goals, objectives and compensation of our Chief Executive Officer, including evaluating the performance of the Chief Executive Officer in light of those goals.
●Overseeing the compensation of our other executives and non-management directors.
●Reviewing all employment, severance, and termination agreements with our executive officers.
●Reviewing and approving, or recommending to the Board of Directors, our incentive-compensation plans and equity-based plans.
●Providing strategic review of the Company’s human resources strategies and initiatives to ensure the Company is seeking, developing and retaining human capital appropriate to the Company’s needs.
●Preparing and issuing the Compensation Committee Report for inclusion in our annual proxy statement.

Messrs. Fernandez, Overly and Zillmer have been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and compensation committees in particular.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement and Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC.

The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more of our officers the authority to make awards to any non-Section 16 officer under our incentive compensation or other equity-based plans, subject to compliance with the plan and the laws of our state of jurisdiction. In addition, the Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable.

See “Executive Compensation—Compensation Discussion and Analysis—Compensation Determination Process” and “Compensation of Directors” for a description of our process for determining executive and director compensation, including the role of our compensation consultant.

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Corporate Governance at Performance Food Group

Nominating and Corporate Governance Committee

Members	Meetings	Attendance
Manuel A. Fernandez Jeffrey M. Overly John J. Zillmer (Chair)	5 meetings in fiscal 2019	93%
DUTIES AND RESPONSIBILITIES
●Identifying and recommending nominees for election to the Board of Directors.
●Reviewing the composition and size of the Board of Directors.
●Overseeing an annual evaluation of the Board of Directors and each committee.
●Regularly reviewing our corporate governance documents, including our corporate charter and bylaws and Corporate Governance Guidelines.
●Recommending members of the Board of Directors to serve on committees of the Board.
●Overseeing and approving the management succession planning process.
●Overseeing compliance with our Code of Business Conduct and our ethics, risk management, quality assurance, safety and compliance programs.

Each of Messrs. Fernandez, Overly and Zillmer has been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards.

The charter of the Nominating and Corporate Governance Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Nominating and Corporate Governance Committee has the authority under its charter to retain outside counsel or other experts as it deems necessary or advisable.

Technology Committee

Members	Meetings	Attendance
Meredith Adler Manuel A. Fernandez Kimberly S. Grant Arthur B. Winkleblack Randall N. Spratt (Chair)	3 meetings in fiscal 2019 (formed on August 9, 2018)	100%
DUTIES AND RESPONSIBILITIES
●Reviewing the Company’s information technology planning and strategy.
●Reviewing significant information technology investments and expenditures.
●Receiving reports on existing and future trends in information technology and cybersecurity that may affect the Company’s strategic plans, including monitoring overall industry trends.
●Reviewing or discussing, as and when appropriate, with management the Company’s risk management and risk assessment guidelines and policies regarding information technology security, including the quality and effectiveness of the Company’s cybersecurity and the Company’s disaster recovery capabilities.

Each of Messrs. Fernandez, Spratt and Winkleblack and Ms. Grant and Ms. Adler has been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards.

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Special Committees

From time to time, the Board may form and appoint members to special committees with responsibility to address topics designated at the time of such committee formation.

Board Practices, Processes and Policies

The Board of Directors and Certain Governance Matters

Our Board of Directors oversees our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Technology Committee.

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include:

Board Independence	✓Fully independent Audit, Compensation, Nominating and Corporate Governance and Technology Committees ✓Regular executive sessions of independent directors
Board Performance	✓Three of the four members of our Audit Committee qualify as an “audit committee financial expert”
Stockholder Rights
✓Majority voting standard for the election of directors in uncontested elections
✓Proxy access bylaw provision enabling a stockholder who has owned a significant amount of our common stock for a significant amount of time to submit director nominees

Other Board and Board Committee Practices
✓Stock ownership requirements for executive officers and directors
✓Policies prohibiting hedging our shares
✓7-year rotation policy for committee chairpersons and the Lead Independent Director (subject to the Board’s discretion to permit service for longer than seven consecutive years if determined to be in the best interests of the Company)
✓Beginning with this Annual Meeting, directors are elected for 1-year terms. Commencing at the 2022 annual meeting, the Board will be declassified and all directors will be elected for 1-year terms.

Policies, Programs and Guidelines	✓Corporate Governance Guidelines place limits on the number of public company directorships held by our directors

Our Board of Directors evaluates the Company’s corporate governance policies and practices on an ongoing basis with a view toward maintaining appropriate corporate governance practices in the context of the Company’s current business environment. Additionally, the Board seeks to align our governance practices closely with the interests of our stockholders. This commitment is demonstrated through the Board’s recent changes to the Bylaws discussed above, along with the Board’s submission of Proposal No. 6 (concerning the removal of the supermajority voting requirement for amending the governing documents and removing directors) and Proposal No. 7 (concerning the elimination of the prohibition against stockholders calling special meetings of stockholders) for stockholder vote at the Annual Meeting.

Our Board of Directors and management value the perspectives of our stockholders and encourage stockholders to communicate with the Board of Directors.

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Corporate Governance at Performance Food Group

Board Meetings and Attendance

The Board currently plans at least four meetings each year, with further meetings to occur (or action to be taken by unanimous consent) at the discretion of the Board.

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During the fiscal year ended June 29, 2019, the Board held 9 meetings, the Audit Committee held 8 meetings, the Compensation Committee held 5 meetings, the Nominating and Corporate Governance Committee held 5 meetings and the Technology Committee held 3 meetings (after being formed on August 9, 2018). In fiscal 2019, all incumbent directors then in office attended at least 75% of the aggregate number of meetings of our Board and of all committees on which they served during their respective terms of service. In addition, all directors except one then in office attended the 2018 Annual Meeting.

Board Performance Evaluations

The Board, acting through the Nominating and Corporate Governance Committee, conducts a self-evaluation at least annually to determine whether it and its committees are functioning effectively. The Nominating and Corporate Governance Committee periodically considers the mix of skills and experience that directors bring to the Board to assess whether the Board has the necessary tools to perform its oversight function effectively. Each committee of the Board conducts a self-evaluation at least annually and reports the results to the Board. Each committee’s evaluation must compare the performance of the committee with the requirements of its written charter.

Director Orientation and Continuing Education

Management, working with the Board, provides an orientation process for new directors and coordinates director continuing education programs. The orientation programs are designed to familiarize new directors with the Company’s businesses, strategies and challenges and to assist new directors in developing and maintaining skills necessary or appropriate for the performance of their responsibilities. As appropriate, management prepares additional educational sessions for directors on matters relevant to the Company and its business. Directors are also encouraged to participate in educational programs relevant to their responsibilities, including programs conducted by universities and other educational institutions.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe our Board of Directors’ views and policies on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by our Nominating and Corporate Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by our Board of Directors.

Our Corporate Governance Guidelines, Audit, Compensation, Nominating and Corporate Governance and Technology Committee charters, and other corporate governance information are available on our website at www.pfgc.com under Investors: Corporate Governance: Governance Documents. Any stockholder also may request them in print, without charge, by contacting the Secretary of Performance Food Group Company, 12500 West Creek Parkway, Richmond, Virginia 23238.

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Transactions with Related Persons

Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person transaction policy.” Our related person transaction policy requires that (i) any “related person transaction” (defined as any transaction, consistent with Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) be approved or ratified by an approving body comprised of the disinterested members of our Board of Directors or any committee of the Board of Directors (provided that a majority of the members of the Board of Directors or such committee, respectively, are disinterested) and (ii) any employment relationship or transaction involving an executive officer and any related compensation be approved by the Compensation Committee or recommended by the Compensation Committee to the Board of Directors for its approval. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

FMR LLC (“Fidelity”) filed a Schedule 13G/A stating that it holds approximately 10.2% of the Company’s stock. An affiliate of Fidelity provides investment management and record keeping services to the Company’s 401(k) Plan. The participants in the 401(k) Plan paid $509,416 for record keeping services and $522,885 for investment management services to Fidelity in fiscal 2019. The investment management agreement was entered into on an arm’s-length basis.

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Proposal

02	Ratification of Independent Registered Public Accounting Firm

Your Board of Directors recommends that you vote “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2020.

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal 2020.

Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate governance and because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. The representative will also have the opportunity to make a statement if he or she desires to do so, and the representative is expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted “FOR” the ratification of the selection of Deloitte & Touche LLP unless you specify otherwise.

Audit and Non-Audit Fees

In connection with the audit of the fiscal 2020 financial statements, we entered into an agreement with Deloitte & Touche LLP which sets forth the terms by which Deloitte & Touche LLP will perform audit services for the Company.

The following table presents fees for professional services rendered by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively, “Deloitte & Touche”) for the audits of our annual consolidated financial statements for the fiscal years ended June 29, 2019 and June 30, 2018:

	2019	2018
Audit fees(1)	$1,695,000	$1,819,000
Audit-related fees(2)	—	44,642
Tax fees(3)	—	—
All other fees(4)	—	—
Total:	$1,695,000	$1,863,642

(1)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for the audit of the Company’s annual financial statements and the reviews of financial statements and, the audit of the Company’s internal control over financial reporting. The fees are for services that are normally provided in connection with statutory or regulatory filings or engagements.
(2)	Includes fees billed in each of the last two fiscal years for services performed that are related to the Company’s SEC filings (including costs relating to the Company’s secondary offerings in September 2017, November 2017 and December 2017) and other research and consultation services.

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Audit Matters

(3)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for tax compliance, tax advice and tax planning.
(4)	Includes fees related to permissible non-audit services over internal controls.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has established procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and pre-approves all audit and permitted non-audit services provided by the independent registered public accounting firm prior to each engagement.

Report of the Audit Committee

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. A brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters—Board Committees and Meetings—Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable auditing standards adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended June 29, 2019 filed with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Arthur B. Winkleblack, Chair
Meredith Adler
Kimberly S. Grant
Randall N. Spratt

2019 Proxy Statement	31

Set forth below is certain information regarding each of our executive officers other than Mr. Holm, our Chief Executive Officer, whose biographical information is presented under “Continuing Members of the Board of Directors.” As previously disclosed, Carol A. O’Connell resigned as our Senior Vice President and Chief Human Resources Officer effective August 2, 2019.

Patrick T. Hagerty

Mr. Hagerty has served as our Executive Vice President and President and Chief Executive Officer of Vistar since January 2018. Prior to being named Executive Vice President, Mr. Hagerty was Senior Vice President of the Company and President and Chief Executive Officer of Vistar since September 2008. From May 2006 to September 2008, he was Vice President and Chief Operating Officer of Vistar. From November 1994 to May 2006, he was Vice President, Merchandising with the Company and its predecessor.

EXECUTIVE VICE PRESIDENT; PRESIDENT AND CHIEF EXECUTIVE OFFICER (VISTAR)

Age: 61

James D. Hope

Mr. Hope has served as our Executive Vice President and Chief Financial Officer since March 2018, after serving as our Executive Vice President, Operations since July 2014. Prior to joining the Company, he was with Sysco Corporation for approximately 30 years. His last positions at Sysco were Executive Vice President, Business Transformation from January 2010 to June 2013, Senior Vice President, Business Transformation from January 2009 to December 2009, and Senior Vice President, Sales and Marketing from July 2007 to December 2008.

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Age: 59

32	2019 Proxy Statement

Executive Officers of the Company

Craig H. Hoskins

Mr. Hoskins was named Executive Vice President and President & Chief Executive Officer of PFG’s Foodservice segment in January 2019. He became President & CEO of PFG Customized Distribution and a Senior Vice President of PFG in January 2012 after serving as President & Chief Operating Officer of Customized Distribution. He assumed additional responsibility for Performance Foodservice’s sales and marketing in January 2018. He served as Senior Vice President and President and Chief Operating Officer of PFG Customized from July 2011 to December 2011. Prior to that, he served as PFG’s Senior Vice President, Sales from October 2007 to July 2011 and at its predecessor. Prior to that, he served in various operating and customer facing leadership roles with our predecessor since joining in August 1990 as Marketing Manager.

EXECUTIVE VICE PRESIDENT; PRESIDENT AND CHIEF EXECUTIVE OFFICER (FOODSERVICE)

Age: 58

A. Brent King

Mr. King has served as our Senior Vice President, General Counsel and Secretary since March 2016. Prior to joining the Company, he was Vice President, General Counsel and Secretary of Tredegar Corporation, a global manufacturer of plastic films and aluminum extrusions, from October 2008 to March 2016. From October 2005 until October 2008, he served as Vice President and General Counsel at Hilb Rogal & Hobbs Company, a former publicly traded insurance broker now part of Willis Group Holdings. He served as Vice President and Associate General Counsel for Hilb Rogal & Hobbs Company from October 2001 to October 2005. Prior to that, Mr. King was a corporate attorney with the Williams Mullen law firm from 1994 to 2001. Mr. King earned a bachelor of arts degree from the University of Virginia, and a law degree from the University of Richmond.

SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

Age: 50

2019 Proxy Statement	33

Executive Officers of the Company

Erika T. Davis

Ms. Davis has served as our Senior Vice President and Chief Human Resources Officer since July 2019. Prior to joining the Company, she was with Owens & Minor, a global healthcare supply chain company, since 1993. Her last positions at Owens & Minor were Senior Vice President and Chief Administrative Officer from October 2016 to July 2019, Senior Vice President and Chief of Staff from August 2015 to October 2016, Senior Vice President, Administration & Operations from August 2013 to August 2015, and Senior Vice President, Human Resources of Owens and Minor from 2001 to 2013. Ms. Davis earned her undergraduate degree from the University of Richmond, and a Master of Public Administration from the University of North Carolina at Chapel Hill.

SENIOR VICE PRESIDENT AND CHIEF HUMAN RESOURCES OFFICER

Age: 55

Donald S. Bulmer

Mr. Bulmer was named PFG’s Senior Vice President & Chief Information Officer in March 2019, after serving on Vistar’s senior leadership team as Vice President of Corporate Information Technology for six years. Before joining Vistar, he held IT leadership roles in multiple industries, including ProBuild Holdings, the nation’s largest supplier of building materials; Gates Corporation, a manufacturer/distributor of automotive parts; and Nupremis Inc., a start-up that provided hosting and managed services. Mr. Bulmer earned a bachelor’s degree in economics from Colorado State University and a master’s degree in management information systems from the University of Colorado at Denver.

SENIOR VICE PRESIDENT & CHIEF INFORMATION OFFICER

Age: 54

34	2019 Proxy Statement

Proposal

03	Advisory Vote on Executive Officer Compensation

Your Board of Directors recommends that you vote “FOR” the approval of the compensation paid to our named executive officers.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, stockholders are being asked to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. The Company currently intends to hold such votes annually. The next such vote will be held at the Company’s 2020 Annual Meeting. While the results of the vote are non-binding and advisory in nature, the Board and the Compensation Committee intend to carefully consider the results of this vote.

The text of the resolution in respect of Proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”

In considering their vote, stockholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 36 to 47, as well as the discussion regarding the Compensation Committee on page 25.

Report of the Compensation and Human Resources Committee

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2019.

Submitted by the Compensation Committee of the Board of Directors:

Manuel A. Fernandez, Chair
Jeffrey M. Overly
John J. Zillmer

Compensation Committee Interlocks and Insider Participation

During fiscal 2019, none of the members of our Compensation Committee have at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

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Executive Compensation

Compensation Discussion and Analysis

This section contains a discussion of the material elements of compensation awarded to, earned by, or paid to our Chairman, President and Chief Executive Officer, our Executive Vice President and Chief Financial Officer, and each of our three other most highly compensated executive officers who served in such capacities at the end of our fiscal year on June 29, 2019, collectively known as the “Named Executive Officers” or “NEOs.”

Our Named Executive Officers for fiscal 2019 were:

George L. Holm	James D. Hope
Chairman, President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

Patrick T. Hagerty	Craig H. Hoskins	Carol O’Connell
Executive Vice President; President and Chief Executive Officer (Vistar)	Executive Vice President; President and Chief Executive Officer (Foodservice)	Former Senior Vice President and Chief Human Resources Officer

Leadership Changes

Effective February 1, 2019, the Board of Directors appointed Craig H. Hoskins to serve as Executive Vice President of the Company and President and Chief Executive Officer of the Company’s Foodservice segment. Mr. Hoskins replaced David E. Flitman, who resigned as our Executive Vice President and President and Chief Executive Officer of Performance Foodservice, effective September 21, 2018. Upon Mr. Flitman’s departure, Mr. Hoskins assumed responsibility of Performance Foodservice on an interim basis until February 1, 2019.

On March 4, 2019, the Company and Carol A. O’Connell entered into a letter agreement pursuant to which Ms. O’Connell’s employment with the Company ended on August 2, 2019.

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Executive Compensation

Business Highlights for Fiscal 2019

(1)	Please see Appendix D at the end of this Proxy Statement for the definitions of non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

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Executive Compensation

Executive Compensation Program Objectives and Overview

Our current executive compensation program is intended to achieve two fundamental objectives:

1	attract, motivate, and retain high-caliber talent
2	align executive compensation with achievement of our overall business goals, adherence to our core values, and stockholder interests
In structuring our current executive compensation program, we are guided by the following basic philosophies:

Competitive Compensation. Our executive compensation program should provide a fair and competitive compensation opportunity that enables us to attract and retain high-caliber executive talent. Executives should be appropriately rewarded for their contributions to our successful performance.

Pay for Performance. A significant portion of each executive’s compensation should be “at risk” and tied to overall Company, business unit, and individual performance.

Alignment with Stockholder Interests. Executive compensation should be structured to include elements that link executives’ financial rewards to stockholder returns.

WHAT WE DO

✓	Performance driven pay
✓	Pay aligned to peers
✓	Transparency to stockholders
✓	Clawback policy
✓	Stock ownership requirements
✓	Independent compensation consulting firm reporting directly to the Board of Directors
✓	Double-trigger severance agreements
✓	Modest perquisites
✓	Insider trading requirements
WHAT WE DON’T DO

✕	No excise tax gross-ups
✕	No modified single-trigger or single-trigger change-in-control severance agreements
✕	No uncapped incentive compensation opportunities
✕	No hedging of shares by our directors or employees
✕	No excessive perquisites
✕	No repricing of underwater stock options
✕	No dividends provided on unearned performance awards

As described in more detail below, the material elements of our executive compensation program for NEOs include base salary, a cash bonus opportunity, a long-term equity incentive opportunity, and broad-based employee benefits. The NEOs may also receive severance payments and other benefits in connection with certain terminations of employment or a change in control of the Company. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives, as illustrated by the table below.

Compensation Element	Compensation Objectives Designed to be Achieved
Base Salary	Recognize ongoing performance of job responsibilities.
Cash Bonus Opportunity	Compensation “at risk” and tied to achievement of annual business goals.
Long-Term Equity Incentive Opportunity	Compensation “at risk” and aligned to create stockholder value and achieve long-term business goals.
Benefits and Perquisites	Attract and retain high-caliber talent and provide a basic level of protection from health, dental, life, and disability risks.
Severance and other Benefits Potentially Payable Upon Certain Terminations of Employment or a Change in Control	Encourage the continued attention and dedication of our executives and provide reasonable individual security to enable our executives to focus on our best interests, particularly when considering strategic alternatives.

These individual compensation elements are intended to create a total compensation package for each NEO that we believe achieves our compensation objectives and provides competitive compensation opportunities.

38	2019 Proxy Statement

Executive Compensation

Say on Pay and Say on Frequency Votes

In fiscal 2019, the Compensation Committee considered the outcome of the stockholder advisory vote on fiscal 2018 executive compensation when making decisions relating to the compensation of our NEOs and our executive compensation program and policies. Our stockholders voted at our 2018 Annual Meeting, in a non-binding, advisory vote, on the fiscal 2018 compensation paid to our NEOs. Approximately 96% of the votes were cast in favor of the Company’s fiscal 2018 NEO compensation decisions. Based on this level of support, the Compensation Committee decided that the say on pay vote result did not necessitate any substantive changes to our compensation program.	At our 2018 Annual Meeting, stockholders showed strong support for our executive compensation programs with 96% of the votes cast approving our advisory resolution.

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, stockholders can vote on the frequency of say on pay voting once every six years. We expect this vote to next occur at our 2022 annual meeting. Until that time, we expect to hold an advisory, non-binding say on pay vote on an annual basis.

Executive Compensation Program Elements

Base Salaries

Base salaries are an important element of compensation because they provide the NEOs with a base level of income, which ensures a level of financial security. Generally, our NEOs are eligible for an adjustment to their base salaries each year at the discretion of the Compensation Committee depending on performance and market competitiveness. During fiscal 2019, as a result of the evaluation described below under “—Compensation Determination Process,” the Compensation Committee determined not to increase the base salaries for Messrs. Holm and Hope and Ms. O’Connell. Mr. Hagerty’s annual base salary was increased from $450,000 to $500,000 effective February 4, 2019 based on merit performance and market competitiveness. In connection with Mr. Hoskins’ appointment as our Executive Vice President and President and Chief Executive Officer of the Foodservice segment, Mr. Hoskins’ annual base salary was increased from $402,800 to $500,000 effective February 4, 2019.

Cash Bonus Opportunities

ANNUAL CASH BONUS OPPORTUNITY

We maintain an annual incentive plan (the “AIP”). All of our NEOs are eligible to participate in the AIP. The primary purpose of the AIP is to focus management on key measures that drive financial performance and provide competitive bonus opportunities tied to the achievement of our financial and strategic growth objectives.

FISCAL 2019 AIP

The Compensation Committee annually establishes a target annual bonus, which is expressed as a percentage of base salary. The Compensation Committee may adjust the target in connection with an NEO’s promotion, performance, or based upon competitive conditions. For our NEOs at the corporate level, including Messrs. Holm, Hope and Hoskins and Ms. O’Connell, the AIP award, which is a cash bonus, is tied to our overall financial results as measured by our Adjusted EBITDA, which is defined as Adjusted EBITDA, as we define it in our Annual Report on Form 10-K for the fiscal year ended June 29, 2019. For our NEO at the segment level, including Mr. Hagerty, the AIP award is tied to our overall financial results as measured by our Adjusted EBITDA and to Adjusted EBITDA for the applicable segment (excluding certain adjustments). We believe that tying part or all of the NEOs’ bonuses to Company-wide performance goals encourages collaboration across the executive leadership team, while tying part of the bonus of our NEO at the segment level to Adjusted EBITDA for his segment also rewards the NEO for achievements with respect to the business

2019 Proxy Statement	39

Executive Compensation

unit. We use Adjusted EBITDA as a measure of financial performance because we believe that it provides a reliable indicator of our strategic growth and the strength of our cash flow and overall financial results.

Actual amounts paid to our NEOs at the corporate level under the fiscal 2019 AIP were calculated by multiplying each such NEO’s target annual bonus for fiscal 2019 (which was 100% of base salary in effect at fiscal year-end, pro-rated with respect to date of hire, time in position, significant changes to base salary and AIP opportunity, and excludes leaves of absence greater than 30 days) by a payout percentage based on our actual achievement relative to our overall Adjusted EBITDA performance objective.

The payout percentage was determined by calculating our actual achievement against the overall Adjusted EBITDA performance target based on the pre-established scale set forth in the following table:

Performance Food Group—All Segments

Performance Scale	Payout Percentage
<$436.9 million	0.0%
Threshold: $436.9 million	5.0%
Target: $474.9 million	100.0%
Maximum: $484.8 million	133.0%

Based on the pre-established scale set forth above, no cash incentive award would have been paid to our NEOs at the corporate level unless our actual performance for fiscal 2019 was at or above 92.0% of our overall Adjusted EBITDA target. If our actual performance was 92.0% of target, they would have been entitled to 5% of their respective target bonus amounts. If our actual performance was 102.1% or more of target, they would have been entitled to 133.0% of their respective target bonus amounts. For performance percentages between these levels, the resulting payout percentage would be adjusted on a linear basis.

For fiscal 2019, the actual overall Adjusted EBITDA was $475.5 million, which resulted in a payout percentage of 102.2% of the target bonus amounts of our NEOs at the corporate level under the fiscal 2019 AIP. The following table illustrates the calculation of the annual cash bonus payable to each of Messrs. Holm, Hope and Hoskins and Ms. O’Connell under the fiscal 2019 AIP in light of these performance results.

Name	2019 Base Salary		Target Bonus %	Target Bonus Amount	Overall Adjusted EBITDA Payout Percentage	Actual Bonus Paid
George L. Holm	$1,000,000		100%	$1,000,000	102.2%	$1,022,000
James D. Hope	$600,000		100%	$600,000	102.2%	$613,200
Craig H. Hoskins	$442,054	(1)	100%	$442,054	102.2%	$451,779	(1)
Carol A. O’Connell	$425,000		100%	$425,000	102.2%	$434,350

(1)	Amount shown is prorated to reflect the change to Mr. Hoskins’ base salary on February 4, 2019 from $402,800 to $500,000.

Vistar Segment Adjusted EBITDA (Mr. Hagerty)

The actual amount paid to Mr. Hagerty under the fiscal 2019 AIP was calculated by multiplying his target annual bonus for fiscal 2019 (which was 100% of his prorated base salary) by a weighted achievement factor determined by the sum of (1) the Vistar segment Adjusted EBITDA achievement factor (80% multiplied by the Vistar segment Adjusted EBITDA payout percentage) and (2) the overall Adjusted EBITDA achievement factor (20% multiplied by the overall Adjusted EBITDA payout percentage).

40	2019 Proxy Statement

Executive Compensation

The overall Adjusted EBITDA achievement factor was determined by calculating our actual achievement against the overall Adjusted EBITDA performance target based on the pre-established scale set forth in the table above. The Adjusted EBITDA achievement factor for the Vistar segment was determined by the Vistar segment’s achievement against the Vistar Adjusted EBITDA performance target based on the pre-established scale set forth in the following table:

Performance Scale	Payout Percentage
<$145.4 million	0.0%
Threshold: $145.4 million	25.0%
Target: $160.8 million	100.0%

Based on the pre-established scales set forth above, no cash incentive award would have been paid to Mr. Hagerty at the segment level unless our actual performance for fiscal 2019 was at or above 92.0% of our overall Adjusted EBITDA target and actual performance by our Vistar segment was at or above 90.5% of the target Adjusted EBITDA for our Vistar segment. For performance percentages between the levels set forth above, the resulting payout percentage would be adjusted on a linear basis.

For fiscal 2019, the actual Adjusted EBITDA achieved for our Vistar segment was $172.7 million, which resulted in a payout percentage of 100%. The Vistar segment had a weighted achievement factor of 100.4% when combined with the overall Adjusted EBITDA payout percentage of 102.2%.

The following table illustrates the calculation of the annual cash incentive award payable to Mr. Hagerty under the fiscal 2019 AIP in light of these performance results.

Name	2019 Base Salary		Target Bonus %	Target Bonus Amount	Segment Adjusted EBITDA Payout Percentage	Overall Adjusted EBITDA Payout Percentage	Weighted Achievement Factor	Actual Bonus Paid
Patrick T. Hagerty	$470,192	(1)	100%	$470,192	100%	102.2%	100.4%	$472,261	(1)

(1)	Amount shown is prorated to reflect the change to Mr. Hagerty’s base salary on February 4, 2019 from $450,000 to $500,000.

Long-Term Equity Incentive Awards

We believe that the NEOs’ long-term compensation should be directly linked to the value we deliver to our stockholders. Equity awards to the NEOs are designed to provide long-term incentive opportunities over a period of several years.

Since our initial public offering in October 2015 (the “IPO”), we have made annual grants under our 2015 Omnibus Incentive Plan that provide a mix of performance shares, time-based stock options, and time-based restricted stock.

This long-term equity incentive program is consistent with our compensation objective of providing a long-term equity incentive opportunity that aligns compensation with the creation of stockholder value and achievement of business goals. Based on a review of peer group data, the Compensation Committee has approved target long-term equity incentive award guidelines based on a percentage of base salary for each of the NEOs as follows:

Target long-term equity incentive award (% of base salary)
Mr. Holm	400%
Messrs. Hope and Hagerty	160%
Mr. Hoskins and Ms. O’Connell	130%

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Executive Compensation

Actual long-term equity incentive awards may differ from the target percentages based upon discretionary performance factors as determined by the Compensation Committee.

2019 LONG-TERM EQUITY INCENTIVE GRANTS

On September 10, 2018, in connection with our annual compensation review, the Compensation Committee approved annual long-term equity incentive grants to our NEOs. We granted awards of performance shares, time-based stock options, and shares of time-based restricted stock to each of Messrs. Holm, Hope, Hagerty and Hoskins and Ms. O’Connell under our 2015 Omnibus Incentive Plan.

The following table sets forth the total grant value of these long-term equity incentive grants for each of Messrs. Holm, Hope, Hagerty and Hoskins and Ms. O’Connell, which were translated into a number of performance shares, stock options, and shares of restricted stock by taking such dollar amount and dividing it by the per share “fair value” that will be used for reporting the compensation expense associated with the grant under applicable accounting guidance, which “fair value” was based in part on the per share closing price of our common stock on the NYSE on the date of grant.

Name	Total Grant Value	Performance Shares	Restricted Stock	Stock Options
George L. Holm	$4,000,000	42,736	41,026	105,070
James D. Hope	$960,000	10,257	9,847	25,217
Craig H. Hoskins	$523,640	5,595	5,371	13,755
Patrick H. Hagerty	$720,000	7,693	7,385	18,913
Carol A. O’Connell	$552,500	5,903	5,667	14,513

Subject to the recipient’s continued service with the Company through each applicable vesting date:

●	one fourth of the shares subject to stock options will vest on each anniversary of the date of grant and will remain exercisable through the end of the ten-year term;
●	one fourth of the shares of time-based restricted stock will vest on each anniversary of the date of grant;
●	performance shares will vest on the date the Compensation Committee certifies the Company’s performance, subject to the recipient’s continued service to the Company through the end of the performance period (which began on July 1, 2018, and ends on July 3, 2021), if the applicable performance goals are attained; and
●	Ms. O’Connell’s long-term equity incentive awards will continue to vest (subject to the terms and conditions thereof) after her separation from the Company on August 2, 2019, as if she continued her employment through August 2, 2020, and all other unvested equity will be forfeited.

See “Narrative to Summary Compensation Table and Fiscal 2019 Grants of Plan-Based Awards—Description of Fiscal 2019 Equity-Based Awards—Awards Granted Under the 2015 Omnibus Incentive Plan” for a more detailed description of the material terms of these awards and a description of the potential vesting of these awards that may occur in connection with certain terminations of employment.

Performance Shares

For the performance shares, 50% of the award will be earned based on achievement of return on invested capital (“ROIC”) goals that are established at the beginning of the three-year performance period, and 50% of the award will be earned based on achievement of total shareholder return (“TSR”) relative to companies in the S&P MidCap 400 Index that are public throughout the entire performance period. The Company’s total shareholder return is calculated as (i) (a) the average closing price of a share of common stock of the Company over the 10 trading day period ending on (and including) the last date of the performance period (assuming dividends are reinvested) minus (b) the price of a share of our common stock at the beginning of the performance period (the “Beginning Share Price”) divided by (ii) the Beginning Share Price. Relative TSR is expressed as a relative percentile ranking of the Company among the total shareholder return of companies in the S&P MidCap 400 Index over the performance period.

The Compensation Committee believes that the performance goals for the performance shares are reasonably attainable yet provide an appropriate incentive to maximize our performance and shareholder value. The Compensation Committee believes that achievement of maximum performance against the goals would require exceptional corporate performance over the performance period.

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Executive Compensation

For the most recently completed performance cycle (ending June 29, 2019), the earned amounts were determined based on the following performance and payout scales:

Performance	ROIC	Target Payout %
Threshold	15.5%	50%
Target	16.5%	100%
Maximum	17.5%	150%
Earned Amount	16.8%	115%

Performance	Relative TSR Ranking	Target Payout %
Threshold	40th percentile	25%
Target	60th percentile	100%
Maximum	80th percentile	150%
Earned Amount	63rd percentile	109%

For performance percentages between the levels set forth above, the resulting payout percentage would be adjusted on a linear basis.

Benefits and Perquisites

We provide to all our employees, including our NEOs, broad-based benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security. Broad-based employee benefits include:

●	a 401(k) savings plan (the “401(k) plan”);
●	medical, dental, vision, life and accident insurance, disability coverage, dependent care and healthcare flexible spending accounts; and
●	employee assistance program benefits.

We maintain the 401(k) plan, a qualified contributory retirement plan, that is intended to qualify as a profit-sharing plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). Eligible employees, including our NEOs, may contribute up to 50% of their eligible compensation, subject to statutory limits imposed by the Code. We are also permitted to make profit-sharing contributions and matching contributions, and currently provide for matching contributions equal to 100% of employee contributions up to 3.5% of eligible compensation. Our contributions to the plan are made subject to certain minimum requirements specified in the plan. All matching contributions by us become vested on the four-year anniversary of the participant’s hire date. As of January 1, 2009, the 401(k) plan merged with the Self-Directed Tax Advantaged Retirement (STAR) Plan of PFGC, Inc. Employees employed on or before December 31, 2008, are also eligible for an annual contribution based on the employee’s salary and years of service (a “STAR Contribution”). Messrs. Holm, Hagerty and Hoskins are the only NEOs eligible to receive the additional STAR Contributions.

In addition, at no cost to the employee, we provide an amount of basic life and accident insurance coverage valued at one times annual salary up to a maximum of $1 million combined benefit.

We also provide our NEOs with limited perquisites and personal benefits that are not generally available to all employees, such as an annual auto allowance, eligibility to participate in our executive health programs, reimbursement of relocation expenses, and temporary housing allowances. We provide these limited perquisites and personal benefits in order to further our goal of attracting and retaining our executive officers. The benefits and perquisites not generally available to all employees that were provided to our NEOs in fiscal 2019 are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnote in accordance with SEC rules.

Severance and Other Benefits

We believe that severance protections can play a valuable role in attracting and retaining high-caliber talent. In the competitive market for executive talent, we believe severance payments and other termination benefits are an effective way to offer executives financial security to offset the risk of foregoing an opportunity with another company. Consistent with our objective of using severance payments and benefits to attract and retain executives, our Senior Management Severance Plan (the “Severance Plan”) provides our executives with severance benefits that we believe will permit us to attract and/or continue to employ high-caliber talent.

Each of our NEOs, other than Mr. Holm, is eligible for the Severance Plan benefits under the terms of the Severance Plan, as modified by the severance letter agreements we have entered into with Messrs. Hope, Hagerty and Hoskins and Ms. O’Connell (the “Severance Letter Agreements”). Mr. Holm is eligible for severance benefits under the terms of his employment agreement. See “Potential Payments Upon Termination or Change in Control” for descriptions of these arrangements.

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Executive Compensation

Compensation Determination Process

The Compensation Committee is responsible for establishing, maintaining, and administering our compensation and benefit policies and determines the compensation for our NEOs. Our CEO is not a member of the Compensation Committee and does not participate in deliberations regarding his compensation.

In fiscal 2019, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consulting firm, to advise on executive and non-employee director compensation. FW Cook evaluated the competitiveness of our executive and director compensation programs using peer group compensation data of the following peer group companies:

Applied Industrial Technologies, Inc.	W.W. Grainger, Inc.	Sysco Corporation
Aramark	MRC Global Inc.	United Natural Foods, Inc.
The Chefs’ Warehouse, Inc.	Pilgrim’s Pride Corporation	US Foods Holding Corp.
Compass Group PLC	SpartanNash Company	WESCO International, Inc.
Dean Foods Company	SUPERVALU Inc.

This peer group is composed of companies of appropriate size and similar stature in our industry. FW Cook analyzed 2018 target compensation levels for senior executives benchmarked against the updated compensation peer group and size-appropriate general industry survey data. Our executive officers without an exact functional position match were compared against peer group executives based upon relative pay rank.

Based on this evaluation, FW Cook recommended, and the Compensation Committee determined, to set total target direct compensation (comprised of base salary, cash bonus opportunity at target and long-term equity incentive opportunity at target) at levels that approximate the median of the peer group. As a result, the Compensation Committee determined not to change target bonus levels for any of our executive officers and not to increase the base salaries for Messrs. Holm and Hope and Ms. O’Connell. Mr. Hoskins’ annual base salary was increased in connection with his appointment as the Company’s Executive Vice President and President and Chief Executive Officer of the Foodservice segment. Mr. Hagerty’s annual base salary was also increased during fiscal year 2019 based on merit performance and market competitiveness. FW Cook recommended, and the Compensation Committee approved, target long-term equity incentive award guidelines based on a percentage of base salary for each of the NEOs as described under “—Executive Compensation Program Elements—Long-Term Equity Incentive Awards.”

During its engagement, which ended in March 2019, FW Cook reported directly to the Chair of the Compensation Committee and performed no other work for the Company. FW Cook generally attended all meetings where the Compensation Committee evaluates the overall effectiveness of the executive compensation programs or where the Compensation Committee analyzes or approves executive compensation.

In March of 2019, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to serve as the Committee’s consultant for the remainder of fiscal year 2019 and beyond. In connection with engaging FW Cook and Meridian, the Compensation Committee considered the independence of both firms in light of the standards embodied in SEC rules and NYSE listing standards. The Compensation Committee took into account these considerations, along with other factors relevant to the firms’ independence from management, and concluded that each firm was independent and the engagement of each firm would not raise any conflict of interest.

Hedging and Pledging Policies

The Company’s Insider Trading Policy requires directors and executive officers to consult the Company’s General Counsel prior to engaging in transactions involving the Company’s securities. The Company’s Insider Trading Policy prohibits directors and executive officers from hedging or monetization transactions, including, but not limited to, through the use of financial instruments such as exchange funds, variable forward contracts, equity swaps, puts, calls, and other derivative instruments, or through the establishment of a short position in the Company’s securities. The Company’s Insider Trading Policy limits the pledging of Company securities to those limited situations approved by the Company’s General Counsel.

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Clawback Policy

In August 2019, we adopted a Clawback Policy that allows us to recoup incentive-based compensation from our current or former executive officers under certain circumstances. Pursuant to the policy, we may demand repayment of any incentive-based or equity-based compensation paid or granted to an executive officer in the event of (i) a required accounting restatement of a financial statement of the Company (whether or not based on fraud or misconduct) due to material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws or (ii) an error in the calculation of such incentive-based or equity-based compensation as a result of a restatement in financial statements or otherwise.

Employment Agreements

We do not typically enter into formal employment agreements with our executive officers. However, we have an employment agreement with Mr. Holm. In addition, we typically enter into offer letters with our executive officers. In connection with the commencement of their employment, we entered into offer letters with Messrs. Hagerty, Hope and Hoskins and Ms. O’Connell, setting forth their initial compensation and benefits. We entered into a letter agreement with Ms. O’Connell in connection with her resignation from the position of Senior Vice President and Chief Human Resources Officer of the Company in 2019. A summary of the material terms of Mr. Holm’s employment agreement and Ms. O’Connell’s letter agreement are presented below in “—Narrative to Summary Compensation Table and Fiscal 2019 Grants of Plan-Based Awards.”

Stock Ownership Guidelines

EXECUTIVE OFFICERS

To align the interests of our management with those of our stockholders, the Board of Directors concluded that certain of our executive officers (the “Covered Executives”) should have a significant financial stake in the Company’s stock. To further that goal, we have implemented stock ownership guidelines (the “Guidelines”). The Covered Executives are required to hold a specific level of equity ownership as outlined below:

Executives The Guidelines will apply to the Covered Executives in the following Tiers	Tier One Chief Executive Officer	Tier Two Chief Financial Officer	Tier Three All other Senior Executives (direct reports of the Chief Executive Officer)

Covered Executives’ Stock Ownership Multiples
The stock ownership levels under the Guidelines, expressed as a multiple of the Covered Executive’s base annual salary rate as of January 1st of the year, are as follows:

	6 times base annual salary rate	3 times base annual salary rate	1 times base annual salary rate

Retention Requirement
There is no required time period within which a Covered Executive must attain the applicable stock ownership level under the Guidelines. However, until the applicable ownership level is achieved, the following retention requirements will apply:

	100% of shares	50% of shares	50% of shares

The shares counted toward these ownership requirements include shares of common stock owned directly by the Covered Executive and outstanding restricted stock and restricted stock units.

These ownership requirements are set at levels that the Company believes are reasonable given the Covered Executive’s respective salaries and responsibility levels. As of September 24, 2019, each of the Named Executive Officers has met the applicable ownership level.

2019 Proxy Statement	45

Executive Compensation

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code generally prohibits public companies from taking a tax deduction for compensation paid in excess of $1,000,000 to certain executive officers. Prior to its amendment as implemented by the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), Section 162(m) of the Code provided an exception from the compensation deduction limitations for compensation that was considered “qualified performance-based compensation” under the applicable regulations. The regulations under Section 162(m) of the Code provide that a company that becomes public in connection with an initial public offering is exempt from applying the compensation deduction limitations for a specified period of time following its initial public offering (the “IPO Transition Period”). The Tax Act’s amendment of Section 162(m) of the Code, among other things, eliminated the exception to the compensation deduction limitations for “qualified performance-based compensation,” other than in limited circumstances. The IPO Transition Period was not impacted by the Tax Act’s amendments to Section 162(m) of the Code. This IPO Transition Period may extend until the first annual stockholders meeting that occurs after the end of the third calendar year following the calendar year in which our IPO occurred, unless the transition period is terminated earlier under the Section 162(m) of the Code post-offering transition rules. Our IPO Transition Period is expected to extend until the 2019 annual meeting, unless it is terminated earlier.

While the 2007 Management Option Plan and the 2015 Omnibus Incentive Plan currently include certain provisions that had been intended to allow the Compensation Committee, following the expiration of the IPO Transition Period, to grant awards that could be considered “qualified performance-based compensation” for purposes of Section 162(m) of the Code, the Tax Act’s amendments to Section 162(m) of the Code have made these provisions inapplicable for such purposes. Accordingly, following the expiration of the IPO Transition Period, any performance equity awards granted to employees covered by Section 162(m) of the Code, as amended, will be subject to the compensation deduction limitations set forth in Section 162(m) of the Code.

Although the Compensation Committee considers tax deductibility in making compensation program decisions, the Compensation Committee’s primary consideration is whether the compensation program aligns the interests of our executives with those of the Company and our stockholders.

Compensation Actions Taken for Fiscal 2020

For fiscal 2020 compensation determinations, the Compensation Committee retained Meridian Compensation Partners LLC, an independent compensation consulting firm, to advise on executive and non-employee director compensation. The Compensation Committee re-examined the then-existing compensation peer group to reflect the changes in our market capitalization and to account for changes in the competitive market. Based on this effort, in May 2019 the Compensation Committee approved a revised compensation peer group consisting of the following companies for use in fiscal 2020:

Aramark	Dollar Tree, Inc.	Sysco Corporation
Avnet, Inc.	Genuine Parts Company	Tyson Foods, Inc.
The Chefs’ Warehouse, Inc.	Henry Schein, Inc.	United Natural Foods, Inc.
Compass Group PLC	Pilgrim’s Pride Corporation	US Foods Holding Corp.
Core-Mark Holding Company	SpartanNash Company	WESCO International, Inc.
Dean Foods Company	SYNNEX Corporation	W.W. Grainger, Inc.

46	2019 Proxy Statement

Executive Compensation

Based on a review of compensation programs conducted by management as well as a comprehensive review from the Compensation Committee’s compensation consultant, we made certain changes to our compensation program for fiscal 2020, as summarized below.

Compensation Program Changes	Specific Change	Rationale
Annual Incentive Plan (AIP)
●Shifts earnings metric from EBITDA to EBIT
●Free Cash Flow and Management Objectives (MBOs) are added as metrics
●Metric weights: 80% EBIT, 10% Company Free Cash Flow, 10% MBOs
●Segment Executives EBIT metric weighted at 30% Company EBIT and 70% Segment EBIT

●Increases accountability for capital expenditures
●More closely aligns with focus of investors
●Increases accountability for individual performance
●MBOs are meant to capture individual contributions to the achievement of critical strategic milestones including, but not limited to, long-term business objectives, acquisition integration, succession planning, safety, and cyber security

Long-Term Incentive Plan (LTIP)
●Increased relative weighting of performance awards in relation to total equity awards as follows: from 33.3% to 65% for senior management
●Relative weighting of restricted stock awards increased from 33.3% to 35%
●Options will no longer be granted as part of the LTIP
●Enhances focus on company performance ●Promotes more prudent share usage ●More closely aligns realized compensation with execution of our long-term plan and performance

2019 Proxy Statement	47

Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our NEOs for the fiscal years indicated.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
George L. Holm	2019	1,000,000	2,666,708	1,333,338	1,022,000	39,644	6,061,690
Chairman, President and	2018	1,000,000	2,466,716	1,233,339	420,000	40,231	5,160,288
Chief Executive Officer	2017	1,000,000	3,081,603	1,787,947	660,000	37,040	6,566,589
James D. Hope	2019	600,000	640,045	320,004	613,200	31,906	2,205,155
Executive Vice President and	2018	533,516	533,371	266,670	224,077	29,234	1,586,868
Chief Financial Officer	2017	500,000	660,347	383,136	330,000	24,614	1,898,098
Craig H. Hoskins	2019	442,054	349,120	174,551	451,779	45,074	1,462,578
Executive Vice President of
the Company and President
and Chief Executive Officer,
Foodservice
Patrick T. Hagerty	2019	470,192	480,033	240,006	472,261	54,337	1,716,829
Executive Vice President of the	2018	436,538	390,019	195,008	382,050	51,079	1,454,694
Company and President and	2017	380,000	434,957	252,363	188,480	42,831	1,298,631
Chief Executive Officer, Vistar
Carol O'Connell	2019	425,000	368,350	184,170	434,350	31,496	1,443,366
Former Senior Vice President and	2018	417,308	368,352	184,175	178,500	32,541	1,180,875
Chief Human Resources Officer	2017	385,000	440,604	255,624	254,100	29,514	1,364,841

(1)	In connection with Mr. Hoskins’ transition into his new role effective February 4, 2019, his base salary was increased from $402,800 to $500,000. Effective February 4, 2019, Mr. Hagerty’s base salary was increased from $450,000 to $500,000.
(2)	Amounts shown in this column include the grant date fair value, calculated in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 and using the assumptions discussed in Note 18, “Stock-based Compensation,” of the audited financial statements in our Annual Report, of the performance shares and restricted stock received in fiscal 2019, as described under “Compensation Discussion and Analysis—Long-Term Equity Awards—2019 Long-Term Equity Incentive Grants.”
With respect to the performance shares in the Fiscal 2019 Grants, 50% vest according to ROIC (as defined below) and 50% vest according to Relative TSR (as defined below). The grant date fair value of the shares that vest according to ROIC was computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions as of the grant date. Assuming the highest level of performance is achieved, the aggregate grant date fair value of the ROIC awards would be: Mr. Holm—$1,041,690; Mr. Hope—$249,990; Mr. Hoskins—$136,354; Mr. Hagerty—$187,493; and Ms. O’Connell—$143,861.
As the shares that vest according to Relative TSR are subject to market conditions as defined under FASB ASC Topic 718 and are not subject to performance conditions as defined under FASB ASC Topic 718, they have no maximum grant date fair values that differ from the grant date fair values presented in the table.
(3)	Amounts shown in this column for fiscal 2019 include the grant date fair value, calculated in accordance with FASB ASC Topic 718 and using the assumptions discussed in Note 18, “Stock-based Compensation” of the audited financial statements in our Annual Report, of the options received in the Fiscal 2019 Grants, as described under “Compensation Discussion and Analysis—Long-Term Equity Awards—2019 Long-Term Equity Incentive Grants.”

48	2019 Proxy Statement

Tabular Executive Compensation Disclosure

(4)	Amounts shown in this column reflect amounts earned under our AIP. Amounts shown for Messrs. Hoskins and Hagerty were prorated to reflect their change in base salary as of February 4, 2019.
(5)	Amounts reported under All Other Compensation for fiscal 2019 include contributions to our 401(k) plan on behalf of our NEOs, including annual STAR Contributions under our 401(k) plan, as follows: Mr. Holm, annual STAR Contribution of $11,000; Mr. Hope, matching contribution of $9,800; Mr. Hoskins, matching contribution of $9,428 and annual STAR Contribution of $13,750; Mr. Hagerty, matching contribution of $10,332 and annual STAR Contribution of $13,750; and Ms. O’Connell, matching contribution of $9,625. Amounts reported for each NEO also include annual auto allowances, fees for participation in our executive health programs, gifts (and tax reimbursement related to gifts), as well as amounts with respect to the payment of life insurance premiums as follows: $1,344 for Mr. Holm, $807 for Mr. Hope, $597 for Mr. Hoskins, $633 for Mr. Hagerty, and $571 for Ms. O’Connell.

Fiscal 2019 Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to our NEOs during fiscal 2019.

Name	Grant Date	Award Type	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (3)(#)	All Other Option Awards: Number of Securities Underlying Options (4)(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
George L. Holm		2019 AIP	50,000	1,000,000	1,330,000
	9/10/2018	Performance Shares				5,342	42,736	64,104				1,333,363
	9/10/2018	Restricted Stock							41,026			1,333,345
	9/10/2018	Options								105,070	32.50	1,333,338
James D. Hope		2019 AIP	30,000	600,000	798,000
	9/10/2018	Performance Shares				1,282	10,257	15,386				320,018
	9/10/2018	Restricted Stock							9,847			320,028
	9/10/2018	Options								25,217	32.50	320,004
Craig H. Hoskins		2019 AIP	22,103	442,054	587,932
	9/10/2018	Performance Shares				700	5,595	8,393				174,564
	9/10/2018	Restricted Stock							5,371			174,558
	9/10/2018	Options								13,755	32.50	174,551
Patrick T. Hagerty		2019 AIP	4,702	470,192	501,225
	9/10/2018	Performance Shares				962	7,693	11,540				240,022
	9/10/2018	Restricted Stock							7,385			240,013
	9/10/2018	Options								18,913	32.50	240,006
Carol A. O’Connell		2019 AIP	21,250	425,000	565,250
	9/10/2018	Performance Shares				738	5,903	8,855				184,174
	9/10/2018	Restricted Stock							5,667			184,178
	9/10/2018	Options								14,513	32.50	184,170

(1)	Amounts represent awards payable under our AIP. See “Compensation Discussion and Analysis—Executive Compensation Program Elements—Cash Bonus Opportunities—Annual Cash Bonus Opportunity” above for a description of our AIP. Amounts shown for Messrs. Hoskins and Hagerty are prorated to reflect their change in base salary as of February 4, 2019. Actual amounts paid under our fiscal 2019 AIP are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	Reflects the number of shares that will vest for the applicable level of performance under the performance share portion of the fiscal 2019 grants made pursuant to the 2015 Omnibus Incentive Plan, the terms of which are summarized under “Narrative to Summary Compensation Table and Fiscal 2019 Grants of Plan-Based Awards—Description of Fiscal 2019 Equity-Based Awards—Awards Granted Under the 2015 Omnibus Incentive Plan” below.
(3)	Reflects the time-based restricted stock portion of the fiscal 2019 grants made pursuant to the 2015 Omnibus Incentive Plan, the terms of which are summarized under “Narrative to Summary Compensation Table and Fiscal 2019 Grants of Plan-Based Awards—Description of Fiscal 2019 Equity-Based Awards—Awards Granted Under the 2015 Omnibus Incentive Plan” below.
(4)	Reflects the stock option portion of the fiscal 2019 grants made pursuant to the 2015 Omnibus Incentive Plan, the terms of which are summarized under “Narrative to Summary Compensation Table and Fiscal 2019 Grants of Plan-Based Awards—Description of Fiscal 2019 Equity-Based Awards—Awards Granted Under the 2015 Omnibus Incentive Plan” below.

2019 Proxy Statement	49

Tabular Executive Compensation Disclosure

(5)	Represents the grant date fair value of the performance share portion, the time-based restricted stock portion, and the stock option portion of the fiscal 2019 grants.

The grant date fair value of the performance shares that vest according to ROIC was computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions as of the grant date and was determined to be for each of Messrs. Holm, Hope, Hoskins and Hagerty and Ms. O’Connell, $694,460, $166,660, $90,903, $124,995 and $95,908, respectively. The grant date fair value of the performance shares that vest based on Relative TSR was determined to be for each of Messrs. Holm, Hope, Hoskins and Hagerty and Ms. O’Connell, $638,903, $153,357, $83,660, $115,025 and $88,265, respectively.

Narrative to Summary Compensation Table and Fiscal 2019 Grants of Plan-Based Awards

Summary of Employment Agreement of Mr. Holm

Mr. Holm’s employment agreement, dated as of September 6, 2002, as amended effective January 2003, provides that he serves as President and Chief Executive Officer, for an initial term of three years that automatically extends for successive automatic one-year periods, unless we or Mr. Holm elect not to extend the term by providing 30 days’ advance notice.

Mr. Holm’s employment agreement establishes: (1) an initial base salary, subject to discretionary annual increases; (2) eligibility to receive an annual bonus, with a target amount equal to 100% of his base salary if performance targets set by the Compensation Committee are achieved, which he may elect to receive as shares of our common stock; and (3) a requirement that he purchase $2 million of our common stock. Mr. Holm is also entitled to participate in all employee benefit and fringe plans made available to our employees generally.

Mr. Holm’s employment agreement also contains restrictive covenants, including an indefinite covenant not to disclose confidential information and not to disparage us, and, during Mr. Holm’s employment and for the one-year period following the termination of his employment, covenants related to non-competition and non-solicitation of our employees, customers, or suppliers.

Mr. Holm’s employment agreement also provides for severance benefits following certain terminations of employment. See “Potential Payments Upon Termination or Change in Control” for a description of these provisions.

Summary of Letter Agreement with Ms. O’Connell

In connection with her resignation, we entered into a letter agreement with Ms. O’Connell, dated March 4, 2019 (the “O’Connell Letter Agreement”). Pursuant to the O’Connell Letter Agreement, the employment of Ms. O’Connell ended at the close of business on August 2, 2019 (the “Termination Date”). The O’Connell Letter Agreement, among other things, also provided for the following: (a) a severance benefit equal to 52 weeks of Ms. O’Connell’s current base salary of $425,000 payable over time bi-weekly in accordance with the Company’s payroll practices; (b) continued health care coverage under the Company’s health plan for a period of 12 months from the Termination Date; and (c) Ms. O’Connell’s long-term equity incentive awards granted under the Company’s 2015 Omnibus Incentive Plan will continue to vest (subject to the terms and conditions thereof) after the Termination Date as if she continued her employment through August 2, 2020, and all other unvested equity will be forfeited.

50	2019 Proxy Statement

Tabular Executive Compensation Disclosure

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table sets forth information regarding outstanding equity awards made to our NEOs as of June 29, 2019.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
George L. Holm	9/30/2015	303,570	15,351	19.00	9/30/2025
	9/30/2015					15,351	614,501
	8/9/2016	97,065	97,066	26.57	8/9/2026
	8/9/2016							51,231	(5)	2,050,777
	8/9/2016					36,036	1,442,521
	9/21/2017	30,169	90,510	28.80	9/21/2027
	9/21/2017							55,758	(6)	2,231,993
	9/21/2017					32,119	1,285,724
	9/10/2018	—	105,070	32.50	9/10/2028
	9/10/2018							42,736	(7)	1,710,722
	9/10/2018					41,026	1,642,271
James D. Hope	3/12/2015	19,400	4,850	16.76	3/12/2025
	9/30/2015	44,097	11,848	19.00	9/30/2025
	9/30/2015					4,432	177,413
	8/9/2016	20,800	20,800	26.57	8/9/2026
	8/9/2016							10,977	(5)	439,409
	8/9/2016					7,723	309,152
	9/21/2017	6,523	19,570	28.80	9/21/2027
	9/21/2017							12,057	(6)	482,642
	9/21/2017					6,945	278,008
	9/10/2018	—	25,217	32.50	9/10/2028
	9/10/2018							10,257	(7)	410,588
	9/10/2018					9,847	394,175
Craig H. Hoskins	9/30/2015	31,691	2,167	19.00	9/30/2025
	9/30/2015					2,167	86,745
	8/9/2016	13,700	13,701	26.57	8/9/2026
	8/9/2016							7,231	(5)	289,457
	8/9/2016					5,087	203,633
	9/21/2017	4,269	12,810	28.80	9/21/2027
	9/21/2017							7,892	(6)	315,917
	9/21/2017					4,546	181,976
	9/10/2018	—	13,755	32.50	9/10/2028
	9/10/2018							5,595	(7)	223,968
	9/10/2018					5,371	215,001
Patrick T. Hagerty	9/30/2015	34,767	2,167	19.00	9/30/2025
	9/30/2015					2,167	86,745
	8/9/2016	13,700	13,701	26.57	8/9/2026
	8/9/2016							7,231	(5)	289,457
	8/9/2016					5,087	203,633
	9/21/2017	4,770	14,311	28.80	9/21/2027
	9/21/2017							8,817	(6)	352,945
	9/21/2017					5,079	203,312
	9/10/2018	—	18,913	32.50	9/10/2028
	9/10/2018							7,693	(7)	307,951
	9/10/2018					7,385	295,622

2019 Proxy Statement	51

Tabular Executive Compensation Disclosure

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Carol A. O’Connell	9/30/2015	—	2,198	19.00	9/30/2025
	9/30/2015					2,198	87,986
	8/9/2016	—	6,939	26.57	8/9/2026
	8/9/2016							7,326	(5)	293,260
	8/9/2016					2,576	103,117
	9/21/2017	—	4,505	28.80	9/21/2027
	9/21/2017							8,327	(6)	333,330
	9/21/2017					1,599	64,008
	9/10/2018	—	3,628	32.50	9/10/2028
	9/10/2018					1,416	56,682

(1)	Represents fully-vested time-vesting and time and performance-vesting options. Options in this column granted on March 12, 2015, represent time-vesting options granted pursuant to the 2007 Management Option Plan. Options in this column granted on September 30, 2015, represent time and performance-vesting options granted pursuant to the 2007 Management Option Plan and time-vesting options granted pursuant to the 2015 Omnibus Incentive Plan. Options in this column granted on August 9, 2016, and September 21, 2017, represent time-vesting options granted pursuant to the 2015 Omnibus Incentive Plan.
(2)	Represents unvested time-vesting options. Options in this column granted on September 30, 2015, August 9, 2016, September 21, 2017, and September 10, 2018 were granted pursuant to the 2015 Omnibus Incentive Plan and vest in four equal annual installments on each of the first four anniversaries of the applicable date of grant. Options in this column granted on March 12, 2015, to Mr. Hope were granted pursuant to the 2007 Management Option Plan and vest in five equal annual installments on each of the first five anniversaries of September 3, 2014. For Mr. Hope, there are 8,558 options granted on September 30, 2015, pursuant to the 2007 Management Option Plan that have met their performance-vesting requirement and time-vested on September 3, 2019.
(3)	Represents time-vesting restricted stock granted pursuant to the 2015 Omnibus Incentive Plan that vests in four equal annual installments on each of the first four anniversaries of the date of grant. For Mr. Hope, there are 1,142 shares of restricted stock granted on September 30, 2015, pursuant to the 2007 Management Option Plan that have met their performance-vesting requirement and time-vested on September 3, 2019.
(4)	Based on $40.03, the closing price of our common stock on June 28, 2019, the last trading day on the New York Stock Exchange of fiscal 2019.
(5)	The performance shares granted on August 9, 2016 vested based on the Company’s achievement of each performance measure (ROIC and Relative TSR) with respect to the period that began on July 3, 2016, and ended on June 29, 2019, as determined by the Compensation Committee on August 7, 2019. The achievement levels for both the ROIC and Relative TSR were between target and maximum performance. Accordingly, the number of shares reported in the table reflect the actual amounts based on 115% of target performance for ROIC and 109% of target performance for Relative TSR.
(6)	The performance shares granted on September 21, 2017, will vest, if at all, based on the Company’s achievement of each performance measure (ROIC and Relative TSR) with respect to the period that began on July 2, 2017, and ends on June 27, 2020, as determined by the Compensation Committee following the end of fiscal 2020. As of June 29, 2019, the achievement level with respect to ROIC was between threshold and target performance, and the achievement level with respect to Relative TSR was between target and maximum performance. Accordingly, the number of shares reported in the table reflect amounts based on target performance for ROIC and maximum performance for Relative TSR. The actual number of shares that will vest with respect to the performance shares is not yet determinable.
(7)	The performance shares granted on September 10, 2018, will vest, if at all, based on the Company’s achievement of each performance measure (ROIC and Relative TSR) with respect to the period that began on July 1, 2018, and ends on July 3, 2021, as determined by the Compensation Committee following the end of fiscal 2021. As of June 29, 2019, the achievement level with respect to ROIC was between threshold and target performance, and the achievement level with respect to Relative TSR was between threshold and target performance. Accordingly, the number of shares reported in the table reflect amounts based on target performance for both ROIC and Relative TSR. The actual number of shares that will vest with respect to the performance shares is not yet determinable.

52	2019 Proxy Statement

Tabular Executive Compensation Disclosure

Fiscal 2019 Option Exercises and Stock Vested

The following table provides information with respect to our NEOs regarding options exercised and stock vested during fiscal 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
George L. Holm	224,702	5,831,265	130,039	4,735,792
James D. Hope	—	—	29,026	1,053,224
Craig H. Hoskins	—	—	18,355	668,445
Patrick T. Hagerty	8,083	206,379	18,532	674,357
Carol A. O’Connell	13,641	127,172	18,675	679,912

(1)	We report the value realized on exercise as the difference between the fair market value of the shares acquired on exercise and the exercise price of the stock option.
(2)	Represents the vesting of one fourth of the shares of time-based restricted stock granted on September 30, 2015, August 9, 2016, and September 21, 2017. Additionally, the performance shares granted on September 30, 2015, vested based on the Company’s achievement of each performance metric (ROIC and Relative TSR) with respect to the period that began on September 30, 2015, and ended on June 30, 2018, as determined by the Compensation Committee on August 8, 2018. The achievement level with respect to ROIC was between target and maximum performance, and the achievement level with respect to Relative TSR was at maximum. Accordingly, the number of shares reported in the table reflect the actual amounts based on 130% of target performance for ROIC and 150% of target performance for Relative TSR.
(3)	Represents the value realized on August 9, 2018, September 21, 2018, and September 30, 2018 for the second, first and third vesting dates of the August 9, 2016, September 21, 2017, and September 30, 2015 time-based restricted stock grants, respectively. Additionally, the amount represents the value realized on August 8, 2018, as a result of the performance vesting of shares of restricted stock granted on September 30, 2015, under the 2015 Omnibus Incentive Plan.

Fiscal 2019 Pension Benefits

We have no pension benefits for our executive officers, including our NEOs.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and contractual agreements to which the NEOs would have been entitled assuming an eligible termination if a termination of employment or change in control occurred on June 28, 2019, the last business day of fiscal 2019.

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Tabular Executive Compensation Disclosure

The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms, or operation in favor of the NEOs. These include accrued but unpaid salary and distributions of vested plan balances under our 401(k) savings plan.

	Cash Severance Payment ($)(1)	Continuation of Group Health Plans ($)(2)	Value of Equity Acceleration Under 2007 Management Option Plan ($)(3)	Value of Equity Acceleration Under 2015 Omnibus Incentive Plan ($)(4)	Total ($)
George L. Holm
Eligible Termination	250,000	2,395	—	—	252,395
Change in Control	—	—	—	14,415,434	14,415,434
Death or Disability	—	—	—	12,530,961	12,530,961
James D. Hope
Eligible Termination	634,615	12,455	—	—	647,070
Change in Control	—	—	112,860	3,204,468	3,317,328
Death or Disability	—	—	—	2,769,869	2,769,869
Craig H. Hoskins
Eligible Termination	528,846	12.455	—	—	541,301
Change in Control	—	—	—	1,994,084	1,994,084
Death or Disability	—	—	—	1,739,460	1,739,460
Patrick T. Hagerty
Eligible Termination	528,846	12,455	—	—	541,301
Change in Control	—	—	—	2,272,747	2,272,747
Death or Disability	—	—	—	1,949,792	1,949,792
Carol A. O’Connell(5)
Eligible Termination	449,519	8,124	—	—	457,643
Change in Control	—	—	—	1,155,892	1,155,892
Death or Disability	—	—	—	1,044,788	1,044,788

(1)	Cash severance payment includes the following:
●	Mr. Holm—continued payment of his base salary through the expiration of his employment agreement ($192,308) plus the value of his accrued but unused vacation days ($57,692).
●	Mr. Hope—52 weeks’ base salary ($600,000) plus the value of his accrued but unused vacation days ($34,615).
●	Mr. Hoskins—52 weeks’ base salary ($500,000) plus the value of his accrued but unused vacation days ($28,846).
●	Mr. Hagerty—52 weeks’ base salary ($500,000) plus the value of his accrued but unused vacation days ($28,846).
●	Ms. O’Connell—52 weeks’ base salary ($425,000) plus the value of her accrued but unused vacation days ($24,519).
The amount of cash severance does not include amounts payable under the AIP because these amounts are accrued and payable as of the last day of the fiscal year regardless of whether an employee is employed on the applicable payment date.
(2)	With respect to Mr. Holm, reflects the cost of providing the executive officer with continued group health coverage as enrolled at the time of his termination through the expiration of his employment agreement. With respect to Messrs. Hope, Hoskins and Hagerty and Ms. O’Connell, reflects amounts to be paid equivalent to the cost of providing continued group health coverage (on the same basis such coverage was received at the time of the executive’s termination) under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of 52 weeks.
(3)	Upon a change in control assuming no replacement by the successor entity, our NEOs’ unvested options subject solely to time-based vesting would become immediately vested. Other than with respect to Mr. Hope, all options held by our NEOs subject solely to time-based vesting under the 2007 Management Option Plan were fully vested as of June 29, 2019. Amounts reported assume that the time and performance-vesting options and restricted stock granted pursuant to the 2007 Management Option Plan do not vest upon a change in control.

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Tabular Executive Compensation Disclosure

(4)	Amounts reported under “Death or Disability” reflect the value of the acceleration of the grants under the 2015 Omnibus Incentive Plan upon a termination due to death or disability. See “Treatment of Equity Awards in Connection with a Change in Control or Qualifying Termination.” Amounts reported under “Change in Control” reflect the value of the acceleration of grants under the 2015 Omnibus Incentive Plan upon a qualifying termination following a “change in control”. The performance shares granted on August 9, 2016 reflect accelerated vesting for the ROIC awards at 115% of target performance and for the Relative TSR awards at 109% of target performance. The performance shares granted on September 21, 2017 reflect accelerated vesting for the ROIC awards at target performance and the Relative TSR awards at maximum performance. The performance shares granted on September 10, 2018 reflect accelerated vesting for the ROIC awards and the Relative TSR awards at target performance.
(5)	The Letter Agreement with Ms. O’Connell provides for severance benefits equal to 52 weeks of Ms. O’Connell’s current base salary of $425,000 plus the value of her accrued but unused vacation days (up to a maximum of $24,519). The Letter Agreement also provides for continued health care coverage under the Company’s health plan for a period of 12 months from the Termination Date. The value of equity acceleration under the 2015 Omnibus Incentive Plan in the event of a “Change in Control” or “Death or Disability” is based on the number of shares that will continue to vest in accordance with Ms. O’Connell’s Letter Agreement.

Severance Arrangements and Restrictive Covenants

We have adopted the Severance Plan for the benefit of certain key employees. Each of the NEOs other than Mr. Holm, whose severance terms are contained in his employment agreement, is eligible for severance pay and benefits under the Severance Plan.

Mr. Holm

Under the terms of his employment agreement, if, prior to the expiration of the term of his employment agreement, (1) the Company terminates Mr. Holm’s employment other than for “cause” or other than by reason of his “disability” or (2) Mr. Holm terminates his employment for “good reason,” then, subject to his execution of a valid release and waiver of claims and his continued compliance with the restrictive and future cooperation covenants in his employment agreement, Mr. Holm will be entitled to receive:

●	continued payment of his base salary for the remainder of the then-existing term of his employment agreement;
●	a lump sum payment equal to his annual bonus for the fiscal year in which the termination occurs, based on Company performance during such year through the date of his termination, prorated for the portion of the year actually worked; and
●	continued group health coverage (on the same basis such coverage was received at the time of his termination) for the remainder of the then-existing term of his employment agreement.

For purposes of the severance provisions of Mr. Holm’s employment agreement:

●	“cause” means a finding by the Company that Mr. Holm has (1) committed a felony or a crime involving moral turpitude, (2) committed any act of gross negligence or fraud, (3) failed, refused, or neglected to substantially perform his duties (other than by reason of a physical or mental impairment) or to implement the directives of the Company, or materially breached any provision of his employment agreement, where such failure, refusal, neglect, or breach continued for 30 days after he had received written notice thereof, or (4) engaged in conduct that is materially injurious to the Company, monetarily or otherwise.
●	“disability” means a finding by the Company that Mr. Holm has been unable to perform his job functions by reason of a physical or mental impairment for a period of 180 days within a period of 360 consecutive days.
●	“good reason” means (1) a material breach by the Company of any provision of Mr. Holm’s employment agreement that continues for 30 days after Mr. Holm has provided the Company with written notice thereof, or (2) the principal place of Mr. Holm’s employment is relocated more than 100 miles from his principal place of employment on the effective date of his employment agreement.

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Tabular Executive Compensation Disclosure

Messrs. Hope, Hagerty and Hoskins and Ms. O’Connell

Under the terms of the Severance Plan, as modified by their Severance Letter Agreements, if either of Messrs. Hope’s, Hagerty’s or Hoskins’ or Ms. O’Connell’s employment terminates other than (1) for “cause”; (2) because of a layoff relating to which he or she has recall or rehire rights; (3) due to his or her voluntary retirement, voluntary resignation (other than for “good reason”), “disability,” or death; or (4) because of any cause beyond the reasonable control of the Company, including, but not limited to, inclement weather, war, riot, malicious or terrorist acts of damage, civil commotion, power failure, fire, or unforeseeable acts of third parties, upon proper execution and filing of a valid release agreement, the NEO will be entitled to receive:

●	continued payment of base salary at the level of the executive’s base salary immediately before his or her termination for 52 weeks;
●	the annual bonus, if any, that he or she would have been entitled to receive, if such termination of employment had not occurred, based on the Company’s achievement of the applicable performance targets, in respect of the year of such termination, prorated for the portion of the year actually worked and payable at such time as annual bonuses are paid to other executives of the Company, but no later than two and one half months after the last day of the performance year to which such bonus relates; and
●	a payment equivalent to the cost of continued group health coverage (on the same basis such coverage was received at the time of the executive’s termination) under COBRA for a period of 52 weeks.

Under the terms of the Severance Plan, if an executive is re-employed by the Company within six months of his or her termination, he or she must return any severance payments in excess of the base pay he or she would have been paid during the time of unemployment if he or she had not experienced a termination of employment.

For purposes of the Severance Plan:

●	“cause” means termination for any of the following reasons: (1) failure to perform the executive’s assigned duties, including failure to comply with Company policies; (2) conviction (including any plea of nolo contendere) of any felony or crime involving dishonesty or moral turpitude; (3) act of personal dishonesty knowingly taken in connection with the executive’s responsibilities as an associate of the Company and which is intended to result in the executive’s personal enrichment or that of any other person; (4) bad faith conduct that is materially detrimental to the Company; (5) inability of the executive to perform his or her duties because of his or her alcohol or drug use; (6) failure to comply with any legal written directive of the Board of Directors of the Company; (7) any act or omission of substantial detriment to the Company because of the executive’s intentional failure to comply with any statute, rule, or regulation, except any act or omission the executive believes in good faith to have been in or not opposed to the best interest of the Company (without the executive’s intent to gain, directly or indirectly, a profit to which the executive is not legally entitled) or any act or omission resulting from the executive’s bad judgment or negligence other than habitual neglect of duty; or (8) insubordination or any other act, or failure to act, or other conduct which is determined by the Company, in its sole discretion, to be demonstrably and materially injurious to the Company monetarily or otherwise.
●	“disability” means a physical or mental condition which qualifies the executive for benefits under the Company’s long-term disability plan or, in the absence of such a plan, a physical or mental condition pursuant to which the executive has become entitled to a disability award under the U.S. Social Security Act.

For purposes of the Severance Plan, as modified by Messrs. Hope’s, Hagerty’s and Hoskins’ and Ms. O’Connell’s Severance Letter Agreements:

●	“good reason” means, provided that the Company has failed to cure such event within 30 days of receipt of written notice from the executive of such event and that such event occurred within fewer than 90 days of the executive’s resignation, (1) a diminution in the executive’s base salary or annual bonus opportunity; (2) any material diminution in the executive’s authority, duties, or responsibilities; (3) failure of the Company or its subsidiaries to pay or cause to be paid the executive’s base salary or annual bonus, when due; or (4) relocation of the executive’s principal place of employment more than 50 miles from the Richmond, Virginia, metropolitan area; provided that none of these events will constitute “good reason” until the Company fails to cure the event within 30 days after receipt of written notice of the event which constitutes “good reason.” In addition, “good reason” will cease to exist for an event on the 90th day following its occurrence.

In addition to the foregoing, we provide each of our NEOs with basic life and accident insurance coverage valued at one times annual salary up to a maximum of $1 million combined benefit. Therefore, if the benefits were triggered on

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Tabular Executive Compensation Disclosure

June 29, 2019, under our life insurance plans, the designated beneficiaries of our NEOs would have received the following amounts: Mr. Holm ($1,000,000), Mr. Hope ($600,000), Mr. Hagerty ($500,000), Mr. Hoskins ($500,000) and Ms. O’Connell ($425,000).

The O’Connell Letter Agreement, among other things, also provides for the following: (a) a severance benefit equal to 52 weeks of Ms. O’Connell’s current base salary of $425,000 payable over time bi-weekly in accordance with the Company’s payroll practices (commencing as soon as the release discussed below is signed); (b) continued health care coverage under the Company’s health plan for a period of 12 months from the Termination Date; and (c) Ms. O’Connell’s long-term equity incentive awards granted under the Company’s 2015 Omnibus Incentive Plan will continue to vest (subject to the terms and conditions thereof) after the Termination Date as if she continued her employment through August 2, 2020, and all other unvested equity will be forfeited.

Treatment of Equity Awards in Connection with a Change in Control or Qualifying Termination

Immediately prior to a “change in control,” any outstanding and unvested stock options and time-based restricted stock will become fully vested to the extent the acquiring or successor entity does not assume, continue, or substitute for the stock options and time-based restricted stock. If the recipient’s employment is terminated by us without cause or the recipient resigns with good reason within 18 months following a “change in control,” any outstanding and unvested stock options and time-based restricted stock will become fully vested (to the extent the acquiring or successor entity assumes, continues, or substitutes for the stock options and time-based restricted stock). On a “change in control,” any outstanding and unvested performance shares will be converted to time-based restricted stock that will vest on the third anniversary of the date of grant (“Converted Awards”). Such conversion will be based on the target award opportunity if the “change in control” occurs prior to the 18-month anniversary of the start of the performance period or after the 18-month anniversary of the start of the performance period if the actual performance is not measurable on the date of the “change in control”; otherwise, the conversion will be based on the actual performance at the time of the “change in control.”

Vesting of the Converted Awards will be accelerated if the acquiring or successor entity does not assume, continue or substitute for the Converted Awards or if the recipient’s employment is terminated by us without cause or the recipient resigns with good reason within 18 months following a “change in control” (to the extent the acquiring or successor entity assumes, continues or substitutes for the stock options and restricted stock).

Any outstanding and unvested stock options and time-based restricted stock will become fully vested in the event of the recipient’s termination of employment by the recipient due to death or disability. Any outstanding and unvested performance shares will pay out pro-rata based on actual performance at the end of the performance period in the event of the recipient’s termination of employment by the recipient due to death or disability. Upon any other termination of employment, all unvested stock options, time-based restricted stock and performance shares will be forfeited.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our CEO and the median of the annual total compensation of our employees. For fiscal year 2019, the annual total compensation of our CEO was $6,079,432 and the median of the annual total compensation of our employees, other than our CEO, was $69,614. As a result, we estimate the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees for fiscal year 2019 was 87 to 1.

To identify the median employee, we used the following methodology:

●	We determined that as of June 18, 2019, our employee population (including employees of our consolidated subsidiaries) totaled approximately 15,746 full-time, part-time and temporary employees in the U.S. As permitted under SEC rules, we excluded from our employee population 2,457 associates who became employees of the Company during fiscal year 2019 due to our asset transactions with Master Wholesale & Vending Supply, Inc., and Maxima Supply, Inc., and a stock transaction with Eby-Brown Company, LLC.

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Tabular Executive Compensation Disclosure

●	To identify the median employee from our employee population, we first determined the amount of each employee’s “annual total compensation” for calendar year 2019. For this purpose, “annual total compensation” refers to the sum of an employee’s annual salary and wages, fiscal year 2019 bonus paid under the AIP, the value of Company-provided health and welfare benefits, and employer matching contributions to our 401(k) plan made on behalf of the employee. In making this determination, we annualized the compensation of any full-time employees who were hired in fiscal year 2019 but did not work for us for the entire fiscal year.
●	We then identified our median employee from our employee population by arraying and sorting our employee population from highest to lowest annual total compensation and then choosing the employee whose annual total compensation ranked in middle of the population.
●	After identifying our median employee, we calculated the annual total compensation for the median employee and for the CEO in the following manner:

The median employee’s annual total compensation was calculated based on same methodology used to determine our NEOs’ annual total compensation as reported in the Summary Compensation Table included on page 48 of this Proxy Statement plus the value of the median employee’s fiscal 2019 health and welfare benefits (i.e., $8,090).

The annual total compensation of the CEO was based on the amount reported for the CEO in the “Total” column of our Summary Compensation Table included on page 48 of this Proxy Statement plus the value of the CEO’s fiscal 2019 health and welfare benefits (i.e., $17,742).

In calculating pay ratios, the SEC allows companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions reflecting their unique employee populations. Therefore, our reported pay ratio may not be comparable to that reported by other companies due to differences in industries and geographical dispersion, as well as the different estimates, assumptions, and methodologies applied by other companies in calculating their pay ratios.

58	2019 Proxy Statement

The following table sets forth information as of June 29, 2019, regarding the Company’s equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans(3)
Equity compensation plan approved
by stockholders
2007 Management Option Plan	1,200,434	$17.39	—
2015 Omnibus Incentive Plan	988,337	$27.33	1,692,268

(1)	Relates to options outstanding under our 2007 Management Option Plan, and 958,393 options and 29,944 restricted stock units outstanding under our 2015 Omnibus Incentive Plan.
(2)	The weighted-average exercise price for the 2015 Omnibus Incentive Plan excludes the impact of outstanding restricted stock units as they have no exercise price.
(3)	Relates to additional shares reserved for future awards under our 2015 Omnibus Incentive Plan. No further awards will be granted under the 2007 Management Option Plan.

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Each of our non-employee directors is entitled to annual compensation as follows:

●	Cash retainer of $100,000, payable in quarterly installments in arrears;
●	Additional cash retainer of $50,000 payable in quarterly installments in arrears for serving as the lead independent director of the Board of Directors;
●	Additional cash retainer payable in quarterly installments in arrears for serving as the chair of a committee as follows:
●	$20,000 annual fee for the Audit Committee chair;
●	$15,000 annual fee for the Compensation Committee chair;
●	$15,000 annual fee for the Nominating and Corporate Governance Committee chair; and
●	$15,000 annual fee for the Technology Committee chair; and
●	$120,000 in the form of (i) restricted stock units vesting in full on the earlier of: (a) the first anniversary of the date of grant and (b) the next regularly scheduled annual meeting of stockholders of the Company following the date of grant and subject to accelerated vesting in the event of a “change of control”, or (ii) deferred stock units that are settled on the earlier of (a) the date of a “separation from service” from the Company (within the meaning of Treasury Regulation § 1.409A-1(h) or successor guidance thereto) or (b) in the event of a “change in control”.

Director Compensation for Fiscal 2019

The table below sets forth information regarding non-employee director compensation for the fiscal year ended June 29, 2019.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Meredith Adler	100,000	120,001	220,001
William F. Dawson, Jr.	100,000	120,001	220,001
Manuel A. Fernandez	130,552	120,001	250,553
Kimberly S. Grant	100,000	120,001	220,001
Jeffrey M. Overly	100,000	120,001	220,001
Randall N. Spratt	106,250	120,001	226,251
Douglas M. Steenland(3)	126,014	195,021	321,035
Arthur B. Winkleblack	120,000	120,001	240,001
John J. Zillmer	115,667	120,001	235,668

(1)	Amounts reported reflect fees earned by our directors during fiscal 2019.
(2)	Represents the grant date fair value of restricted stock units, calculated in accordance with FASB ASC Topic 718, issued to our directors on November 13, 2018. The aggregate number of restricted stock units outstanding as of June 29, 2019, for our non-employee directors was as follows: 3,743 restricted stock units for Ms. Adler, 3,743 restricted stock units for Mr. Dawson, 3,743 restricted stock units for Mr. Fernandez, 3,743 restricted stock units for Ms. Grant, 3,743 restricted stock units for Mr. Overly, 3,743 restricted stock units for Mr. Spratt, 6,083 restricted stock units for Mr. Steenland, 3,743 restricted stock units for Mr. Winkleblack, and 3,743 restricted stock units for Mr. Zillmer.
(3)	Mr. Steenland resigned from his position on the Board of Directors effective January 30, 2019. The 6,083 restricted stock units granted to Mr. Steenland were forfeited upon his resignation.

60	2019 Proxy Statement

Compensation of Directors

Stock Ownership Guidelines

DIRECTORS

To align the interests of our Board of Directors with those of our stockholders, the Board of Directors concluded that the members of our Board of Directors (the “Covered Directors”) should have a significant financial stake in the Company’s stock. To further that goal, we implemented director stock ownership guidelines on September 21, 2017 (the “Director Guidelines”). The Covered Directors are required to hold a specific level of equity ownership as outlined below:

Covered Directors’ Stock Ownership Multiples

The stock ownership level under the Director Guidelines, expressed as a multiple of the Covered Director’s annual cash retainer, is five times each Covered Director’s annual cash retainer.

Retention Requirement

There is no required time period within which a Covered Director must attain the applicable stock ownership level under the Director Guidelines. However, until the applicable ownership level is achieved, a stock retention requirement of 100% of shares will apply.

The shares counted toward these ownership requirements include shares of common stock owned directly by the Covered Director and outstanding restricted stock and restricted stock units.

These ownership requirements are set at levels that the Company believes are reasonable given the Covered Director’s respective annual cash retainers. In addition, FW Cook (our Compensation Committee's former consultant) reviewed our Director Guidelines and confirmed that they are consistent with the corresponding practices of our peer group.

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Proposal

04	Approve the Share Increase Amendment Under Our 2015 Omnibus Incentive Plan

Your Board of Directors recommends that you vote “FOR” the approval of the share increase amendment under our 2015 Omnibus Incentive Plan.

On September 16, 2019, our Board of Directors approved and recommended for approval by the Company’s stockholders Amendment No. 1 (the “Amendment”) to the Performance Food Group Company 2015 Omnibus Incentive Plan (the “2015 Omnibus Incentive Plan”). We refer to the 2015 Omnibus Incentive Plan, as amended by the Amendment, as the “Amended 2015 Omnibus Incentive Plan” throughout this Proxy Statement. References in this proposal to our Board of Directors include the Compensation and Human Resources Committee of the Board of Directors, where applicable.

The Amendment makes the following key changes to the 2015 Omnibus Incentive Plan (along with certain other clarifying changes):

●	Increases the maximum number of shares that may be issued pursuant to the 2015 Omnibus Incentive Plan by 4,000,000 shares to 14,000,000 shares;
●	Lowers the annual non-employee director compensation limit to $1,000,000 per fiscal year, which applies to both cash and equity compensation;
●	Lowers the maximum number of shares of common stock for which stock options or stock appreciation rights may be granted to any individual participant during any single fiscal year to 1,000,000;
●	Lowers the maximum number of shares of common stock for which performance compensation awards denominated in shares may be granted to any individual participant in respect of a single fiscal year to 1,000,000;
●	Provides that shares withheld, repurchased or delivered to satisfy the exercise price or tax withholding requirements relating to stock options or stock appreciation rights granted on or after November 13, 2019 will not be made available again for issuance under the Amended 2015 Omnibus Incentive Plan;
●	Implements a requirement (subject to certain exceptions described in “Minimum Vesting Requirements” below) that no stock award granted may vest until at least the first anniversary of the date of grant of such award, except that up to 5% of the share reserve of the Amended 2015 Omnibus Incentive Plan may be subject to awards that do not meet such vesting requirements; and
●	Requires dividends and dividend equivalents to be subject to the same restrictions and risks of forfeiture (including any service-based or performance-based vesting conditions) as the awards to which they relate.

If stockholders do not approve this Proposal 4, the Amendment will not become effective, the proposed additional shares will not become available for issuance under the 2015 Omnibus Incentive Plan, and the 2015 Omnibus Incentive Plan will continue as in effect prior to the Amendment, subject to previously authorized share limits.

Background and Purposes of the Amendment

The Board of Directors is asking our stockholders to approve the Amendment because the Board of Directors believes that it is in the best interests of the Company and our stockholders to provide, through the Amended 2015 Omnibus Incentive Plan, a comprehensive equity and long-term compensation program designed to enable us to attract, retain, and reward employees, officers, and directors to the Company. The Board of Directors also believes that long-term equity compensation is essential to link executive compensation with long-term stockholder value creation. Equity compensation represents a significant portion of the compensation package of our executive officers. Our equity awards generally vest over several years, therefore, the value ultimately realized from these awards depends on the long-term value of our common stock. The Board of Directors believes that the Amended 2015 Omnibus Incentive Plan is an integral part of our long-term compensation philosophy and the Amended 2015 Omnibus Incentive Plan is necessary to continue providing the appropriate levels and types of equity compensation for employees and non-employee directors of the Company.

62	2019 Proxy Statement

Share Increase Amendment

The Amended 2015 Omnibus Incentive Plan also incorporates several provisions that we believe are key compensation and governance best practices, including the following:

●	No annual evergreen. The Amended 2015 Omnibus Incentive Plan does not contain an annual “evergreen” provision that automatically increases the number of shares available for issuance each year.
●	Minimum vesting requirement. No awards granted under the Amended 2015 Omnibus Incentive Plan may vest until the first anniversary of the applicable grant date (subject to limited exceptions).
●	Aggregate non-employee director compensation limits. Under the Amended 2015 Omnibus Incentive Plan, the sum of the aggregate grant date fair value of all equity-based grants and any cash fees paid to a single non-employee director, for services as a non-employee director, in a fiscal year may not exceed $1,000,000.
●	Aggregate individual participant compensation limits. Under the Amended 2015 Omnibus Incentive Plan, (i) grants of options or stock appreciation rights in respect of no more than 1,000,000 shares of common stock and (ii) no more than 1,000,000 shares of common stock may be issued in respect of performance compensation awards denominated in shares of common stock granted pursuant to the Plan may be made to any individual Participant during any single fiscal year of the Company.
●	Payment of dividends and dividend equivalents only if underlying awards vest. Under the Amended 2015 Omnibus Incentive Plan, neither dividends nor dividend equivalents may be paid with respect to unvested awards unless and until the underlying award subsequently vests. No dividends or dividend equivalents will be payable in respect of outstanding stock options or stock appreciation rights.
●	Limitation on terms of stock options and stock appreciation rights. The maximum term of each stock option and stock appreciation right is ten years.
●	Limitation on share recycling. Shares withheld or delivered to satisfy the exercise price or tax withholding requirements relating to a stock option or stock appreciation right or shares repurchased with stock option proceeds, in each case, with respect to awards granted on or after November 13, 2019 will not be made available again for issuance under the Amended 2015 Omnibus Incentive Plan.
●	No replacement, cash buyouts or repricing of awards without stockholder approval. Under the Amended 2015 Omnibus Incentive Plan, without stockholder approval, (i) awards may not be repriced and (ii) outstanding stock options and stock appreciation rights may not be replaced with new stock options or stock appreciation rights (with a lower exercise price or strike price, as the case may be) or other awards or cash payments with a greater intrinsic value than the canceled stock option or stock appreciation right.

Current Overview of Outstanding Equity Information

As of June 29, 2019, the Company had 1,692,268 shares available for grant under the 2015 Omnibus Incentive Plan, a number that the Board of Directors believes to be insufficient to meet our anticipated needs. The Board of Directors believes that it is desirable to increase the share reserve so that the Company can continue to meet the goals of our equity incentive program of attracting, retaining and motivating Company executives, employees and directors and linking their interests with those of our stockholders. If the Amendment to increase the share reserve is not approved by our stockholders, the Company will be unable to maintain its current new hire and Company annual equity grant practices, and therefore the Company will be at a significant competitive disadvantage in attracting and retaining talent. If the Amendment is approved by our stockholders, the Company will have an additional 4,000,000 shares available for grant after the Annual Meeting. The Company anticipates this to be a pool of shares necessary to provide a predictable amount of equity for attracting, retaining, and motivating executives, employees and directors of the Company.

Burn Rate

The 2015 Omnibus Incentive Plan is the only active equity plan under which we may grant equity. The Amended 2015 Omnibus Incentive Plan authorizes an additional 4,000,000 shares for issuance of equity awards under the Amended 2015 Omnibus Incentive Plan. In setting and recommending to stockholders the number of additional shares to authorize

2019 Proxy Statement	63

Share Increase Amendment

under the Amended 2015 Omnibus Incentive Plan, the Board of Directors considered the historical number of equity awards granted under the 2015 Omnibus Incentive Plan, as well as the Company’s burn rate for the preceding three fiscal years as follows and the three-year average burn rate for such period:

Fiscal Year	Stock Options Granted (a)	Restricted Stock/ RSUs Awards Granted (b)	Incremental Performance Shares Earned (c)	Total (a)+(b)+(c)	Weighted Average Common Shares Outstanding	Burn Rate
2019	210,456	497,328	49,515	757,299	105,115,700	0.72%
2018	323,430	578,726	—	902,156	104,307,016	0.86%
2017	448,719	593,032	—	1,041,751	103,546,973	1.01%
Three-Year Average						0.86%

The Company’s average burn rate for the preceding three fiscal years as set forth in the table above was 0.86%. The burn rate is the ratio of the number of shares underlying awards granted under the 2015 Omnibus Incentive Plan during a fiscal year (or, with respect to incremental performance shares, earned under the 2015 Omnibus Incentive Plan during a fiscal year) to the number of weighted average common shares outstanding at the corresponding fiscal year end.

Overhang

Set forth below is the number of shares available for issuance pursuant to outstanding and future equity awards under the 2015 Omnibus Incentive Plan and the Performance Food Group Company Amended and Restated 2007 Management Option Plan, as of June 29, 2019:

Total number of shares of common stock subject to outstanding stock options	2,158,827
Weighted-average exercise price of outstanding stock options	$21.80
Weighted-average remaining term of outstanding stock options	6.51
Total number of shares of common stock subject to outstanding restricted stock awards, performance shares (at target level of achievement) and RSUs	1,234,119
Total number of shares of common stock available for grant under the 2015 Equity Incentive Plan	1,692,268
Total number of shares of common stock outstanding	105,193,173

The aggregate shares shown in the table above represent a fully diluted overhang of approximately 4.66% based on the Company’s number of shares of common stock outstanding as of June 29, 2019. If the Amendment is approved, the additional 4,000,000 shares available for issuance would increase the overhang to approximately 8.03%. The Company calculates the fully diluted “overhang” as the total of (a) shares underlying outstanding equity awards plus shares available for issuance under future equity awards, divided by (b) the total number of shares outstanding, shares underlying outstanding equity awards and shares available for issuance under future equity awards.

When considering the number of additional shares to add to the 2015 Omnibus Incentive Plan, the Board of Directors reviewed, among other things, the potential dilution to current stockholders as measured by burn rate and overhang, projected future share usage and projected future forfeitures. Based on our historical grant rate, the 4,000,000 shares to be added to the 2015 Omnibus Incentive Plan pursuant to the Amendment, in combination with the remaining authorized shares, are projected to satisfy the Company’s equity compensation needs through the 2024 Annual Meeting of Stockholders. In light of the factors considered, the Board of Directors believes that this number of shares represents reasonable potential equity dilution and provides a significant incentive for officers, employees, and directors to increase the value of the Company for all stockholders.

In light of the factors described above, and the fact that the Company’s ability to continue to grant equity and equity-based compensation is vital to its ability to continue to attract and retain key personnel, the Board of Directors has determined that the size of the share reserve under the Amended 2015 Omnibus Incentive Plan is reasonable and appropriate at this time.

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Summary of the Material Features of the Amended 2015 Omnibus Incentive Plan

A description of the material provisions of the Amended 2015 Omnibus Incentive Plan is set forth below. The statements made in this Proposal 4 concerning the terms and provisions of the Amended 2015 Omnibus Incentive Plan are summaries and do not purport to be a complete recitation of the Amended 2015 Omnibus Incentive Plan provisions. These statements are qualified in their entirety by express reference to the full text of the 2015 Omnibus Incentive Plan (incorporated by reference as Exhibit 10.8 to Amendment No. 4 to the Company’s Registration Statement on Form S-1, filed on August 5, 2015), as amended by the Amendment, which is attached to this Proxy Statement as Appendix A and incorporated by reference herein.

Purpose. The purpose of the Amended 2015 Omnibus Incentive Plan is to provide a means through which to attract and retain key personnel and to provide a means whereby employees, officers, directors, consultants, and advisors can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including incentive compensation measured by reference to the value of our common stock, thereby strengthening their commitment to the Company’s welfare and aligning their interests with those of our stockholders.

Administration. The Amended 2015 Omnibus Incentive Plan will be administered by the Compensation and Human Resources Committee or such other committee of our Board of Directors to which it has properly delegated power, or if no such committee or subcommittee exists, our Board of Directors (the “Plan Committee”). The Plan Committee is currently the Compensation and Human Resources Committee. The Plan Committee is authorized to (1) designate participants; (2) determine the type or types of awards to be granted to a participant; (3) determine the number of shares of common stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, awards; (4) determine the terms and conditions of any award; (5) determine whether, to what extent, and under what circumstances awards may be settled in, or exercised for, cash, shares of common stock, other securities, other awards or other property, or canceled, forfeited or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended; (6) determine whether, to what extent, and under what circumstances the delivery of cash, shares of common stock, other securities, other awards, or other property and other amounts payable with respect to an award shall be deferred either automatically or at the election of the participant or of the Plan Committee; (7) interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in the Amended 2015 Omnibus Incentive Plan and any instrument or agreement relating to, or award granted under, the Amended 2015 Omnibus Incentive Plan; (8) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Plan Committee deems appropriate for the proper administration of the Amended 2015 Omnibus Incentive Plan; (9) accelerate the vesting of awards and waive any conditions or restrictions imposed with respect to awards or the shares of common stock issued pursuant to awards; (10) adopt sub-plans; and (11) make any other determination and take any other action that the Plan Committee deems necessary or desirable for the administration of the Amended 2015 Omnibus Incentive Plan. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which our securities are listed or traded, the Plan Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of the Amended 2015 Omnibus Incentive Plan. Any such allocation or delegation may be revoked by the Plan Committee at any time. Unless otherwise expressly provided in the Amended 2015 Omnibus Incentive Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Amended 2015 Omnibus Incentive Plan or any award or any documents evidencing awards granted pursuant to the Amended 2015 Omnibus Incentive Plan are within the sole discretion of the Plan Committee, may be made at any time and are final, conclusive, and binding upon all persons or entities, including, without limitation, the Company, any participant, any holder or beneficiary of any award, and any of our stockholders.

Persons Eligible for Grants. The Amended 2015 Omnibus Incentive Plan permits the Plan Committee to make grants to our employees, officers, directors, consultants and advisors. As of September 13, 2019, we had approximately 148 employees and officers eligible to participate in the 2015 Omnibus Incentive Plan, as well as 8 non-employee directors.

Awards Subject to the Amended 2015 Omnibus Incentive Plan. The Amended 2015 Omnibus Incentive Plan provides that the total number of shares of common stock that may be issued under the Amended 2015 Omnibus Incentive Plan is 14,000,000 (the “Absolute Share Limit”). Of this amount, the maximum number of shares of common stock for which incentive stock options may be granted is 14,000,000;

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the maximum number of shares of common stock for which stock options or stock appreciation rights may be granted to any individual participant during any single fiscal year is 1,000,000; the maximum number of shares of common stock for which performance compensation awards denominated in shares may be granted to any individual participant in respect of a single fiscal year is 1,000,000 (or if any such awards are settled in cash, the maximum amount may not exceed the fair market value of such shares on the last day of the performance period to which such award relates); the maximum number of shares of common stock granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, may not exceed $1,000,000 in total value; and the maximum amount that may be paid to any individual participant for a single fiscal year under a performance compensation award denominated in cash is $10,000,000. Except for Substitute Awards (as described below), in the event any award expires or is canceled, forfeited, terminated, settled in cash, or otherwise settled without delivery to the participant of the full number of shares to which the award related, the undelivered shares of common stock may be granted again under the Amended 2015 Omnibus Incentive Plan. Shares of common stock withheld in payment of the exercise price or taxes relating to an award, and shares equal to the number of shares surrendered in payment of any exercise price or taxes relating to an award, are deemed to constitute shares not issued to the participant and are deemed to again be available for awards under the Amended 2015 Omnibus Incentive Plan, unless the shares are withheld or surrendered after the termination of the Amended 2015 Omnibus Incentive Plan, or at the time the shares are withheld or surrendered, it would constitute a material revision of the Amended 2015 Omnibus Incentive Plan subject to stockholder approval under any then-applicable rules of the exchange on which the shares of common stock are listed, provided that shares of common stock subject to an award of stock options or stock appreciation rights granted on or after November 13, 2019 may not again be made available for issuance if such shares of common stock are withheld in payment of the exercise price or taxes relating to such award or repurchased on the open market with the proceeds of a stock option exercise. Awards may, in the sole discretion of the Plan Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which we combine (“Substitute Awards”), and such Substitute Awards will not be counted against the Absolute Share Limit, except that Substitute Awards intended to qualify as “incentive stock options” will count against the limit on incentive stock options described above. No award may be granted under the Amended 2015 Omnibus Incentive Plan after the tenth anniversary of the Effective Date (as defined therein), but awards granted before then may extend beyond that date.

Minimum Vesting Requirements. The Amended 2015 Omnibus Incentive Plan provides that other than (i) awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant or the next annual meeting of stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting and (ii) any additional awards that the Plan Committee may grant up to 5% of the share reserve of the Amended 2015 Omnibus Incentive Plan, no stock award (or any installment or portion thereof) may vest until at least the first anniversary following the date of grant of such award.

Options. The Plan Committee may grant non-qualified stock options and incentive stock options, under the Amended 2015 Omnibus Incentive Plan, with terms and conditions determined by the Plan Committee that are not inconsistent with the Amended 2015 Omnibus Incentive Plan; provided, that all stock options granted under the Amended 2015 Omnibus Incentive Plan are required to have a per share exercise price that is not less than 100% of the fair market value of our common stock underlying such stock options on the date such stock options are granted (other than in the case of stock options that are Substitute Awards), and all stock options that are intended to qualify as incentive stock options must be granted pursuant to an award agreement expressly stating that the stock options are intended to qualify as incentive stock options, and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for stock options granted under the Amended 2015 Omnibus Incentive Plan will be ten years from the initial date of grant, or with respect to any stock options intended to qualify as incentive stock options, such shorter period as prescribed by Section 422 of the Code. However, if a non-qualified stock option would expire at a time when trading of shares of our common stock is prohibited by our insider trading policy (or “blackout period” imposed by the Company), the term will automatically be extended to the 30th day following the end of such period. The purchase price for the common stock shares as to which a stock option is exercised may be paid to the Company, to the extent permitted by law, (1) in cash or its equivalent at the time the stock option is exercised; (2) in common stock shares having a fair market value equal to the aggregate exercise price of the stock option being exercised and satisfying any requirements that may be imposed by the Plan Committee (provided that such shares are not subject to any pledge or other security interest and have been held by the participant for at least six months or

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such other period established by the Plan Committee to avoid adverse accounting treatment); or (3) by such other method as the Plan Committee may permit in its sole discretion, including, without limitation, (a) in other property having a fair market value on the date of exercise equal to the exercise price, (b) if there is a public market for the common stock shares at such time, through the delivery of irrevocable instructions to a broker to sell the common stock shares being acquired upon the exercise of the stock option and to deliver to us the amount of the proceeds of such sale equal to the aggregate exercise price of the stock option being exercised, or (c) through a “net exercise” procedure effected by withholding the minimum number of common stock shares needed to pay the exercise price and any applicable required withholding taxes. Any fractional shares of common stock will be settled in cash.

Stock Appreciation Rights. The Plan Committee may grant stock appreciation rights under the Amended 2015 Omnibus Incentive Plan with terms and conditions determined by the Plan Committee that are not inconsistent with the Amended 2015 Omnibus Incentive Plan. The Plan Committee also may award stock appreciation rights independent of any stock option. Generally, each stock appreciation right will entitle the participant upon exercise to an amount (in cash, shares, or a combination of cash and shares, as determined by the Plan Committee) equal to the product of (1) the excess of (a) the fair market value on the exercise date of one share of common stock, over (b) the strike price per share of common stock covered by the stock appreciation right, times (2) the number of shares of common stock covered by the stock appreciation right, less any taxes required to be withheld. The strike price per share of common stock covered by a stock appreciation right will be determined by the Plan Committee at the time of grant but in no event may such amount be less than 100% of the fair market value of a share of common stock on the date the stock appreciation right is granted (other than in the case of stock appreciation rights granted in substitution of previously granted awards). The maximum term of a stock appreciation right will be ten years from the date of grant, except that if the term would expire during a blackout period, the term of the stock appreciation right will be extended to the 30th day after the end of the blackout period.

Restricted Shares and Restricted Stock Units. The Plan Committee may grant restricted shares of our common stock or restricted stock units, representing the right to receive, upon vesting and the expiration of any applicable restricted period, one share of common stock for each restricted stock unit, or, in the sole discretion of the Plan Committee, the cash value thereof (or any combination thereof). As to restricted shares of our common stock, subject to the other provisions of the Amended 2015 Omnibus Incentive Plan, the holder will generally have the rights and privileges of a stockholder as to such restricted shares of common stock, including, without limitation, the right to vote such restricted shares of common stock, provided that any dividends payable on such restricted shares of common stock will be retained, and delivered without interest to the holder of such shares when the restrictions on such shares lapse. To the extent provided in the applicable award agreement, the holder of outstanding restricted stock units will be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on shares of common stock) either in cash or, at the sole discretion of the Plan Committee, in shares of common stock having a value equal to the amount of such dividends (and interest may, at the sole discretion of the Plan Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Plan Committee), which will be payable at the same time as the underlying restricted stock units are settled following the release of the restrictions on such restricted stock units. A participant will have no rights or privileges as a stockholder as to restricted stock units.

Other Equity-Based Awards and Other Cash-Based Awards. The Plan Committee may grant other equity-based or cash-based awards under the Amended 2015 Omnibus Incentive Plan, with terms and conditions determined by the Plan Committee that are not inconsistent with the Amended 2015 Omnibus Incentive Plan.

Performance Compensation Awards. The Plan Committee has the authority, at or before the time of grant of any award, to designate such award as a performance compensation award. The Plan Committee has the sole discretion to select the length of any applicable performance periods, the types of performance compensation awards to be issued, the applicable performance criteria and performance goals, and the kinds and/or levels of performance goals that are to apply. The performance criteria that will be used to establish the performance goals may be based on the attainment of specific levels of our performance (and/or our subsidiaries, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing) and are limited to the following, which may be determined in accordance with GAAP or on a non-GAAP basis: (1) net earnings, net income (before or after taxes) or consolidated net income; (2) basic or diluted earnings per share (before or after taxes); (3) net revenue or net revenue growth; (4) gross revenue or gross revenue growth, gross profit or gross profit growth; (5) net operating profit (before or after taxes); (6) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (7) cash flow measures (including, but not limited to, operating cash flow,

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free cash flow, or cash flow return on capital), which may be, but are not required to be, measured on a per share basis; (8) actual or adjusted earnings before or after interest, taxes, depreciation and/or amortization (including EBIT and EBITDA); (9) gross or net operating margins; (10) productivity ratios; (11) share price (including, but not limited to, growth measures and total stockholder return); (12) expense targets or cost reduction goals, general and administrative expense savings; (13) operating efficiency; (14) objective measures of customer/ client satisfaction; (15) working capital targets; (16) measures of economic value added or other ‘value creation’ metrics; (17) enterprise value; (18) sales; (19) stockholder return; (20) customer/client retention; (21) competitive market metrics; (22) employee retention; (23) objective measures of personal targets, goals or completion of projects (including but not limited to succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations and meeting divisional or project budgets); (24) comparisons of continuing operations to other operations; (25) market share; (26) cost of capital, debt leverage, year-end cash position or book value; (27) strategic objectives; or (28) any combination of the foregoing.

Following the completion of a performance period, the Plan Committee will review and certify in writing whether, and to what extent, the performance goals for the performance period have been achieved and, if so, calculate and certify in writing that amount of the performance compensation awards earned for the period based upon the performance formula. In determining the actual amount of an individual participant’s performance compensation award for a performance period, the Plan Committee has the discretion to reduce or eliminate the amount of the performance compensation award. Unless otherwise provided in the applicable award agreement, the Plan Committee does not have the discretion to (1) grant or provide payment in respect of performance compensation awards for a performance period if the performance goals for such performance period have not been attained; or (2) increase a performance compensation award above the applicable limitations set forth in the Amended 2015 Omnibus Incentive Plan.

Effect of Certain Events on the Amended 2015 Omnibus Incentive Plan and Awards. In the event of (1) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of shares of common stock or other securities, issuance of warrants or other rights to acquire shares of common stock or other securities, or other similar corporate transaction or event that affects the shares of common stock (including a Change in Control, as defined in the Amended 2015 Omnibus Incentive Plan); or (2) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements, that the Plan Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, participants (any event in (1) or (2), an “Adjustment Event”), the Plan Committee will, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (a) the Absolute Share Limit, or any other limit applicable under the Amended 2015 Omnibus Incentive Plan with respect to the number of awards which may be granted thereunder; (b) the number of shares of common stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of awards or with respect to which awards may be granted under the Amended 2015 Omnibus Incentive Plan or any sub-plan; and (c) the terms of any outstanding award, including, without limitation, (i) the number of shares of common stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding awards or to which outstanding awards relate; (ii) the exercise price or strike price with respect to any award; or (iii) any applicable performance measures (including, without limitation, performance criteria and performance goals); provided, that in the case of any “equity restructuring,” the Plan Committee will make an equitable or proportionate adjustment to outstanding awards to reflect such equity restructuring. In connection with any Adjustment Event, the Plan Committee may, in its sole discretion, provide for any one or more of the following: (1) substitution or assumption of awards, acceleration of the exercisability of, lapse of restrictions on, or termination of, awards or a period of time for participants to exercise outstanding awards prior to the occurrence of such event; and (2) subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation (including, without limitation, any awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Plan Committee in connection with such event) the value of such awards, if any, as determined by the Plan Committee (which value, if applicable, may be based upon the price per share of common stock received or to be received by other holders of our common stock in such event), including, without limitation, in the case of stock options and stock appreciation rights, a cash payment equal to the excess, if any, of the fair market value of the shares of common stock subject to the stock option or stock appreciation right over the aggregate exercise price or strike price thereof, or, in the case of restricted stock, restricted stock units, or other equity-based awards

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that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award prior to cancellation of the underlying shares in respect thereof.

Nontransferability of Awards. No award will be permitted to be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against us or any of our subsidiaries. However, the Plan Committee may, in its sole discretion, permit awards (other than incentive stock options) to be transferred without consideration, including transfers to a participant’s family members, any trust established solely for the benefit of a participant or such participant’s family members, any partnership or limited liability company of which a participant or such participant and such participant’s family members, are the sole member(s), and a beneficiary to whom donations are eligible to be treated as “charitable contributions” for tax purposes.

Amendment and Termination. Our Board of Directors may amend, alter, suspend, discontinue, or terminate the Amended 2015 Omnibus Incentive Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuance, or termination may be made without stockholder approval if (1) such approval is necessary to comply with any regulatory requirement applicable to the Amended 2015 Omnibus Incentive Plan or for changes in GAAP to new accounting standards; (2) it would materially increase the number of securities which may be issued under the Amended 2015 Omnibus Incentive Plan (except for adjustments in connection with certain corporate events); or (3) it would materially modify the requirements for participation in the Amended 2015 Omnibus Incentive Plan; provided, further, that any such amendment, alteration, suspension, discontinuance, or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award will not to that extent be effective without such individual’s consent.

The Plan Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted or the associated award agreement, prospectively or retroactively (including after a termination of a participant’s employment or service); provided, that, except as otherwise permitted in the Amended 2015 Omnibus Incentive Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially and adversely affect the rights of any participant with respect to such award will not to that extent be effective without such individual’s consent; provided, further, that without stockholder approval, except as otherwise permitted in the Amended 2015 Omnibus Incentive Plan, (1) no amendment or modification may reduce the exercise price of any stock option or the strike price of any stock appreciation right; (2) the Plan Committee may not cancel any outstanding stock option or stock appreciation right and replace it with a new stock option or stock appreciation right (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the value of the canceled stock option or stock appreciation right; and (3) the Plan Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which our securities are listed or quoted.

Dividends and Dividend Equivalents. The Plan Committee in its sole discretion may provide as part of an award dividends or dividend equivalents, on such terms and conditions as may be determined by the Plan Committee in its sole discretion; provided, that (1) no dividends or dividend equivalents will be payable in respect of outstanding stock options or stock appreciation rights and (2) dividends and dividend equivalents shall be subject to the same restrictions and risks of forfeiture (including any service-based or performance-based vesting conditions) as the awards to which they relate and paid within 15 days after such awards are earned and become payable or distributable.

Clawback/Repayment. All awards are subject to reduction, cancellation, forfeiture, or recoupment to the extent necessary to comply with (1) any clawback, forfeiture, or other similar policy adopted by our Board of Directors or the Plan Committee and as in effect from time to time and (2) applicable law. To the extent that a participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations, or other administrative error), the participant will be required to repay any such excess amount to the Company.

Detrimental Activity. If a participant has engaged in any detrimental activity, as defined in the Amended 2015 Omnibus Incentive Plan, as determined by the Plan Committee, the Plan Committee may, in its sole discretion, provide for one or more of the following: (1) cancellation of any or all of such participant’s outstanding awards; or (2) forfeiture by the participant of any gain realized on the vesting or exercise of awards, and repayment of any such gain promptly to the Company.

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Certain Material U.S. Federal Income Tax Consequences

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The Amended 2015 Omnibus Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of our tax reporting obligations.

Non-Qualified Stock Options. A participant will not be subject to tax at the time a non-qualified stock option is granted, and no tax deduction will then be available to us. Upon the exercise of a non-qualified stock option, an amount equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise will be included in the participant’s ordinary income and we will generally be entitled to deduct the same amount. Upon disposition of shares acquired upon exercise, appreciation or depreciation after the date of exercise will generally be treated by the participant or transferee of the non-qualified stock option as either capital gain or capital loss.

Incentive Stock Options. A participant will not be subject to regular income tax at the time an incentive stock option is granted or exercised, and no tax deduction will then be available to us; however, the participant may be subject to the alternative minimum tax on the excess of the fair market value of the shares received upon exercise of the incentive stock option over the exercise price. Upon disposition of the shares acquired upon exercise of an incentive stock option, capital gain or capital loss will generally be recognized in an amount equal to the difference between the sale price and the exercise price, as long as the participant has not disposed of the shares within two years after the date of grant or within one year after the date of exercise and has been employed by us at all times from the grant date until the date three months before the date of exercise (one year in the case of permanent disability). If the participant disposes of the shares without satisfying both the holding period and employment requirements, the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price but, in the case of a failure to satisfy the holding period requirement, not more than the excess of the fair market value of the shares on the date the incentive stock option is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss.

We are not entitled to a tax deduction upon either the exercise of an incentive stock option or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Stock Appreciation Rights. A participant granted a stock appreciation right will generally recognize ordinary income on the date the stock appreciation right is exercised in an amount equal to the difference between the stock appreciation right’s exercise price and the fair market value of the shares underlying the stock appreciation right on the date of exercise.

Restricted Stock. Following a grant of restricted stock, unless the participant makes a timely election under Section 83(b) of the Code, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the restricted stock on the date of vesting of the shares over the purchase price, if any, paid for the shares. Any further gain or loss from the subsequent sale of such restricted stock constitutes capital gain or loss. If the participant makes a timely election under Section 83(b), the individual is taxed, at ordinary income rates, on the excess of the fair market value of the restricted stock on the date of grant over the purchase price, if any, paid for the shares, and any further gain or loss on the subsequent sale of the stock constitutes a capital gain or loss.

Restricted Stock Units. A participant generally will recognize no income upon the receipt of an award of RSUs. Upon the settlement of RSUs, the participant generally will recognize ordinary income in the year of settlement in an amount equal to the cash received and/or the fair market value of any substantially vested shares received in respect of vested RSUs.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Code generally prohibits public companies from taking a tax deduction for compensation paid in excess of $1,000,000 to certain executive officers. Prior to its amendment, as implemented by the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), Section 162(m) of the Code provided an exception from the compensation deduction limitations for compensation that was considered “qualified performance-

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based compensation” under the applicable regulations. The Tax Act’s amendment of Section 162(m) of the Code, among other things, eliminated the exception to the compensation deduction limitations for “qualified performance-based compensation,” other than in limited circumstances. The regulations under Section 162(m) of the Code provide that a company that becomes public in connection with an initial public offering is exempt from applying the compensation deduction limitations for a specified period of time following its initial public offering (the “IPO Transition Period”). Our IPO Transition Period is expected to end at the Annual Meeting, unless terminated earlier.

While the 2015 Omnibus Incentive Plan currently includes certain provisions that had been intended to allow the Plan Committee, following the expiration of the IPO Transition Period, to grant awards that could be considered “qualified performance-based compensation” for purposes of Section 162(m) of the Code, the Tax Act’s amendments to Section 162(m) of the Code have made these provisions inapplicable for such purposes. Accordingly, following the expiration of the IPO Transition Period, any performance equity awards granted to employees covered by Section 162(m) of the Code, as amended, will be subject to the compensation deduction limitations set forth in Section 162(m) of the Code.

Although the Plan Committee considers tax deductibility in making compensation program decisions, the Plan Committee’s primary consideration is whether the compensation program aligns the interests of our executives with those of the Company and our stockholders.

Section 280G of the Internal Revenue Code. If awards under the Amended 2015 Omnibus Incentive Plan are granted, vest or are paid contingent on a change in control or a subsequent termination of employment, some or all of the value of the award may be considered an “excess parachute payment” under Section 280G of the Code, which would result in the imposition of a 20 percent federal excise tax on the recipients of the excess parachute payments and a loss of our deduction for the excess parachute payments.

Section 409A of the Internal Revenue Code. Section 409A of the Code contains certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Amended 2015 Omnibus Incentive Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the participant may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A of the Code fails to comply with provisions of Section 409A of the Code, Section 409A of the Code imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states have laws similar to Section 409A of the Code and, as a result, failure to comply with such similar laws may result in additional state income, penalty and interest charges.

New Plan Benefits

Because grants under the Amended 2015 Omnibus Incentive Plan to participants are generally within the discretion of the Plan Committee, it is not possible to determine the future grants that will be made to participants, other than non-employee directors, under the Amended 2015 Omnibus Incentive Plan.

The Amended 2015 Omnibus Incentive Plan authorizes the grant of equity-based awards to non-employee directors pursuant to our director compensation program as in effect from time to time, as described under the heading “Compensation of Directors.” Historically, our non-employee directors have received annual equity grants under the 2015 Omnibus Incentive Plan in accordance with our director compensation program. The table below sets forth the aggregate grant date fair value of annual equity-based awards that all non-employee directors as a group are expected to receive in fiscal 2020 pursuant to our director compensation program as currently in effect. If our stockholders do not approve this Proposal 4, we expect that sufficient shares will remain available for grant under the 2015 Omnibus Incentive Plan to issue an annual equity grant in respect of fiscal 2020 to our non-employee directors under the 2015 Omnibus Incentive Plan, as in effect prior to the Amendment.

Name and Position	Dollar Value	Number of Units
All current non-executive officer directors as a group(1)	$960,000	—

(1)	The number of RSUs granted to non-executive director nominees on the 2019 Annual Meeting date cannot be determined at this time since the grant value will be converted to a number of RSUs using our closing stock price on the 2019 Annual Meeting date.

2019 Proxy Statement	71

Share Increase Amendment

Awards Granted Under the 2015 Omnibus Incentive Plan

The following table sets forth, for each of the individuals and various groups indicated, the total number of shares of our common stock that have been granted subject to stock option awards and restricted stock units under the 2015 Omnibus Incentive Plan since its inception through June 29, 2019.

Name and Position	Number of Stock Options Granted(1)(2)	Number of RSUs Granted(1)(2)
George L. Holm – President and Chief Executive Officer	481,283	—
James D. Hope – Executive Vice President and Chief Financial Officer	106,067	—
Patrick T. Hagerty – Executive Vice President of the Company and President and Chief Executive Officer of Vistar	74,061	—
Craig H. Hoskins – Executive Vice President of the Company and President and Chief Executive Officer of the Company’s Foodservice segment	66,901	—
Carol O’Connell – Senior Vice President and Chief Human Resources Officer	69,078	—
All current executive officers as a group	896,259	—
All current non-executive officer directors as a group	—	17,742
Each nominee for election as a director	481,283	35,484
Each associate of any executive officers, current directors or director nominees	—	—
Each other person who received or is to receive 5% of the options or restricted stock units under the 2015 Omnibus Incentive Plan	121,175	—
All non-executive officer employees as a group	234,817	268,450

(1)	The table above includes only stock options and restricted stock units granted and does not includes restricted stock or performance share awards granted.
(2)	Amount represents the number of all stock option and restricted stock unit awards ever granted under the 2015 Omnibus Incentive Plan, including to previous employees, executives and directors and includes awards that may have been forfeited in whole or part.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE
AMENDMENT TO THE 2015 OMNIBUS INCENTIVE PLAN.

72	2019 Proxy Statement

Proposal

05	Approve Company’s Employee Stock Purchase Plan

Your Board of Directors recommends that you vote “FOR” the approval of the Company’s Employee Stock Purchase Plan.

On May 15, 2019, our Board of Directors approved and recommended for approval by the Company’s stockholders the Performance Food Group Company Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”). The Employee Stock Purchase Plan is intended to qualify for favorable tax treatment under Section 423 of the Code. Under the Employee Stock Purchase Plan, eligible employees of the Company and its subsidiaries may purchase common stock, subject to IRS and other limits set forth in the Employee Stock Purchase Plan, during pre-specified offering periods at a discount established by the Company not to exceed 15% of the then-current fair market value. If the Employee Stock Purchase Plan is approved by the Company’s stockholders, our executive officers will be eligible to participate in the plan on the same terms and conditions as all other participating employees.

A description of the material provisions of the Employee Stock Purchase Plan is set forth below. The statements made in this Proposal 5 concerning terms and provisions of the Employee Stock Purchase Plan are summaries and do not purport to be a complete recitation of the Employee Stock Purchase Plan provisions. These statements are qualified in their entirety by express reference to the full text of Employee Stock Purchase Plan, a copy of which is attached to this proxy statement as Appendix B and is incorporated by reference herein.

Summary of the Material Features of the Employee Stock Purchase Plan

Purpose. The Employee Stock Purchase Plan is designed to provide associates of the Company and its subsidiaries with an opportunity to purchase common stock of the Company through payroll deductions. The Employee Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, the provisions of the plan shall be construed in a manner consistent with the requirements of Section 423 of the Code and the regulations promulgated thereunder.

Administration. The Employee Stock Purchase Plan is administered by the Compensation and Human Resources Committee of the Board of Directors, which may delegate authority under the Employee Stock Purchase Plan to one or more persons designated by the Compensation and Human Resources Committee, including members of management of the Company and/or members of the human resources function of the Company.

Shares Available Under the Employee Stock Purchase Plan. The maximum number of shares of our common stock available for purchase under the Employee Stock Purchase Plan is 5,000,000. The Company has not yet issued any shares under the plan. As of September 18, 2019, the closing price of a share of our common stock was $46.20.

Eligible Employees. Any person who is employed by, and who is classified as an employee on the payroll records, of the Company or any of its subsidiaries is eligible to participate in the Employee Stock Purchase Plan, except that any employees who own 5% or more of the combined voting power or value of all of our issued and outstanding stock will not be eligible to participate. As of September 13, 2019, the number of employees eligible to participate in the Employee Stock Purchase Plan was approximately 15,803, which number represents all of our officers and employees.

2019 Proxy Statement	73

Employee Stock Purchase Plan

Offering. Under the Employee Stock Purchase Plan, participants are offered the option to purchase shares of our common stock at a discount on the acquisition date for each offering period. Unless a participant previously canceled his or her participation in the Employee Stock Purchase Plan, the participant shall automatically purchase and acquire the number of shares of our common stock that his or her accumulated payroll deductions will buy at the purchase price. No fractional shares will be purchased. Accordingly, the balance of a participant’s contributions will be carried forward to the next offering period unless the participant elects to withdraw from the Employee Stock Purchase Plan or the administrator determines that surplus shall not be carried forward. A participant may cancel his or her payroll deduction authorization at any time prior to the end of the offering period.

Offering Period. A decision on when to commence offering periods under the plan will be made if the Employee Stock Purchase Plan is approved by the stockholders. Unless otherwise determined by the administrator, each offering period shall be for a period of six months and it is expected that the initial offering period will begin on January 1, 2020.

Compensation Limitations. The Employee Stock Purchase Plan limits the number of shares that a participant may purchase in a calendar year to the number of shares of our common stock that has a fair market value (as of the date of grant for the applicable offering period) equal to $25,000. Subject to the calendar year limits of $25,000, the maximum value of shares that a participant shall have the right to purchase in any offering period shall be equal to 15% of the participant’s compensation earned during such offering period or such lesser percentage or other fixed dollar amount as the administrator shall determine. The administrator may also set a maximum aggregate number of shares or maximum aggregate fair market value of shares that may be purchased with respect to any offering period.

Discount. The purchase price per share with respect to an offering period shall be 85% of the fair market value of a share on the acquisition date. For so long as our common stock is listed on the NYSE or other established stock exchange, the fair market value of the common stock on any given date will be equal to the closing sale price of our common stock on the exchange on which it is listed on the immediately preceding trading date.

Acquisition of Shares. Any purchase of shares for a participant shall be effected at the end of each offering period.

Change in Capitalization or Other Corporate Event. The number or kind of shares of our common stock available for purchase under the Employee Stock Purchase Plan, as well as the number or kind of shares covered by a purchase right under the Employee Stock Purchase Plan that has not yet been exercised shall be equitably adjusted as necessary or appropriate to reflect any stock dividend, extraordinary dividend, stock split or share recombination or any recapitalization, merger, consolidation, exchange of shares, spin-off, liquidation or dissolution of the Company or other similar transaction affecting our common stock.

Effect of a Change in Control. Upon a future change in control of us, the administrator, in its sole discretion, may take whatever action it deems necessary or appropriate in connection therewith, including, but not limited to (i) shortening any offering period then in progress such that the acquisition date is on or prior to the change in control, (ii) shortening an offering period then in progress and refunding each participant’s contributions, (iii) cancelling all outstanding share purchase rights and paying each holder thereof an amount equal to the difference between the per share fair market value on the change in control date and the purchase price as determined in accordance with the plan or (iv) granting a substitute right to purchase shares in accordance with Section 424 of the Code.

Term of Plan. The Employee Stock Purchase Plan shall terminate on the earlier of (i) November 13, 2029, (ii) the termination of the plan by the administrator as discussed below or (iii) the date on which no more shares of our common stock are available for issuance under the plan.

Amendment or Alteration. The administrator may at any time amend, suspend, discontinue or terminate the Employee Stock Purchase Plan; provided that if the plan is amended in a manner that is considered the adoption of a new plan pursuant to Section 423 of the Code, such amendment shall not be effective until approved by our stockholders.

New Plan Benefits. No purchases have been made under the Employee Stock Purchase Plan. Participation in the Employee Stock Purchase Plan is voluntary and depends on each employee’s election to participate and his or her determination as to the level of contributions to the Employee Stock Purchase Plan. Accordingly, it is not possible to determine the future benefits that will be received under the plan. Nor is it possible to determine the benefits that would have been received if the Employee Stock Purchase Plan had been in effect in fiscal 2019.

74	2019 Proxy Statement

Employee Stock Purchase Plan

Federal Income Tax Consequences

Generally, no income will be taxable to a participant at the time shares of common stock are purchased under the Employee Stock Purchase Plan. Upon the sale or disposition of shares of common stock purchased under the Employee Stock Purchase Plan, the participant will generally be liable for tax, and the amount of the tax will depend on the holding period of the shares. If the shares are sold or otherwise disposed of more than one year after the purchase date and more than two years after the commencement date of the applicable offering period, or if the participant dies prior to such sale or other disposition, then the participant generally will recognize ordinary income measured as the lesser of: (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price paid by the participant, or (ii) the excess of the fair market value of the shares on the commencement date of the applicable offering period over the purchase price paid by the participant. Any gain in excess of the amount of ordinary income recognized by the participant will generally be treated as long-term capital gain. If the sale price is less than the purchase price, then the participant will not recognize any ordinary income and such deficit will be treated as a long-term capital loss.

If the shares are sold or otherwise disposed of before the expiration of the one-year or two-year holding periods described above, the participant will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

We generally will not be entitled to a deduction with respect to shares of common stock purchased under the Employee Stock Purchase Plan, unless the employee disposes of such shares prior to the expiration of the one-year or two-year holding periods described above. We generally will be entitled to a deduction only to the extent ordinary income is recognized by participants upon a sale or disposition prior to the expiration of the holding periods described above. In all other cases, no deduction is allowed by the Company.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL
OF THE EMPLOYEE STOCK PURCHASE PLAN.

2019 Proxy Statement	75

Proposal

06	Approve Second Amended and Restated Certificate of Incorporation to Remove the Supermajority Voting Requirement for Amending the Governing Documents and Removing Directors

Your Board of Directors recommends that you vote “FOR” the approval of the Second Amended and Restated Certificate of Incorporation to remove the supermajority voting requirement for amending the governing documents and removing directors.

Our Amended and Restated Certificate of Incorporation (the “Charter”) currently provides that certain provisions of the Charter, including those related to the amendment of the Charter and the Amended and Restated Bylaws of the Company (the “Bylaws”), may be amended, altered, repealed or rescinded, in whole or in part, only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company, voting together as a single class. Additionally, the Charter currently provides that, until the completion of the Company’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”), directors can be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company, voting together as a single class, and after the 2021 Annual Meeting, directors may be removed with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Company entitled to vote thereon, voting as a single class. On the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”), the Board has approved, and recommends to the stockholders for approval, certain amendments to the Charter to eliminate these supermajority voting provisions.

Background of the Proposal

As part of the Board’s review of our corporate governance practices, the Nominating and Corporate Governance Committee and the Board as a whole considered the advantages and disadvantages of the various supermajority voting provisions contained in the Charter. Supermajority voting provisions are intended to facilitate corporate governance stability by requiring broad stockholder consensus to effect changes. In addition, supermajority voting provisions are intended to provide protection against self-interested action by large stockholders and to encourage a person seeking control of a company to negotiate with its board of directors to reach terms that are fair and provide the best results for all stockholders. However, many investors and others view supermajority voting provisions as conflicting with principles of good corporate governance because the provisions may impede accountability to stockholders and contribute to board and management entrenchment. These investors assert that supermajority voting provisions cause boards and management to be less responsive to stockholders. Since certificates of incorporation often set forth rights and privileges of stockholders, some view supermajority voting restrictions on the ability to amend a certificate of incorporation as a limitation on stockholder rights. After considering the advantages and disadvantages of supermajority voting provisions, the Board has determined that it is in the best interests of the Company and its stockholders that the supermajority voting provisions in Article V of the Charter be eliminated.

Description of the Charter Amendment

Section 216 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), provides that, subject to a Delaware corporation’s certificate of incorporation and bylaws, in all matters other than the election of directors, the affirmative vote of holders of the majority of shares present in person or represented by proxy at a stockholder meeting and

76	2019 Proxy Statement

Charter Amendment Proposal 06

entitled to vote shall be the act of stockholders. Article V of the Charter sets forth the supermajority voting requirement with respect to any proposed amendment, alteration, repeal or rescission of Article V (amendment of the Charter and Bylaws), Article VI (requirements with respect to director appointments, nominations and removal), Article VII (limitation of liability of directors), Article VIII (written consent of stockholders in lieu of a meeting and annual and special meetings of stockholders), Article IX (competition and corporate opportunities) and Article X (DGCL Section 203 and certain business combinations). If this Proposal No. 6 is approved by stockholders, the vote required for any amendment, alteration or repeal of any such Article of the Charter will be, and in the case of the above-described sections will be reduced from 66 2/3% in voting power of all the then-outstanding shares of stock of the Company, voting together as a single class, to, a simple majority in voting power of all the then-outstanding shares of stock of the Company, voting together as a single class. In addition, Article VI of the Charter provides that, until the completion of the 2021 Annual Meeting, directors may be removed only for cause and only with a supermajority vote, and after the 2021 Annual Meeting, directors may be removed with or without cause and with a simple majority vote. If this Proposal No. 6 is approved by stockholders, until the completion of the 2021 Annual Meeting, directors may be removed only for cause with the affirmative vote of a majority in voting power of all the then-outstanding shares of stock of the Company, voting together as a single class. This discussion is qualified in its entirety by reference to the complete text of the proposed amendment to the Charter, which is attached to this Proxy Statement as Appendix C. Furthermore, any necessary conforming changes to the Bylaws to comport with the Charter amendment, should it be approved by stockholders, shall be made and become effective at that time.

Text of the Charter Amendment

The proposed amendments to the Charter described above are reflected in Appendix C to this Proxy Statement, which shows our Second Amended and Restated Certificate of Incorporation and reflects changes that will be made to the Charter, assuming Proposal No. 6 of this Proxy Statement is approved by our stockholders at the Annual Meeting, with deletions indicated by strike-outs and additions indicated by underlining. If this proposal is approved by our stockholders, we will amend and restate the Charter to reflect the revisions contemplated by this proposal as set forth in Appendix C and the resulting Second Amended and Restated Certificate of Incorporation will become effective upon its filing with the Secretary of State of the State of Delaware, which is anticipated to occur promptly after the Annual Meeting.

Bylaws

Article IX of the Bylaws also requires a supermajority vote to amend certain provisions of the Bylaws consistent with the provisions in Article V of the Charter discussed above. If the proposal to amend the Charter to remove certain supermajority voting provisions is approved, the Board intends to amend the Bylaws to remove the supermajority voting requirements contained in Article IX thereof and to make the Bylaws consistent with the amended Charter.

Vote Required

The affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company, voting together as a single class, is needed to approve this proposal. Therefore, the failure to vote, either by proxy or in person, will have the same effect as a vote against the approval of the proposal. Abstentions also will have the same effect as a vote against the approval of the proposal. This proposal to amend the Charter is considered a “non-routine” item upon which brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Therefore, broker “non-votes” will have the same effect as a vote against this proposal. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR this proposal.

Not Conditioned on Other Proposals

This Proposal No. 6 is separate from, and is not conditioned on, the approval of Proposal No. 7 (Approve Amended and Restated Certificate of Incorporation to Eliminate the Prohibition Against Stockholders Calling Special Meetings of Stockholders as Permitted by the Bylaws). Your vote on Proposal No. 7 will not affect your vote on this Proposal No. 6.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENTS TO REMOVE THE SUPERMAJORITY VOTING REQUIREMENT FOR AMENDING THE GOVERNING DOCUMENTS AND REMOVING DIRECTORS.

2019 Proxy Statement	77

Proposal

07	Approve Second Amended and Restated Certificate of Incorporation to Eliminate the Prohibition Against Stockholders Calling Special Meetings of Stockholders

Your Board of Directors recommends that you vote “FOR” the approval of the Second Amended and Restated Certificate of Incorporation to eliminate the prohibition against stockholders calling special meetings of stockholders.

After careful consideration, the Board recommends that stockholders vote “FOR” the proposal to amend certain provisions of the Charter to permit stockholders to call special meetings of stockholders from time to time as may be permitted by the Bylaws.

Background of the Proposal

As part of the Board’s review of our corporate governance practices, the Nominating and Corporate Governance Committee and the Board as a whole considered the advantages and disadvantages of permitting stockholders to call special meetings. The ability of stockholders to call special meetings is increasingly considered an important aspect of good corporate governance. While the Board recognizes that providing stockholders the right to call special meetings is consistent with corporate governance best practices, the Board also believes that special meetings of stockholders should be extraordinary events that are held only when strategic concerns or other similar considerations require that the matters to be addressed not be delayed until the next annual meeting. Moreover, because special meetings are expensive and time-consuming for the Company and potentially disruptive to its normal business operations, the Board believes that a small percentage of stockholders should not be entitled to utilize the right to call a special meeting for their own interests, which may not be shared by the majority of the Company’s stockholders. The Board has determined that implementing an ownership threshold of at least 20% to call special meetings in the Bylaws is appropriate based on the Company’s current size and stockholder composition, as it would provide the Company’s stockholders with a meaningful right to request a special meeting, while mitigating the risk that corporate resources are wasted to serve the narrow self-interests of a few minority stockholders. If this proposal is approved, special meetings of stockholders may be called from time to time as may be permitted by the Bylaws; however, the Board will continue to have the ability to call special meetings of stockholders in other instances when it determines is appropriate. In light of these considerations, the Board has determined that it is in the best interests of the Company and its stockholders to amend the Charter to permit special meetings of stockholders to be called from time to time as may be permitted by the Bylaws.

Description of the Charter Amendment

The DGCL does not grant stockholders of a corporation the absolute right to call a special meeting. Rather, it provides that special meetings of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. The Charter currently allows special meetings of stockholders to be called only by or at the direction of the Board or the Chairman of the Board. If this Proposal No. 7 is approved by stockholders, special meetings of stockholders may be called from time to time as may be permitted by the Bylaws. This discussion is qualified in its entirety by reference to the complete text of the proposed amendment to the Charter, which is attached to this Proxy Statement as Appendix C. Furthermore, any necessary conforming changes to the Bylaws to comport with the Charter amendment, should it pass, shall be made and become effective at that time.

78	2019 Proxy Statement

Charter Amendment Proposal 07

Text of the Charter Amendment

The proposed amendments to the Charter described above are reflected in Appendix C to this Proxy Statement, which shows our Second Amended and Restated Certificate of Incorporation and reflects changes that will be made to the Charter, assuming Proposal No. 7 of this Proxy Statement is approved by our stockholders at the Annual Meeting, with deletions indicated by strike-outs and additions indicated by underlining. If this proposal is approved by our stockholders, we will amend and restate the Charter to reflect the revisions contemplated by this proposal as set forth in Appendix C and the resulting Second Amended and Restated Certificate of Incorporation will become effective upon its filing with the Secretary of State of the State of Delaware, which is anticipated to occur promptly after the Annual Meeting.

Bylaws

If the proposal to amend the Charter to permit stockholders to call special meetings of stockholders as permitted by the Bylaws is approved, the Board intends to adopt, promptly following the Annual Meeting, a Bylaw permitting certain stockholders to call special meetings. The Bylaw intended to be adopted by the Board would permit stockholders owning 20% of outstanding shares of common stock of the Company, which shares are determined to be Net Long Shares as set forth in the Bylaws, to request that a special meeting of stockholders be called; provide that special meetings requests for substantially the same purpose or purposes and substantially the same matters proposed to be acted on at the meeting will be considered together if they have been dated and delivered to the Secretary of the Company within 60 days of the earliest dated request; provide that any reduction in Net Long Shares acts as a revocation of the meeting request to the extent of the reduction; provide for the circumstances under which it would not be appropriate to call a special meeting because the same or similar business was recently addressed or soon will be addressed at another stockholder meeting or the special meeting is requested too close in time to the calling of the Company’s annual meeting of stockholders; and set forth the information required to be provided by the stockholders making the meeting request. The Board will have the power to amend, modify or change, from time to time, such Bylaw relating to the calling of special meetings by stockholders.

Vote Required

The affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company, voting together as a single class, is needed to approve this proposal. Therefore, the failure to vote, either by proxy or in person, will have the same effect as a vote against the approval of the proposal. Abstentions also will have the same effect as a vote against the approval of the proposal. This proposal to amend the Charter is considered a “non-routine” item upon which brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Therefore, broker “non-votes” will have the same effect as a vote against this proposal. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR this proposal.

Not Conditioned on Other Proposals

This Proposal No. 7 is separate from, and is not conditioned on, the approval of Proposal No. 6 (Approve Amended and Restated Certificate of Incorporation to Remove the Supermajority Voting Requirement for Amending the Governing Documents and Removing Directors). Your vote on Proposal No. 6 will not affect your vote on this Proposal No. 7.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENTS TO PERMIT SPECIAL MEETINGS OF STOCKHOLDERS TO BE CALLED FROM TIME TO TIME BY STOCKHOLDERS AS MAY BE PERMITTED BY THE BYLAWS.

2019 Proxy Statement	79

Beneficial Ownership

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of September 13, 2019 by (1) each person known to us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group. The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise noted, the address for each beneficial owner listed below is c/o Performance Food Group Company, 12500 West Creek Parkway, Richmond, VA 23238.

Name	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Principal Stockholder:
FMR LLC(1)	10,673,958	10.2%
245 Summer Street
Boston, MA 02210
The Vanguard Group(2)	9,338,202	8.9%
100 Vanguard Blvd.
Malvern, PA 19355
Wellington Management Group LLP(3)	9,074,373	8.6%
280 Congress Street
Boston, MA 02210
JPMorgan Chase & CO(4)	8,146,775	7.7%
270 Park Avenue
New York, NY 10017
BlackRock Inc(5)	7,358,969	7.0%
55 East 52nd Street
New York, NY 10055
Directors and Named Executive Officers:
George L. Holm(6)(7)	2,757,367	2.6%
James D. Hope(7)	259,999	*
Patrick T. Hagerty(7)	231,742	*
Craig H. Hoskins(7)	185,662	*
Carol A. O’Connell(7)	30,327	*
Meredith Adler(7)	8,736	*
William F. Dawson, Jr.	—	—
Manuel A. Fernandez(7)	3,928	*
Kimberly S. Grant(7)	3,928	*

80	2019 Proxy Statement

Ownership of Securities

Name	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Jeffrey M. Overly	—	—
Randall N. Spratt	—	—
Arthur B. Winkleblack(7)	13,999	*
John J. Zillmer(7)	13,999	*
Directors and executive officers as a group (15 persons)(8)	3,552,209	3.4%

*	Less than 1%
(1)	Based on a Schedule 13G/A filed with the SEC on August 12, 2019, reflects 10,673,958 shares of our common stock held by FMR LLC.
(2)	Based on a Schedule 13G filed with the SEC on February 11, 2019, reflects 9,338,202 shares of our common stock held by Vanguard Group Inc.
(3)

Based on a Schedule 13G filed with the SEC on February 10, 2019, reflects 9,074,373 shares of our common stock held by Wellington Management Group LLP, as parent holding company of certain holding companies and the Wellington Investment Advisers. Wellington Investment Advisors Holding LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP.

(4)	Based on a Schedule 13G filed with the SEC on January 25, 2019, reflects 8,146,775 shares of our common stock held by JPMorgan Chase & CO.
(5)	Based on a Schedule 13G filed with the SEC on February 6, 2019, reflects 7,358,969 shares of our common stock held by Blackrock Inc.
(6)

Includes an aggregate of 291,000 shares held by trusts of which Mr. Holm’s children are the beneficiaries and for which Mr. Holm’s wife acts as trustee. Mr. Holm may be deemed to beneficially own such shares.

(7)

The number of shares beneficially owned includes shares of common stock issuable upon exercise of options that are currently exercisable and/or will be exercisable within 60 days after September 13, 2019, as follows: Mr. Holm (551,125), Mr. Hope (130,745), Mr. Hagerty (71,752), Mr. Hoskins (66,385) and Ms. O’Connell (6,703). The number of shares beneficially owned also includes shares of restricted stock as follows: Mr. Holm (227,271), Mr. Hope (51,335), Mr. Hagerty (37,447), Mr. Hoskins (31,147) and Ms. O’Connell (13,788). The number of shares beneficially owned by certain directors includes vested deferred stock units as follows: Ms. Adler (3,928) and Mr. Fernandez (3,928).

(8)

Includes 849,492 shares of common stock issuable upon exercise of options that are currently exercisable and/or exercisable within 60 days after September 13, 2019, 7,856 vested deferred stock units granted to certain directors and 377,539 shares of restricted stock.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, directors, and 10% stockholders, we believe that our executive officers, directors, and 10% stockholders complied with all Section 16(a) filing requirements during fiscal 2019, except that one Form 4 was inadvertently filed late on August 24, 2018 on behalf of Patrick T. Hagerty; one Form 4 was inadvertently filed late on August 24, 2018 on behalf of Carol A. O’Connell; and one Form 4 for Carol A. O’Connell, which had initially been timely filed on August 10, 2018, was amended on August 14, 2018 due to an administrative error.

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Questions and Answers about Voting and the Annual Meeting

Why am I being provided with these materials?

The Board of Directors of the Company has delivered these proxy materials to you in connection with its solicitation of proxies to be voted at the Annual Meeting, and at any postponements or adjournments of the Annual Meeting. You are invited to attend the Annual Meeting and vote your shares in person.

What am I voting on?

There are seven proposals scheduled to be voted on at the Annual Meeting:

●	Proposal No. 1: Election of the two Class I director nominees listed in this Proxy Statement.
●	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2020.
●	Proposal No. 3: Approval, in a non-binding advisory vote, of the compensation paid to our named executive officers.
●	Proposal No. 4: Approval of the Share Increase Amendment under our 2015 Omnibus Incentive Plan.
●	Proposal No. 5: Approval of our Employee Stock Purchase Plan.
●	Proposal No. 6: Approval of our Second Amended and Restated Certificate of Incorporation to remove the supermajority voting requirement for amending the governing documents and removing directors.
●	Proposal No. 7: Approval of our Second Amended and Restated Certificate of Incorporation to eliminate the prohibition against stockholders calling special meetings of stockholders.

Who is entitled to vote?

Stockholders as of the close of business on September 24, 2019 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 105,526,291 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

●	Held directly in your name as “stockholder of record” (also referred to as the “registered stockholder”);
●	Held for you in an account with a broker, bank or other nominee (also referred to as shares held in “street name”)—Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or other nominee how to vote their shares; and
●	Held for you by us as restricted shares under either our 2007 Amended and Restated Management Option Plan (the “2007 Management Option Plan”) or our 2015 Omnibus Incentive Plan.

What constitutes a quorum?

The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions and “broker non-votes” are counted as present for purposes of determining a quorum.

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General Information

What is a “broker non-vote”?

A broker non-vote occurs when shares held through a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at its discretion. Under current NYSE interpretations that govern broker non-votes, Proposal Nos. 1, 3, 4, 5, 6 and 7 are considered non-routine matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal No. 2 (Ratification of Independent Registered Public Accounting Firm) is considered a routine matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on this proposal.

How many votes are required to approve each proposal?

Proposal No. 1 Election of Directors

Under our Bylaws, directors are elected by a majority of the votes cast, which means that the number of votes “FOR” a nominee must exceed the number of votes “AGAINST” that nominee. Any director who receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election is required to tender his or her resignation to our Board in accordance with our Board policy. The Nominating and Corporate Governance Committee will consider the offer and recommend to the Board whether to accept the offer. The full Board will consider all factors it deems relevant to our best interests, make a determination and publicly disclose its decision and rationale within 90 days after confirmation of the election results.

Abstentions and broker non-votes will not be counted as votes cast for purposes of Proposal No. 1; therefore, they will have no effect on this proposal.

Proposal No. 2 Ratification of the Independent Registered Public Accounting Firm

The selection of the independent registered public accounting firm will be ratified if the votes cast “FOR” exceed the votes cast “AGAINST” this proposal.

Abstentions will not be counted as votes cast for purposes of Proposal No. 2; therefore, they will have no effect on this proposal.

Stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate governance and because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Proposal No. 3 Non-Binding Vote to Approve Executive Compensation

The advisory, non-binding vote regarding the compensation of our named executive officers will be approved if the votes cast “FOR” exceed the votes cast “AGAINST” this proposal. Abstentions and broker non-votes will not be counted as votes cast for purposes of Proposal No. 3; therefore, they will have no effect on this proposal.

The proposal to approve the executive compensation of our named executive officers is not binding upon the Company, the Board or the Compensation Committee. Nevertheless, the Board and the Compensation Committee value the opinion expressed by stockholders through their vote on Proposal No. 3. Accordingly, the Board and Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

2019 Proxy Statement	83

General Information

Proposal No. 4 Approve Share Increase Amendment under our 2015 Omnibus Incentive Plan

The amendment to increase the number of shares authorized under the 2015 Omnibus Incentive Plan will be approved if the votes cast “FOR” exceed the votes cast “AGAINST” this proposal. Abstentions will be considered votes cast “AGAINST” this proposal. Broker non-votes will not be counted as votes cast for purposes of this proposal; therefore, they will have no effect on this proposal.

Proposal No. 5 Approve Employee Stock Purchase Plan

The Employee Stock Purchase Plan will be approved if the votes cast “FOR” exceed the votes cast “AGAINST” this proposal. Abstentions will be considered votes cast “AGAINST” this proposal. Broker non-votes will not be counted as votes cast for purposes of this proposal; therefore, they will have no effect on this proposal.

Proposal No. 6 Approve Second Amended and Restated Certificate of Incorporation to remove the supermajority voting requirement for amending the governing documents and removing directors

To amend Article VI of our Charter to remove the supermajority voting requirement for amending the governing documents and removing directors, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the shares entitled to vote is required. Therefore, abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal 6.

Proposal No. 7 Approve Second Amended and Restated Certificate of Incorporation to eliminate the prohibition against stockholders calling special meetings of stockholders

To amend Article VIII of our Charter to remove the prohibition against stockholders calling special meetings of stockholders, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the shares entitled to vote is required. Therefore, abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal 7.

Our Board recommends that you vote your shares:

●	“FOR” each of the director nominees set forth in this Proxy Statement.
●	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2020.
●	“FOR” the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers.
●	“FOR” the approval of a Share Increase Amendment to our 2015 Omnibus Incentive Plan.
●	“FOR” the approval of our Employee Stock Purchase Plan.
●	“FOR” the approval of our Second Amended and Restated Certificate of Incorporation to remove the supermajority voting requirement for amending the governing documents and removing directors.
●	“FOR” the approval of our Second Amended and Restated Certificate of Incorporation to eliminate the prohibition against stockholders calling special meetings of stockholders.

If you just sign and submit your proxy card without voting instructions, your shares will be voted in accordance with the recommendation of the Board with respect to the seven proposals and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

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General Information

How do I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by authorizing a proxy to vote on your behalf at the Annual Meeting. Specifically, you may authorize a proxy:

●	By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your proxy card in order to vote by Internet.
●	By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your proxy card in order to vote by telephone.
●	By Mail—You may vote by mail by signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the card in the postage-paid envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on November 12, 2019, for the voting of shares held by stockholders of record as of the Record Date. Proxy cards with respect to shares held of record must be received no later than November 12, 2019.

How do I vote my shares in person at the Annual Meeting?

If you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your proof of ownership. If you hold your shares in street name, you may only vote shares at the Annual Meeting if you bring a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares, as well as proof of identification and proof of ownership.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

Do I need a ticket to be admitted to the Annual Meeting?

In order to be admitted to the Annual Meeting, you will need to present (1) a form of personal identification, and (2) either your notice or proof of your stock ownership of Company stock on the Record Date. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of Company stock, such as a bank or brokerage account statement.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

For directions to the Annual Meeting, you may contact Michael D. Neese at (804) 287-8126 or michael.neese@pfgc.com.

What does it mean if I receive more than one proxy card on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each proxy card you receive.

2019 Proxy Statement	85

General Information

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

●	sending a written statement to that effect to our Secretary, provided such statement is received no later than November 12, 2019;
●	voting by Internet or telephone at a later time than your previous vote and before the closing of those voting facilities at 11:59 p.m., Eastern Time, on November 12, 2019;
●	submitting a properly signed proxy card that has a later date than your previous vote and that is received no later than November 12, 2019; or
●	attending the Annual Meeting and voting in person (attendance at the Annual Meeting without voting in person will not change your vote or revoke your proxy).

If you hold shares in street name, please refer to information from your bank, broker or other nominee on how to revoke or submit new voting instructions.

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, we do not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees of the Company (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

Stockholder Proposals for the 2020 Annual Meeting

If any stockholder wishes to propose a matter for consideration at our 2020 Annual Meeting, the proposal should be mailed by certified mail return receipt requested, to our Secretary, Performance Food Group Company, 12500 West Creek Parkway, Richmond, Virginia 23238.

Proposals for Business for Inclusion in Next Year’s Proxy Statement (Rule 14a-8)

SEC rules permit stockholders to submit proposals for inclusion in our proxy statement if the stockholder and the proposal meet the requirements specified in Rule 14a-8 of the Exchange Act. Proposals submitted in accordance with Rule 14a-8 for inclusion in our proxy statement for the 2020 Annual Meeting must be received by our Secretary no later than June 10, 2020.

Director Nominees for Inclusion in Next Year’s Proxy Statement (Proxy Access)

Our Bylaws permit a stockholder (or group of stockholders (up to 20)) who has owned a significant amount of Company common stock (at least 3%) for a significant amount of time (at least three years) to submit director nominees (the greater of two or up to 20% of the Board) for inclusion in our proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements specified in our Bylaws. To be included in the Company’s proxy statement for the 2020 Annual Meeting, the proposing stockholder(s) must send notice and the required information to the Secretary so that it is received not earlier than May 11, 2020, nor later than June 10, 2020.

86	2019 Proxy Statement

General Information

Other Business Proposals/Nominees

Our Bylaws also set forth the procedures that a stockholder must follow to nominate a candidate for election as a director or to propose other business for consideration at stockholder meetings, in each case, not submitted for inclusion in the proxy statement (either under proxy access or Rule 14a-8), but instead to be presented directly at stockholder meetings. To be timely, a stockholder’s notice must be delivered to the Secretary and received on or after July 16, 2020, but not later than August 15, 2020.

Other Business

The Board does not know of any other matters to be brought before the Annual Meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors, A. Brent King Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.pfgc.com) and click on “Financial Info” under the “Investors” heading. Copies of our Annual Report on Form 10-K for the year ended June 29, 2019, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Secretary
Performance Food Group Company
12500 West Creek Parkway
Richmond, Virginia 23238

2019 Proxy Statement	87

AMENDMENT NO. 1
TO THE
PERFORMANCE FOOD GROUP COMPANY
2015 OMNIBUS INCENTIVE PLAN

This Amendment No. 1 to the Performance Food Group Company 2015 Omnibus Incentive Plan (the “Amendment”) is made effective as of [ • ], 2019.

WHEREAS, Performance Food Group Company (the “Company”) previously adopted the Performance Food Group Company 2015 Omnibus Incentive Plan (the “Plan”) for the purpose of providing a means through which the Company and other members of the Company Group may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors of the Company and other members of the Company Group can acquire and maintain an equity interest in the Company or be paid incentive compensation, including incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company Group and aligning their interests with those of the Company’s stockholders; and

WHEREAS, in order to continue the purposes of the Plan, the Company desires to amend the Plan to (i) increase the aggregate number of shares of Common Stock available for the issuance of Awards under the Plan from 10,000,000 to 14,000,000; (ii) set the limit on the value, per fiscal year, of the maximum number of shares of Common Stock, taken together with cash fees paid to such Non-Employee Director, that may be awarded to a Non-Employee Director to $1,000,000; (iii) amend the terms governing which shares of Common Stock subject to Awards of Options or SARs granted under the Plan may again be available for issuance; (iv) set the limit on the maximum number of shares of common stock for which stock options or stock appreciation rights may be granted to any individual participant during any single fiscal year to 1,000,000; (v) set the limit on the maximum number of shares of common stock for which performance compensation awards denominated in shares may be granted to any individual participant in respect of a single fiscal year to 1,000,000; (vi) require that certain Awards granted under the Plan be granted subject to a minimum vesting period; (vii) require the dividends and dividend equivalents be subject to the same terms and conditions as the underlying Awards; and (viii) make other technical and conforming changes; and

WHEREAS, at its meeting duly called and held on September 16, 2019, the Board of Directors of the Company approved such amendment to the Plan, and at the annual meeting of the stockholders of the Company duly called and held on November 13, 2019, the stockholders of the Company approved such amendment.

NOW, THEREFORE, the Plan is hereby amended in the following respects:

1. Administration. Section 4(b) of the Plan is hereby deleted in its entirety and replaced with the following:

(b) Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, shares of Common Stock, other securities, other Awards, or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Common Stock, other securities, other Awards, or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting of Awards and waive any conditions or restrictions imposed with respect to Awards or the shares of Common Stock issued pursuant to Awards; (x) adopt Sub-Plans; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

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Appendix A

2. Limitations. Section 5(b) of the Plan is hereby deleted in its entirety and replaced with the following:

(b) Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 12 of the Plan, no more than 14,000,000 shares of Common Stock (the “Absolute Share Limit”) shall be available for Awards under the Plan; (ii) subject to Section 12 of the Plan, grants of Options or SARs under the Plan in respect of no more than 1,000,000 shares of Common Stock may be made to any individual Participant during any single fiscal year of the Company (for this purpose, if a SAR is granted in tandem with an Option (such that the SAR expires with respect to the number of shares of Common Stock for which the Option is exercised), only the shares underlying the Option shall count against this limitation); (iii) subject to Section 12 of the Plan, no more than the number of shares of Common Stock equal to the Absolute Share Limit may be issued in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan; (iv) subject to Section 12 of the Plan, no more than 1,000,000 shares of Common Stock may be issued in respect of Performance Compensation Awards denominated in shares of Common Stock granted pursuant to Section 11 of the Plan to any individual Participant for a single fiscal year during a Performance Period (or with respect to each single fiscal year in the event a Performance Period extends beyond a single fiscal year), or in the event such share-denominated Performance Compensation Award is paid in cash, other securities, other Awards, or other property, no more than the Fair Market Value of such shares of Common Stock on the last day of the Performance Period to which such Award relates; (v) the maximum number of shares of Common Stock subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year, shall not exceed $1,000,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes); and (vi) the maximum amount that can be paid to any individual Participant for a single fiscal year during a Performance Period (or with respect to each single fiscal year in the event a Performance Period extends beyond a single fiscal year) pursuant to a Performance Compensation Award denominated in cash (described in Section 11(a) of the Plan) shall be $10,000,000.

3. Shares Subject to Plan. The following sentence is hereby added to the end of Section 5(c) of the Plan.

Notwithstanding the foregoing, shares of Common Stock subject to an Award of Options or SARs granted under the Plan on or after November 13, 2019 may not again be made available for issuance under the Plan if such shares of Common Stock are: (i) delivered to or withheld by the Company in payment of the (x) Exercise Price or (y) taxes relating to the Options or SARs, or (ii) repurchased on the open market with the proceeds of an Option exercise.

4. Minimum Vesting Requirement. A new Section 5(f) is hereby added to the end of Section 5 of the Plan to read as follows:

(f) Notwithstanding any other provision of the Plan to the contrary, Awards (or any installment or portion thereof) granted under the Plan (other than cash-based Awards) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) Awards to Non-Employee Directors that vest on earlier of one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (ii) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 5(b) (subject to adjustment under Section 12).

5. Stock Certificates. Section 9(b) of the Plan is hereby deleted in its entirety and replaced with the following:

(b) Stock Certificates and Book-Entry; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued or shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock

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Appendix A

covered by such agreement. If a Participant shall fail to execute and deliver (in a manner permitted under Section 14(a) of the Plan or as otherwise determined by the Committee) an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder as to shares of Restricted Stock, including, without limitation, the right to vote such Restricted Stock; provided, that, dividends payable on shares of Restricted Stock shall be held by the Company and delivered (without interest) to the Participant within fifteen (15) days following the date on which the restrictions on such Restricted Stock lapse (and the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Restricted Stock to which such dividends relate). To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company. A Participant shall have no rights or privileges as a stockholder as to Restricted Stock Units.

6. Dividends and Dividend Equivalents. Section 14(c) of the Plan is hereby deleted in its entirety and replaced with the following:

(c) Dividends and Dividend Equivalents. The Committee may, in its sole discretion, provide a Participant as part of an Award with dividends, dividend equivalents, or similar payments in respect of Awards, payable in cash, shares of Common Stock, other securities, other Awards, or other property on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, payment directly to the Participant, or reinvestment in additional shares of Common Stock, Restricted Stock, or other Awards; provided, that (i) no dividends, dividend equivalents, or other similar payments shall be payable in respect of outstanding Options or SARs and (ii) dividends and dividend equivalents shall be subject to the same restrictions and risks of forfeiture (including any service-based or performance-based vesting conditions) as the Awards to which they relate and be paid within fifteen (15) days after the Awards to which they relate are earned and become payable or distributable.

7. Defined Terms. Unless otherwise defined herein, each of the capitalized terms used in this Amendment shall have the meaning given to it in the Plan.

8. No Further Amendments. Except as specifically amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

Executed effective as of the date first set forth above.

PERFORMANCE FOOD GROUP COMPANY

By:
Title:

90	2019 Proxy Statement

PERFORMANCE FOOD GROUP COMPANY
EMPLOYEE STOCK PURCHASE PLAN

Article I

Purpose

The purpose of the Performance Food Group Company Employee Stock Purchase Plan (the “Plan”) is to provide Associates of the Company and its Subsidiaries with an opportunity to purchase Common Stock of the Company through payroll deductions. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, the provisions of the Plan shall be construed in a manner consistent with the requirements of Section 423 of the Code and the regulations promulgated thereunder.

Article II

Definitions

Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

(a) “Acquisition Date” means the last day of each Offering Period at which time the Shares subject to a Share Purchase Right granted under the Plan shall, subject to the terms and conditions of the Plan, be deemed to have been purchased by or on behalf of the Participant.

(b) “Administrator” means the Compensation and Human Resources Committee of the Board. If the Compensation and Human Resources Committee delegates administrative authority hereunder to any other person or group of persons pursuant to Section 10.2, such person or group of persons shall be deemed to be the Administrator hereunder to such extent, except that further delegation by such persons shall not be permitted hereunder.

(c) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act.

(d) “Associate” means any person who is employed by, and who is classified as an employee on the payroll records of, the Company or any of its Subsidiaries. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). For purposes of this Plan, where the period of leave exceeds six (6) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such six (6)-month period.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the first to occur of any of the following events after the Effective Date:

(i) the acquisition, directly or indirectly, by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act) of beneficial ownership of more than 50% of the combined voting power of the Company’s then outstanding voting securities, other than any such acquisition by the Company, any of its Subsidiaries, any employee benefit plan of the Company or any of its Subsidiaries, or by the Investors or any Affiliates of the foregoing;

(ii) the merger, consolidation or other similar transaction involving the Company, as a result of which persons who were holders of voting securities of the Company immediately prior to such merger, consolidation, or other similar transaction do not immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

(iii) within any 12-month period, the persons who were directors of the Company at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board, provided that any director elected or nominated for election to the Board by a majority of the Incumbent Directors still in office shall be deemed to be an Incumbent Director for purpose of this clause (iii);

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Appendix B

(iv) the approval by the Company’s shareholders of the liquidation or dissolution of the Company other than a liquidation of the Company into any Subsidiary or a liquidation as a result of which persons who were stockholders of the Company immediately prior to such liquidation own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity that holds substantially all of the assets of the Company following such event; or

(v) the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not immediately prior to such sale, transfer or other disposition, Affiliates of the Company; in each case, provided that, as to Share Repurchase Rights subject to Section 409A of the Code, such event also constitutes a “change in control” within the meaning of Section 409A of the Code. In addition, notwithstanding the foregoing, a Change in Control shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code or as a result of any restructuring that occurs as a result of any such proceeding.

(g) “Change in Control Date” means the first date as of which a Change in Control occurs.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Common Stock” means the common stock, par value $0.01 per share, of the Company and such other stock or securities into which such common stock is hereafter converted or for which such common stock is exchanged.

(j) “Company” means Performance Food Group Company, a Delaware corporation, and any successor thereto.

(k) “Compensation” means earnings paid by the Company during a plan year for personal services, prior to withholding as reported on Form W-2, including bonus and incentive payments such as annual and quarterly bonuses, productivity-based bonuses, safety bonuses, performance pay, overtime pay, picker/packer pay and commissions, but excluding employer contributions or benefits under the Company’s 401(k) Savings Plan or any other plan of deferred compensation maintained by the Company and excluding special allowances (such as statutory disability pay and disability benefits paid to an associate during an authorized leave of absence like moving expenses, car expenses, tuition reimbursement, meal allowances, the cost of excess group life insurance income includible in taxable income, and similar items) and the taxable value of any awards and/or gifts, including cash gifts, spiffs, gift certificates, gift cards, and similar items of readily convertible cash value given to an employee by the Company in connection with a holiday or occasional corporate event. Compensation includes all pre-tax or Roth post-tax contributions to the Company’s 401(k) Savings Plan and any salary reduction contributions to a cafeteria plan under section 125 of the Internal Revenue Code of 1986, as amended (the “Code”), and any elective amounts that are not includible in your gross income under Code section 132(f)(4).

(l) “Contribution” means the amount of an after-tax payroll deduction an Associate has made, as set out in such Associate’s payroll deduction authorization form. If the Administrator so determines, a Contribution for Associates on a Company-approved leave of absence shall include a cash contribution equal to the amount of the after-tax payroll deduction an Associate would have made if such Associate had been receiving Compensation during the Company-approved leave of absence.

(m) “Effective Date” means the date on which the Plan is approved by the shareholders of the Company, which date shall be within the twelve months before or after the date the Plan is approved by the Board.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” of a Share as of any date of determination shall be:

(i) If the Common Stock is listed on any established stock exchange or a national market system and transactions in the Common Stock are available to the Company as of the immediately preceding trading date, then closing price on such immediately preceding trading date per Share as reported on such stock exchange or system shall be the Fair Market Value for the date of determination, rounded down to the nearest whole cent; or

(ii) If clause (i) shall not apply on any date of determination, then the Fair Market Value shall be determined in good faith by the Administrator with reference to (x) the most recent valuation of the Common Stock performed by an independent valuation consultant or appraiser of nationally recognized standing, if any, (y) sales prices of

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securities issued to investors in any recent arm’s length transactions and (z) any other factors determined to be relevant by the Administrator.

(p) “Offer Date” means the first day of each Offering Period.

(q) “Offering Period” means a period of time specified by the Administrator, consistent with Section 423 of the Code, beginning on the Offer Date and ending on the Acquisition Date. Unless otherwise determined by the Administrator, each Offering Period shall be a period of six (6) months commencing on January 1 and July 1 of each year during the Term of the Plan.

(r) “Participant” means an Associate who becomes a participant in the Plan pursuant to Article V.

(s) “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or any other entity of whatever nature.

(t) “Purchase Price” means the purchase price per Share subject to the Share Purchase Right determined pursuant to Section 6.3.

(u) “Securities Act” means the Securities Act of 1933, as amended.

(v) “Share” means a share of Common Stock.

(w) “Share Purchase Right” means a right that entitles the holder to purchase from the Company a stated number of Shares in accordance with, and subject to, the terms and conditions of the Plan.

(x) “Subsidiary” of an entity means any corporation in an unbroken chain of corporations beginning with such entity if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Article III

Available Shares and Adjustments

Section 3.1 Available Shares. Subject to adjustments as provided in this Article III, the maximum number of Shares available for purchase under the Plan on or after the Effective Date is 5,000,000 Shares. Shares issued under the Plan may be authorized but unissued or reacquired Common Stock.

Section 3.2 Adjustments.

(a) Changes in Capitalization. If and to the extent necessary or appropriate to reflect any stock dividend, extraordinary dividend, stock split or share recombination or any recapitalization, merger, consolidation, exchange of shares, spin-off, liquidation or dissolution of the Company or other similar transaction affecting the Company Common Stock (each, a “Corporate Event”), the Administrator shall, in such manner as it may deem equitable to prevent the diminution or enlargement or the rights of the Company and Participants hereunder by reason of such Corporate Event, adjust any or all of the number and kind of Shares (or other securities or property) with respect to which a Share Purchase Right may be granted under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of Shares that may be issued under the Plan). All determinations and adjustments made by the Administrator in good faith pursuant to this Section 3.2 shall be final and binding on the affected Participants and the Company. Any adjustment of an Award pursuant to this Section 3.2 shall be effected in compliance with Section 423 of the Code.

(b) Change in Control. Notwithstanding any other provision of this Plan, in the event of a Change in Control of the Company, the Administrator, in its sole discretion, may take whatever action it deems necessary or appropriate in connection therewith, including, but not limited to (i) shortening any Offering Period then in progress such that the Acquisition Date is on or prior to the Change in Control Date, (ii) shortening any Offering Period then in progress and refunding any amounts accumulated in a Participant’s account for such Offering Period, (iii) cancelling all outstanding Share Purchase Rights as of the Change in Control Date and paying each holder thereof an amount equal to the difference between the per Share Fair Market Value as of the Change in Control Date and the Purchase Price determined in accordance with Section 6.3, or (iv) for each outstanding Share Purchase Right, granting a substitute right to purchase shares in accordance with Section 424 of the Code. Nothing in this Section 3.2(b) shall affect in any way the Company’s right to terminate the Plan at any time pursuant to Section 10.7 or 10.8.

(c) Insufficient Shares. If the Administrator determines that, on a given Acquisition Date, the number of Shares that may be purchased under the outstanding Share Purchase Rights for the applicable Offering Period may exceed (i) the number of Shares that were available for issuance under the Plan on the Offer Date of the applicable Offering Period or (ii) the number of Shares available for sale under the Plan on such Acquisition Date, including but not limited to by reason of a limitation on the maximum number of Shares that may be

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purchased set by the Administrator pursuant to Section 6.2(a) or (b), the Administrator shall make a pro rata allocation of the Shares available for issuance on such Acquisition Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants purchasing Shares on such Acquisition Date, and unless additional Shares are authorized for issuance under the Plan, no further Offering Periods shall take place and the Plan shall terminate pursuant to Section 10.7 hereof. If the Plan is so terminated, then the balance of the amount credited to the Participant’s account which has not been applied to the purchase of Shares shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable without any interest thereon. The Company may make a pro rata allocation of the Shares available on the Offer Date of any applicable Offering Period pursuant to the first sentence of this section, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s shareholders subsequent to such Offer Date.

Article IV

Eligibility

Section 4.1 Eligible Associates. Any person who is an Associate employed by the Company or a Subsidiary as of the Offer Date for a given Offering Period shall be eligible to participate in the Plan for such Offering Period, subject to the requirements of this Article IV and the limitations imposed by Section 423(b) of the Code, provided such Associate is (a) not customarily employed for 20 hours or less per week or for not more than five months per year or (b) not a citizen or resident of a non-U.S. jurisdiction if grant of a Share Purchase Right under the Plan is prohibited under the laws of such non-U.S. jurisdiction or compliance with the laws of such non-U.S. jurisdiction would cause the Plan or any actions under the Plan to violate Section 423 of the Code. There is no eligibility service requirement.

Notwithstanding the foregoing, the Administrator may, on a prospective basis, impose a generally applicable eligibility service requirement of up to two years of employment.

Section 4.2 Five Percent Shareholders. Notwithstanding any other provision of the Plan to the contrary, no Associate shall be eligible to participate in the Plan if, after giving effect to the grant of a Share Purchase Right in the next Offering Period, the Associate (or any other person whose stock would be attributed to the Associate pursuant to Section 424(d) of the Code) owns and/or holds Common Stock and outstanding rights to purchase Common Stock possessing, in the aggregate, five percent (5%) or more of the total combined voting power or value of all issued and outstanding stock of the Company.

Article V

Participation

Section 5.1 Enrollment. An eligible Associate may become a Participant in the Plan by completing an enrollment election form and any other required enrollment documents provided by the Administrator or its designee and submitting them to the Administrator or its designee prior to the commencement of an Offering Period in accordance with the rules established by the Administrator. The enrollment documents, which may, in the discretion of the Administrator, be in electronic form, shall set forth the percentage of the Participant’s Compensation, which must be in whole percentage increments from 1% to 15%, to be paid as Contributions pursuant to the Plan. An Associate’s payroll enrollment election shall become effective on the next Offer Date. Amounts deducted from a Participant’s Compensation pursuant to this Article V shall be credited to the Participant’s Plan account. No interest shall be payable on the amounts credited to the Participant’s Plan account.

Section 5.2 Evergreen Election. A Participant’s election to participate in the Plan with respect to an Offering Period shall enroll such Participant in the Plan for each successive Offering Period at the same payroll deduction percentage as in effect at the termination of the prior Offering Period, unless (i) such Participant delivers to the Company a different election with respect to the successive Offering Period by such time and in such manner as is designated by the Administrator for enrollment in the Plan for such successive Offering Period, (ii) such Participant withdraws from the Plan pursuant to Article IX or becomes ineligible for participation in the Plan or (iii) the Administrator determines that elections for all Participants shall cease at the end of an applicable Offering Period.

Section 5.3 Same Rights and Privileges. Each Associate who is granted a Share Purchase Right under the Plan for an Offering Period shall have the same rights and privileges as all those Associates granted Share Purchase Rights under the Plan for such Offering Period.

Article VI

Share Purchase Rights

Section 6.1 Number of Shares. Each Eligible Associate who on the Offer Date is a Participant participating in such Offering Period shall, by virtue of such participation, be granted a Share Purchase Right to purchase Shares on the Acquisition Date for such Offering Period in an amount determined in accordance with such Participant’s election. Subject to the limitations set forth in Section 6.2, the number of Shares subject to such Share Purchase Right shall be the

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number of whole Shares determined by dividing the Purchase Price into the balance credited to the Participant’s account as of the Acquisition Date.

Section 6.2 Limitation on Purchases. Participant purchases are subject to adjustment as provided in Section 3.2(c) and to the following limitations:

(a) Offering Period Limitation. Subject to the calendar year limits provided in Section 6.2(b), the maximum value of Shares that a Participant shall have the right to purchase in any Offering Period shall be equal to 15% of the Participant’s Compensation earned during such Offering Period or such lesser percentage or other fixed dollar amount as the Administrator shall determine. The Administrator may also set a maximum aggregate number of Shares or maximum aggregate Fair Market Value of Shares that may be purchased in any Offering Period or on any Acquisition Date (subject to the $25,000 limitation set forth in Section 6.2(b)).

(b) Calendar Year Limitation. In addition to the limitations provided for in Section 6.2(a), in the event that a Participant makes an election for a Share Purchase Right that permits such Participant to purchase Shares that, together with all other Share Purchase Rights granted hereunder and any other plan of the Company or any Subsidiary for the same calendar year that are qualified under Section 423 of the Code, has an aggregate value in excess of $25,000 (determined on the date of grant), such Share Purchase Right shall be reduced such that the aggregate value of all Share Purchase Rights granted to or exercisable by the Participant during the same calendar year under any plan of the Company or any Subsidiary of the Company that are qualified under Section 423 of the Code is $25,000. The Administrator may also set a maximum aggregate number of Shares or maximum aggregate Fair Market Value of Shares, which is less than the $25,000 limitation set forth in this Section 6.2(b), that may be purchased in a calendar year.

(c) Refunds. As of the first date on which a Participant’s ability to purchase Shares is limited by this Section 6.2, the Participant’s payroll deductions shall terminate, and any excess payroll deductions credited to his or her account shall be paid to the Participant in a lump sum as soon as reasonably practicable without any interest thereon.

Section 6.3 Purchase Price. The purchase price per Share with respect to an Offering Period shall be eighty-five percent (85%) of the Fair Market Value of a Share on the Acquisition Date.

Article VII

Purchase of Shares Under Share Purchase Rights

Section 7.1 Purchase. Each Participant shall automatically be deemed to have exercised his/her Share Purchase Right for such Offering Period and to have purchased and acquired as of the Acquisition Date the number of whole Shares subject to the Share Purchase Right at the Purchase Price for that Offering Period with the Contributions in such Participant’s account. Any surplus in the account that is insufficient to purchase a whole Share shall be carried forward into the next Offering Period unless the Participant has elected to withdraw from the Plan pursuant to Article IX or the Administrator determines that surplus amounts for Participants shall not be carried forward, in which case such surplus amount shall be distributed to the Participant in a lump sum as soon as reasonably practicable without any interest thereon.

Section 7.2 Registration Compliance.

(a) No Shares may be purchased hereunder unless the Shares to be issued or transferred upon purchase are covered by an effective registration statement pursuant to the Securities Act or are eligible for an exemption from the registration requirements, and the Plan is in material compliance with all applicable federal, state, foreign and other securities and other laws applicable to the Plan.

(b) If, on the Acquisition Date of any Offering Period, the Shares are not registered or exempt, or the Plan is not in such compliance, no Shares shall be purchased hereunder on the Acquisition Date. In such case, the Acquisition Date shall be delayed until the Shares are subject to such an effective registration statement or exempt, and the Plan is in such compliance. The delayed Acquisition Date shall in no event be more than five years from the Offer Date or, if applicable, such lesser time as permitted under Section 423 of the Code.

(c) If, on the Acquisition Date of any Offering Period, as delayed to the maximum extent permissible as provided for in Section 7.2(b) above, the Shares are not registered or exempt and the Plan is not in such compliance, no Shares under the Share Purchase Rights shall be purchased, and all Contributions accumulated during the Offering Period (reduced to the extent, if any, such deductions have been used to acquire Shares) shall be distributed to the Participants in a lump sum as soon as reasonably practicable without any interest thereon.

Section 7.3 Delivery of Shares. As soon as reasonably practicable after each Acquisition Date, the Company shall deliver the Shares acquired by each Participant during an

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Offering Period to the Participant’s individual Plan designated brokerage account at a stock brokerage or other financial services firm designated by the Administrator.

Section 7.4 Vesting. A Participant’s interest in the Common Stock purchased hereunder shall be immediately vested and nonforfeitable.

Section 7.5 Nontransferability. Each Share Purchase Right granted under this Plan shall be nontransferable. During the lifetime of the Participant, the Shares under a Share Purchase Right may be purchased only by the Participant. No right or interest of a Participant in any Share Purchase Right shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

Article VIII

Restrictions on Sale

Shares of Common Stock purchased under the Plan may be subject to any such holding restrictions that the Administrator shall determine to be appropriate with respect to any Offering Period consistent with Section 423 of the Code.

Article IX

Withdrawal from Participation and Termination of
Employment

A Participant may terminate his/her participation in an Offering Period by giving notice to the Administrator in such form and by such time before the Acquisition Date as may be established by the Administrator. In the event of a Participant’s withdrawal in accordance with the preceding sentence, payroll deductions shall cease for the remainder of the Offering Period in accordance with established payroll processes and schedules, and the payroll deductions credited to his or her account as of the date of such withdrawal shall be used to purchase shares of Common Stock following such Offering Period in accordance with Section 7.1. A Participant shall be deemed to have elected to withdraw from the Plan in accordance with this Article IX if he or she ceases to be an Associate employed by the Company or any of its Subsidiaries for any reason. Unless the Administrator determines otherwise consistent with Section 423 of the Code, a Participant’s withdrawal (other than due to a termination of employment) during an Offering Period shall not have any effect upon the Participant’s eligibility to participate in the Plan during a subsequent Offering Period.

Article X

General Provisions

Section 10.1 Administration. The Plan shall be administered by the Administrator. The Administrator may prescribe, amend and rescind rules and regulations relating to the administration of the Plan and make all other determinations necessary or advisable for the administration and interpretation of the Plan. Any authority exercised by the Administrator under the Plan shall be exercised by the Administrator in its sole discretion. Determinations, interpretations, or other actions made or taken by the Administrator under the Plan shall be final, binding, and conclusive for all purposes and upon all Persons.

Section 10.2 Delegation by the Administrator. Any or all of the powers, duties, and responsibilities of the Administrator hereunder may be delegated by the Administrator to, and thereafter exercised by, one or more persons designated by the Administrator, including members of management of the Company and/or members of the human resources function of the Company, and any determination, interpretation, or other action taken by such designee shall have the same effect hereunder as if made or taken by the Administrator.

Section 10.3 Rights as a Shareholder. A Participant shall have no rights as a shareholder of the Company with respect to shares of Common Stock covered by a Share Purchase Right until the date of the issuance of the Shares pursuant to Section 7.3 hereof. No adjustment will be made for dividends or other rights for which the record date is prior to the date of such issuance. For purposes of the plan, the Company, in lieu of the issuance of certificates may utilize a book entry account system for recording ownership of Shares of Common Stock, subject to the rules generally applicable to such system.

Section 10.4 Tax Withholding. The Company shall have the power to withhold, or to require the Participant to remit to the Company, an amount in cash sufficient to satisfy any and all U.S. federal, state, local, and any non-U.S. withholding tax or other governmental tax, charge or fee requirements in respect of any payment under the Plan. In any event, each Participant shall be solely responsible for all tax liabilities associated with his/her participation in this Plan.

Section 10.5 At-Will Employment. Nothing in the Plan shall confer upon any Participant any right to continue in the employ of the Company or any of its Subsidiaries or shall interfere with or restrict in any way the rights of the Company and any of its Subsidiaries, which are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause.

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Section 10.6 Unfunded Plan; Plan Not Subject to ERISA. The Plan is an unfunded plan and Participants shall have the status of unsecured creditors of the Company. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

Section 10.7 Freedom of Action. Nothing in the Plan shall be construed as limiting or preventing the Company or any of its affiliates from taking any action that it deems appropriate or in its best interest (as determined in its sole and absolute discretion) and no Participant (or person claiming by or through a Participant) shall have any right relating to the diminishment in the value of any account or any associated return as a result of any such action. The foregoing shall not constitute a waiver by a Participant of the terms and provisions of the Plan.

Section 10.8 Term of Plan. The Plan shall be effective upon the Effective Date. The Plan shall terminate on the earlier of (i) the tenth anniversary of the Effective Date, (ii) the termination of the Plan pursuant to Section 10.9 or (iii) the date on which no more Shares are available for issuance under the Plan. Upon termination of the Plan, all funds accumulated in a Participant’s account shall be paid to such Participant in a lump sum as soon as reasonably practicable without any interest thereon, and all Share Purchase Rights shall automatically terminate.

Section 10.9 Amendment or Alteration. The Administrator may at any time amend, suspend, discontinue or terminate the Plan; provided that if the Plan is amended in a manner that is considered the adoption of a new plan pursuant to Section 423 of the Code, including (i) an increase in the aggregate number of Shares that may be issued under the Plan pursuant to Section 3.1 (other than an increase merely reflecting a change in the number of outstanding Shares pursuant to Section 3.2), or (ii) a change in the granting Company or the stock available for purchase under the Plan, such amendment shall not be effective until approved by the stockholders of the Company. The Administrator, in its sole discretion, may terminate the Plan at any time. Upon such termination, all funds accumulated in a Participant’s account at such time shall be paid to such Participant in a lump sum as soon as reasonably practicable without any interest thereon, and all Share Purchase Rights shall automatically terminate.

Section 10.10 Severability. In the event any portion of the Plan or any action taken pursuant thereto shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provisions had not been included, and the illegal or invalid action shall be null and void.

Section 10.11 Assignment. Except as otherwise provided in this Section 10.11, this Plan shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors, and assigns. Neither this Plan nor any right or interest hereunder shall be assignable by the Participant, his beneficiaries, or legal representatives; provided that nothing in this Section 10.11 shall preclude the Participant from designating a beneficiary to receive any benefit payable hereunder upon his death, or the executors, administrators, or other legal representatives of the Participant or his estate from assigning any rights hereunder to the person or persons entitled thereunto. This Plan shall be assignable by the Company to a Subsidiary or Affiliate of the Company; to any corporation, partnership, or other entity that may be organized by the Company; or to any corporation, partnership, or other entity resulting from the reorganization, merger, or consolidation of the Company with any other corporation, partnership, or other entity, or any corporation, partnership, or other entity to or with which all or any portion of the Company’s business or assets may be sold, exchanged, or transferred, in each case to the extent permitted under Section 423 of the Code.

Section 10.12 Non-Transferability of Rights. Unless otherwise agreed to in writing by the Administrator, no rights or interests hereunder or part thereof shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Section 10.12 shall prevent transfers by will or by the applicable laws of descent and distribution.

Section 10.13 Headings. The Section headings appearing in this Plan are used for convenience of reference only and shall not be considered a part of this Plan or in any way modify, amend, or affect the meaning of any of its provisions.

Section 10.14 Rules of Construction. Whenever the context so requires, the use of the masculine gender shall be deemed to include the feminine and vice versa, and the use of the singular shall be deemed to include the plural and vice versa. The fact that this Plan was drafted by the Company shall not be taken into account in interpreting or construing any provision of this Plan.

Section 10.15 Governing Law. To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

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Section 10.16 Conformity to Securities Laws. The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated under any of the foregoing, to the extent the Company, any of its Subsidiaries or any Participant is subject to the provisions thereof. Notwithstanding anything herein to the contrary, the Plan shall be administered only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such laws, rules and regulations. The Plan and each Participant’s participation hereunder shall be subject to the Company’s insider trading policy which may impact the ability of certain Participants to enroll in, or withdraw from, the Plan for a particular Offering Period.

Section 10.17 Tax Reporting Information. At the Company’s request, Participants will be required to provide the Company and any Affiliates with any information reasonably required for tax reporting purposes.

Section 10.18 Participant Acknowledgment. By electing to participate in an Offering Period, Participants acknowledge and agree that (i) Participants may be required to hold Shares during any holding periods to which such Shares are subject; (ii) Shares acquired under the Plan may lose some or all of their value in the future; and (iii) Participants are able to afford to bear the economic risk of holding the Shares for any holding period and of any loss in value of the Shares.

Subject to its approval by the shareholders of the Company in accordance with Section II(n) hereof, the Plan is hereby executed by its duly authorized officer effective as of the Effective Date.

PERFORMANCE FOOD GROUP COMPANY

By:
Printed Name:
Title:

98	2019 Proxy Statement

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PERFORMANCE FOOD GROUP COMPANY

* * * * *

The present name of the corporation is Performance Food Group Company (the “Corporation”). The Corporation was incorporated under the name “Wellspring Distribution Corp.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on July 23, 2002. This Amended and Restated Certificate of Incorporation of the Corporation, which restates and integrates and also further amends the provisions of the Corporation’s Certificate of Incorporation, as amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the Corporation, as amended and restated, is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Performance Food Group Company.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,100,000,000, which shall be divided into two classes as follows:

1,000,000,000 shares of common stock, par value $0.01 per share (“Common Stock”); and

100,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

I. Capital Stock.

A. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

B. Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of

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such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

C. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

D. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation which are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

E. Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

F. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF
INCORPORATION AND BYLAWS

A. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, this Amended and Restated Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class. For the purposes of this Amended and Restated Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

B. The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VI

BOARD OF DIRECTORS

A. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be

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determined from time to time exclusively by resolution adopted by the Board of Directors. Prior to the Corporation’s 2019 annual meeting of stockholders, the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided, with respect to the time for which they severally hold office, into three classes. At the Corporation’s 2019 annual meeting of stockholders and thereafter, each director who is up for election shall be elected to serve for a term of one (1) year and shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office; provided, that any director elected or appointed prior to the Corporation’s 2019 annual meeting of stockholders shall complete the term to which such director has been elected or appointed. The term for each director elected at the Corporation’s 2018 annual meeting of stockholders shall expire at the Corporation’s 2021 annual meeting of stockholders. Commencing at the Corporation’s 2021 annual meeting of stockholders and thereafter, the directors shall not be divided into separate classes. Prior to the Corporation’s 2021 annual meeting of stockholders, the Board shall be deemed to be classified for purposes of Section 141 of the DGCL.

B. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and the rights granted pursuant to the Amended and Restated Stockholders Agreement, expected to be dated as of October 6, 2015, by and among (x) the Corporation, (y) certain Affiliates (as defined below) of The Blackstone Group L.P. (together with its Affiliates, including, without limitation, any Blackstone Entity as defined in the Stockholders Agreement, and its and their successors and assigns (other than the Corporation and its subsidiaries), collectively, “Blackstone”) and (z) certain Affiliates of Wellspring Capital Management LLC (together with its Affiliates, including, without limitation, any Wellspring Entity as defined in the Stockholders Agreement, and its and their successors and assigns (other than the Corporation and its subsidiaries), collectively, “Wellspring”) (as the same may be further amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

C. Until the completion of Corporation’s 2021 annual meeting of stockholders, after which the directors shall not be divided into separate classes and all directors shall be elected to serve for a term of one (1) year, directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only by a vote of the holders of at least a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class. Following the completion of the Corporation’s 2021 annual meeting of stockholders, when directors shall not be divided into separate classes and all directors shall be elected to serve for a term of one (1) year, directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting as a single class.

D. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

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F. For purposes of this Article VI, “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY

A. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN
LIEU OF MEETING, ANNUAL AND
SPECIAL MEETINGS OF STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

B. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called (i) at any time for any purpose or purposes by or at the direction of the Board of Directors or the Chairman of the Board of Directors or (ii) from time to time by the stockholders as may be permitted by the Bylaws.

C. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

ARTICLE IX

COMPETITION AND CORPORATE OPPORTUNITIES

A. In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of The Blackstone Group L.P. and Wellspring Capital Management LLC (the “Original Stockholders”) and their Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (ii) the Original Stockholders and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Original Stockholders, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B. None of (i) the Original Stockholders or any of their Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable

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to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section (C) of this Article IX. Subject to said Section (C) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

C. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section (B) of this Article IX shall not apply to any such corporate opportunity.

D. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

E. For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of the Original Stockholders, any Person that, directly or indirectly, is controlled by an Original Stockholder, controls an Original Stockholder or is under common control with an Original Stockholder and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

F. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

DGCL SECTION 203 AND BUSINESS
COMBINATIONS

A. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

B. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

1.	prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

2.

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3.

at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

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C. For purposes of this Article X, references to:

1.	“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2.

“associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3.

“Blackstone Direct Transferee” means any person that acquires (other than in a registered public offering) directly from Blackstone or any of its successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

4.

“Blackstone Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Blackstone Direct Transferee or any other Blackstone Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

5.	“business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)

any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article X is not applicable to the surviving entity;

(ii)

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)

any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv)

any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)

any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in

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subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

6.

“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

7.

“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the Affiliates and associates of such person; but “interested stockholder” shall not include (a) Blackstone, any Blackstone Direct Transferee, any Blackstone Indirect Transferee, Wellspring, any Wellspring Direct Transferee, and Wellspring Indirect Transferee, or any of their respective Affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

8.	“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

(i)	beneficially owns such stock, directly or indirectly; or

(ii)

has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)

has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

9.	“person” means any individual, corporation, partnership, unincorporated association or other entity.

10.	“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

11.	“voting stock” means stock of any class or series entitled to vote generally in the election of directors.

12.

“Wellspring Direct Transferee” means any person that acquires (other than in a registered public offering) directly from Wellspring or any of its successors or any “group”, or any member of any such group, of which

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such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

13.

“Wellspring Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Wellspring Direct Transferee or any other Wellspring Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

ARTICLE XI

MISCELLANEOUS

A. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

B. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer or stockholder of the Corporation arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), or (iv) any action asserting a claim against the Corporation or any director, officer or stockholder of the Corporation governed by the internal affairs doctrine. To the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consents to the provisions of this Article XI(B).

IN WITNESS WHEREOF, Performance Food Group Company has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this [ • ] day of [ • ], 2019.

PERFORMANCE FOOD GROUP COMPANY

By:
Printed Name:
Title:

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This Proxy Statement and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including EBITDA, Adjusted EBITDA and Adjusted Diluted EPS. Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. EBITDA, Adjusted EBITDA, Adjusted Diluted EPS and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate PFG’s liquidity or financial performance. EBITDA, Adjusted EBITDA and Adjusted Diluted EPS, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

Management measures operating performance based on PFG’s EBITDA, defined as net income before interest expense, interest income, income taxes, and depreciation and amortization. PFG believes that the presentation of EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business. PFG also uses this measure to evaluate the performance of its segments and for business planning purposes.

In addition, management uses Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results. Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items permitted in calculating covenant compliance under the PFG’s credit agreement and indenture (other than certain pro forma adjustments permitted under our credit agreement and indenture relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under PFG’s credit agreement and indenture, PFG’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the credit agreement and indenture).

Management also uses Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA, as well as certain onetime income tax items, to the extent that each such item was included in the applicable GAAP financial measure.

PFG believes that the presentation of EBITDA, Adjusted EBITDA and Adjusted Diluted EPS is useful to investors because these metrics provide insight into underlying business trends and year-over-year results and are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures.

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Appendix D

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal year ended
($ in millions, except share and per share data)	June 29, 2019	June 30, 2018	Change	%
Net income (GAAP)	$166.8	$198.7	$(31.9)	(16.1)
Interest expense, net	65.4	60.4	5.0	8.3
Income tax (benefit) expense	51.5	(5.1)	56.6	NM
Depreciation	116.2	100.3	15.9	15.9
Amortization of intangible assets	38.8	29.8	9.0	30.2
EBITDA (Non-GAAP)	438.7	384.1	54.6	14.2
Impact of non-cash items (A)	19.8	23.2	(3.4)	(14.7)
Impact of acquisition, integration & reorganization charges (B)	11.8	5.0	6.8	136.0
Impact of productivity initiatives and other adjustment items (C)	5.2	14.4	(9.2)	(63.9)
Adjusted EBITDA (Non-GAAP)	$475.5	$426.7	$48.8	11.4
Diluted earnings per share (GAAP)	$1.59	$1.90	$(0.31)	(16.3)
Impact of non-cash items	0.19	0.22	(0.03)	(13.6)
Impact of acquisition, integration & reorganization charges	0.11	0.04	0.07	175.0
Impact of productivity initiatives and other adjustment items	0.04	0.14	(0.10)	(71.4)
Tax impact of above adjustments	(0.08)	(0.14)	0.06	(42.9)
Tax impact of revaluation of net deferred tax liability (D)	—	(0.37)	0.37	(100.0)
Tax impact of other tax law change items (E)	—	(0.11)	0.11	(100.0)
Tax impact of stock-based compensation - performance vesting (F)	—	(0.14)	0.14	(100.0)
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.85	$1.54	$0.31	20.1

A.	Includes adjustments for non-cash charges arising from stock-based compensation, interest rate swap hedge ineffectiveness, and gain/loss on disposal of assets. Stock-based compensation cost was $15.7 million and $21.6 million for fiscal 2019 and fiscal 2018, respectively.
B.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, advisory fees and offering fees.
C.	Consists primarily of professional fees and related expenses associated with productivity initiatives, amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements and franchise tax expense and other adjustments permitted under our credit agreement. The fiscal year ended June 30, 2018 includes $8.0 million of development costs related to certain productivity initiatives PFG did not pursue.
D.	Represents the per share impact of the $38.5 million net benefit to deferred income tax expense as a result of the Act and the revaluation of the Company’s net deferred tax liability.
E.	Represents the per share impact of the $11.9 million net benefit to income tax expense as a result of the blended statutory rate for fiscal 2018 and the resulting rate differential related to temporary differences.
F.	Represents the per share impact of the $15.4 million excess tax benefit recognized as a result of the performance metrics being met for certain stock-based compensation awards upon the exit of the Company’s private-equity shareholders.

108	2019 Proxy Statement

STOCK EXCHANGE LISTING

PFG's common stock is traded on the New York Stock Exchange under the symbol "PFGC."

PFGC LISTED NYSE

Cover Design: AndraDesignStudio.com + PFG Marketing
Proxy Design: Argyle
Photography: PFG Archives
Printer: dg3 | Diversified Global Graphics Group
© 2019 Performance Food Group Company

OUR DIVISIONS
PERFORMANCE FOODSERVICE
VISTAR

PFG Performance Food Group

PERFORMANCE FOOD GROUP COMPANY 12500 WEST CREEK PARKWAY RICHMOND, VA 23238
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on November 12, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on November 12, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your signed and dated proxy card must be received by 11:59 p.m., Eastern Time, on November 12, 2019 to be counted.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E85944-P28833	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PERFORMANCE FOOD GROUP COMPANY

The Board of Directors recommends you vote FOR each director nominee.
1.	To elect the two Class I director nominees.		For	Against	Abstain
Nominees:
	1a.	George L. Holm	☐	☐	☐

	1b.	Arthur B. Winkleblack	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 through 7.		For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2020.	☐	☐	☐

3.	To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.	☐	☐	☐

4.	To approve the Share Increase Amendment under our 2015 Omnibus Incentive Plan.	☐	☐	☐

5.	To approve the Performance Food Group Company Employee Stock Purchase Plan.	☐	☐	☐

		For	Against	Abstain

6.	To approve the Second Amended and Restated Certificate of Incorporation to remove the supermajority voting requirement for amending the governing documents and removing directors.	☐	☐	☐

7.	To approve the Second Amended and Restated Certificate of Incorporation to eliminate the prohibition against stockholders calling special meetings of stockholders.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

For Address Changes and/or Comments, please mark this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders:
The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report are available at www.proxyvote.com.

E85945-P28833

PERFORMANCE FOOD GROUP COMPANY
Annual Meeting of Stockholders
November 13, 2019 9:00 AM EST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) George L. Holm and A. Brent King, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PERFORMANCE FOOD GROUP COMPANY that the stockholder(s) is/are entitled to vote if personally present at the Annual Meeting of Stockholders and further authorize(s) such proxies to vote such shares in their discretion upon such other business as may properly come before the Annual Meeting of Stockholders and any adjournment or postponement thereof. The stockholder(s) hereby acknowledge(s) receipt of the Proxy Statement. The stockholder(s) hereby revoke(s) all proxies heretofore given by the stockholder(s) to vote at the Annual Meeting of Stockholders and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein on the reverse side. If no direction is made but the proxy card is signed, this proxy will be voted FOR the election of each of the director nominees listed on the reverse side and FOR Proposals 2 through 7. It will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting of Stockholders.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side